Exhibit 10.1

FIRST LIEN CREDIT AGREEMENT

dated as of October 11, 2013

among

EL POLLO LOCO, INC.,

as Borrower,

EPL INTERMEDIATE, INC.,

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

JEFFERIES FINANCE LLC,

as Administrative Agent and Collateral Agent

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Issuing Bank and Swing Line Lender

JEFFERIES FINANCE LLC and GE CAPITAL MARKETS, INC.,

as Joint Lead Arrangers,

JEFFERIES FINANCE LLC,

as Sole Book Runner,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Documentation Agent

and

GOLUB CAPITAL LLC,

as Syndication Agent

i

ANNEXES, SCHEDULES AND EXHIBITS

ANNEX

Annex I	Initial Lenders and Commitments

SCHEDULES

Schedule 1.01(a)	Existing Litigation
Schedule 1.01(b)	Mortgaged Property
Schedule 1.01(c)	Subsidiary Guarantors
Schedule 1.01(d)	Pledgors
Schedule 1.01(e)	Closed Stores
Schedule 1.01(f)	Existing Letters of Credit
Schedule 3.05(b)	Real Property
Schedule 3.06(f)	Agreement and Orders Materially Affecting Intellectual Property
Schedule 3.07(a)	Subsidiaries
Schedule 3.07(c)	Corporate Organizational Chart
Schedule 3.19	Insurance
Schedule 3.20(c)	Offices for Filing Mortgages
Schedule 3.23	Bank Accounts; Deposit Accounts; Investment Accounts
Schedule 4.01(g)(ii)	Local Counsel (other than with respect to Mortgaged Properties)
Schedule 5.13(a)	Title Insurance Amounts
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Investments

v

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Interest Election Request
Exhibit F	[Reserved]
Exhibit G	Form of LC Request
Exhibit H	Form of Fee Mortgage
Exhibit I-1	Form of Term Note
Exhibit I-2	Form of Revolving Note
Exhibit I-3	Form of Swing Line Note
Exhibit J-1	Form of Perfection Certificate
Exhibit J-2	Form of Perfection Certificate Supplement
Exhibit K	Form of Security Agreement
Exhibit L	Form of Non-Bank Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N	Form of Management Fee Subordination Agreement
Exhibit O	Form of Intercreditor Agreement

FIRST LIEN CREDIT AGREEMENT

This FIRST LIEN CREDIT AGREEMENT (the “Agreement”) dated as of October 11, 2013, among EL POLLO LOCO, INC., a Delaware corporation (“Borrower”), EPL INTERMEDIATE, INC., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, JEFFERIES FINANCE LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), GENERAL ELECTRIC CAPITAL CORPORATION, as issuing bank for the Lenders (the “Issuing Bank”) and as swing line lender (the “Swing Line Lender”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

WITNESSETH:

WHEREAS, Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount of $190,000,000, and (b) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding, together with the stated amount of all outstanding Letters of Credit, not in excess of $15,000,000 (which shall include a Swing Line Loan sub-facility in an aggregate principal amount not in excess of $5,000,000), which will remain undrawn on the Closing Date (other than outstanding Letters of Credit).

WHEREAS, Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $10,000,000 to support payment obligations incurred by Borrower and its Subsidiaries.

WHEREAS, in connection with the Transactions, on the Closing Date, Borrower shall enter into the Second Lien Credit Agreement and incur Second Lien Term Loans in the aggregate principal face amount equal to $100,000,000 or such lesser amount as may be designated by Borrower in its sole discretion.

WHEREAS, the Borrower intends to use the proceeds of the Term Loans and the Second Lien Term Loans on the Closing Date to fund the payment-in-full of or satisfaction and discharge in full of, and discharge of all obligations under, the Existing Debt (and the release of all Liens, if any, with respect thereto) pursuant to the Existing Debt Repayment Documents.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

WHEREAS, the provisions of this Agreement and the other Loan Documents, on the one hand, and the Second Lien Credit Agreement, the Second Lien Term Loans and the other Second Lien Loan Documents (as between the Secured Parties and the “Second Lien Secured Parties” as defined in the Intercreditor Agreement), on the other hand, are subject to the terms of the Intercreditor Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or ABR Swingline Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Swingline Loan” shall mean any Swingline Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition Consideration” shall mean the purchase consideration for a Permitted Acquisition and all other payments (but excluding any related acquisition fees, costs and expenses incurred in connection with any Permitted Acquisition), directly or indirectly, by any Company in exchange for, or as part of, a Permitted Acquisition, whether paid in cash or by exchange of Equity Interest or of any Property or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or deferred for payment at any future time; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by Parent or any of its Subsidiaries.

“Additional Lender” shall have the meaning assigned to such term in Section 2.19.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) (i) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 1.00%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local and foreign counsel, but excluding in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 15% of any class of Equity Interests of the person specified or (ii) any person that is an officer or director of the person specified. For purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC.

“Affiliated Debt Fund” shall mean a bona fide debt fund that is an Affiliate of the Sponsor, and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors thereof independent of and in addition to their duties to the Sponsor or any of their respective Affiliates.

“Agency Fee Letter” shall mean the Agency Fee Letter between the Borrower and the Administrative Agent, dated as of the date hereof.

“Agents” shall mean the Joint Lead Arrangers, the Documentation Agent, the Syndication Agent, the Sole Book Runner, the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them, as the context may require.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) except during the Eurodollar Unavailability Period, the Adjusted LIBOR Rate for a Eurodollar Loan with a one-month interest period (as determined by the Administrative Agent) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBOR Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.

“Applicable Margin” shall mean, for any day, for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans	3.25%	4.25%
Term Loans	3.25%	4.25%

“Approved Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean (a) any Disposition of property, by any Company and (b) any issuance, sale or other Disposition of any Equity Interests of any Subsidiary of Parent, in each case, to any person other than a Loan Party. Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”: (i) any disposition of assets permitted by, or expressly referred to in, Sections 6.04(c), 6.04(k), 6.05(a), 6.05(d), 6.05(e), 6.06(a), 6.06(c), 6.06(d), 6.06(g), 6.06(h), 6.06(i), 6.06(j), 6.06(k), 6.06(n), 6.06(o) and 6.06(p) or (ii) solely for purposes of clause (a) above, all other Dispositions of property, by any Company for Fair Market Value resulting in an aggregate amount not to exceed (x) $2,000,000 in Net Cash Proceeds for any individual Disposition (or series of related Dispositions) and (y) $4,000,000 in Net Cash Proceeds in the aggregate for any fiscal year.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender, as assignor and an assignee (with the consent of any party whose consent is required pursuant to Section 11.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments (and substantially similar payments) during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Available Amount” shall mean, on any date of determination (the “Reference Date”), the sum of (without duplication):

(a) the Available Retained ECF Amount on such Reference Date; plus

(b) an amount determined on a cumulative basis equal to the Net Cash Proceeds received by the Parent or Borrower from Eligible Equity Issuances, to the extent Not Otherwise Applied; plus

(c) an amount determined on a cumulative basis equal to the Net Cash Proceeds received by the Borrower from the consummation of an IPO, to the extent Not Otherwise Applied; minus

(d) the aggregate amount of (i) Investments made pursuant to Section 6.04(v) using the Available Amount, (ii) Capital Expenditures made pursuant to Section 6.07(b), (iii) Dividends made pursuant to Section 6.08(i) using the Available Amount, and (iv) prepayment of indebtedness pursuant to Section 6.11(a), in each case during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date); for purposes of calculating the “Available Amount”, the deduction required by this clause (d) shall be deemed first to reduce clause (a) above, then, to the extent of any excess, clause (b) above and then, to the extent of any excess, clause (c) above.

“Available Retained ECF Amount” shall mean, at any date of determination, the portion of Excess Cash Flow, determined on a cumulative basis for each Excess Cash Flow Period, that was not required to be applied to prepay Term Loans pursuant to Section 2.10(h).

“Bankruptcy Proceedings” shall have the meaning assigned to such term in Section 11.04(b)(vii)(E).

“Base Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time except following an initial public offering of equity of Borrower or any direct or indirect parent of Borrower. The term “beneficial ownership” has a corresponding meaning.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 or 2.18(b), in each case as applicable, and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP, but excluding expenditures (i) made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(g), (ii) which constitute purchase consideration for Permitted Acquisitions, (iii) expenditures to the extent reimbursed or paid (or reasonably anticipated to be reimbursed or paid) within 60 days of incurrence (including, without limitation, landlord allowances, which for the avoidance of doubt may be in form of contributions or rent reductions), except that landlord allowances that are in the nature of (x) actual cash reimbursement(s) for new restaurants, may be provided not later than the earliest to occur of (I) 60 days of opening of each such new Restaurant and (II) the date for such reimbursement as set forth in the applicable lease and (y) rent reductions for new Restaurants may be provided over a period of twenty-four (24) months by a person who is not a Company (or any of Affiliates thereof) in the ordinary course of business, (iv) for equipment or other fixed assets that are purchased in the ordinary course of business substantially contemporaneously with the trade-in of existing equipment in the ordinary course of business to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded-in at such time, (v) so long as no Default or Event of Default under Section 8.01(m) has occurred and is continuing or would immediately thereafter result therefrom, expenditures funded directly with the net cash proceeds of issuances of Qualified Capital Stock of Holdings to its shareholders and only to the extent that the net cash proceeds of such issuances of Qualified Capital Stock are substantially contemporaneously contributed to Parent as cash and substantially contemporaneously, thereafter, contributed by Parent to Borrower as cash (to the extent not otherwise required to be applied to prepay the Loans in accordance with Section 2.10) or (vi) which constitute capitalized interest expense.

“Capital Expenditure Amount” shall have the meaning assigned to such term in Section 6.10(c).

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction (solely to the extent such lease is required to be accounted for, on the balance sheet of such person, as a Capital Lease under GAAP) or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if such Synthetic Lease were accounted for as a Capital Lease) determined in accordance with GAAP.

“Capital Requirements” shall mean, as to any person, any matter, directly or indirectly, (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of such person’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by such person or any person controlling such person (including any holding company), or the manner in which such person or any person controlling such person (including any holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capital Stock” shall mean: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other equity interest or equity participation similar to an equity interest that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (excluding, for the purpose of this clause (4), any contractual bonus or performance earn-out payments (in each case, to the extent not involving the grant, payment, issuance or transfer of any item set forth in preceding clauses (1), (2) or (3) or the grant, payment, issuance or transfer of any options or warrants or similar instruments), but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, and, including, in each case, Preferred Stock.

“Capitalization Rate” shall mean the rate of interest used to convert a series of future payments or a stream of payments into a single present value.

“Cash Collateralized” shall mean, with respect to any Letter of Credit, as of any date, that Borrower shall have deposited in the LC Sub-Account, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon. “Cash Collateralize” and “Cash Collateralization” shall have the correlative meaning.

“Cash Equivalents” shall mean: (1) United States dollars; (2) securities or any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities or such evidence of indebtedness); (3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better; (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within twelve months after the date of acquisition; (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and (7) securities with maturities of one (1) year or less from the date of acquisition backed by a standby letter of credit issued by any Lender or any commercial bank satisfying the requirements of clause (2) above.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) to the extent included in the calculation of Consolidated Interest Expense, interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind or the accretion or capitalization of interest as principal and (b) items described in clause (c) or, other than to the extent paid in cash or Cash Equivalents, clauses (b), (c), (d), (e) and (f) of the definition of “Consolidated Interest Expense” minus, any cash interest income earned and actually received in cash by the Borrower or its Subsidiaries for such period. For purpose of any Test Period that requires utilizing a number for Cash Interest Expense, Cash Interest Expense for all purposes under this Agreement for each of the fiscal quarters from and including the fourth quarter ending December 26, 2012 through and including the third fiscal quarter ending September 25, 2013 shall be $4,868,750.

“Casualty Event” shall mean any involuntary loss of title or any involuntary loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company; provided that any such event resulting in Net Cash Proceeds not exceeding $2,000,000 per such event and $4,000,000 for all such events (or series of related events) in any fiscal year, shall not be deemed a “Casualty Event”. “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.”

Change in Control” shall mean the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined below), other than the Principal and its Related Parties, becomes the Beneficial

Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent, measured by voting power rather than number of shares; (2) prior to an IPO of Parent or any direct or indirect parent of Parent, during any period of 24 consecutive months, a majority of the members of the Board of Directors of Parent cease to be composed of individuals (i) who were members of that Board of Directors at the commencement of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (i) constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both preceding clauses (i) and (ii), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual (or threatened) solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors); (3) after an IPO of Parent or any direct or indirect parent of Parent, the first day on which a majority of the members of the Board of Directors of Parent are not Continuing Directors; (4) Parent shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower; or (5) a “change of control” (or similar term), as defined in the Second Lien Credit Agreement shall occur.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Claims” shall have the meaning assigned to such term in Section 11.03(b).

“Class” subject to Sections 2.20 and 2.21, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swing Line Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment or Swing Line Commitment.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Security Document.

“Collateral Account” shall mean one or more collateral accounts or sub-accounts established and maintained from time to time by the Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 9.01.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commercial Letter of Credit” shall mean any letter of credit issued for the purpose of providing credit support to the sellers of materials, goods or services to Borrower or any of its Wholly Owned Subsidiaries in the ordinary course of their respective businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Term Loan Commitment or Swing Line Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 11.01(d).

“Companies” shall mean Parent and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer of Parent substantially in the form of Exhibit C.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP (excluding cash and Cash Equivalents).

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP (excluding the current portion of debt).

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income during such period:

(a) Consolidated Interest Expense for such period;

(b) Consolidated Amortization Expense for such period;

(c) Consolidated Depreciation Expense for such period;

(d) Consolidated Tax Expense for such period;

(e) the aggregate amount of Permitted Parent Payments paid with respect to such period;

(f) the aggregate amount of all fees, costs and expenses during such period relating to any Equity Issuance (including any IPO), Investments (other than Permitted Acquisitions), Debt Issuance (including a refinancing thereof, whether or not successful) or repayment of Indebtedness, recapitalization, amendment or modification, Asset Sale or other Dispositions;

(g) the aggregate amount of all other non-cash charges, write-downs, losses, impairments or expenses reducing Consolidated Net Income (excluding any non-cash charge, impairment or expense that results in an accrual of a reserve for cash charges, impairments or expense in any future period or the amortization of a prepaid cash item that was paid in a prior period);

(h) the aggregate amount of all non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan or any stock subscription or shareholder agreement of the Borrower or any of its Subsidiaries for such period;

(i) the aggregate amount of all fees, costs and expenses paid or otherwise incurred or payable in connection with the Transactions (including amortization or write-off of debt discount and debt issuance costs, discounts and other fees and charges associated with the pre-payment of Existing Debt);

(j) the aggregate amount of all net losses from discontinued operations (that are accounted for as such under GAAP) incurred during such period;

(k) the aggregate amount of all fees, costs and expenses incurred during such period in connection with any proposed or actual Permitted Acquisition;

(l) the aggregate amount of all new Restaurant pre-opening and opening costs incurred during such period and documented to the reasonable satisfaction of the Administrative Agent;

(m) the aggregate amount of all non-cash charges arising with respect to any “mark-to-market” adjustments or other charges incurred in connection with any Hedging Agreements during such period;

(n) the aggregate amount of all rent expense recorded during such period in accordance with GAAP;

(o) the aggregate amount of all fees, costs and expenses paid, or accrued, during such period by the Borrower and its Subsidiaries in connection with (i) Existing Litigation (including with respect to the accrual of the settlement thereof) during such period by the Borrower and its Subsidiaries, (ii) in connection with other litigation in the ordinary course of business not to exceed $1,000,000 during such period and (iii) other non-recurring litigation (including with respect to the accrual of the settlement thereof) not to exceed $2,000,000 during such period;

(p) the aggregate amount, without duplication, of all charges and losses during such period relating to (i) operating losses and any reserves established for closed Restaurant liabilities in respect of the Restaurants planned to be closed and listed on Schedule 1.01(e) and (ii) any reserves established and/or adjustments to such reserves for closed Restaurant liabilities for Restaurants not listed on Schedule 1.01(e) not to exceed $750,000 during such period;

(q) the aggregate amount of costs and expenses related to the administration of this Agreement and the other Loan Documents and the Second Lien Loan Documents and paid or reimbursed to the Administrative Agent, the Collateral Agent or any of the Lenders or other third parties paid or engaged by the Administrative Agent, the Collateral Agent or any of the Lenders (including, and together with, S&P and Moody’s in order to comply with the terms of Section 11.03) or paid by any of the Loan Parties;

(r) the amount of “run rate” cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within twelve (12) months following the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such action; provided that such cost savings and synergies are reasonably identifiable, factually supportable and certified by the chief financial officer or treasurer of the Borrower;

(s) costs (including restructuring costs related to acquisitions after the Closing Date), charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings or synergies initiatives;

(t) the aggregate amount of expenses or losses incurred by Borrower or its Subsidiaries relating to business interruption to the extent covered by insurance and actually reimbursed or to be reimbursed or otherwise paid to the Borrower or its Subsidiaries;

(u) the aggregate amount of non-recurring fees, costs, charges and expenses (including, but not limited to, integration costs, search fees, relocation costs and severance costs for senior management, abandoned new site costs and restructuring costs) during such period not to exceed $500,000 during such period; and

(v) any non-recurring fees, costs or expenses for such period incurred in connection with a Permitted Acquisition or any Investment, Disposition, Dividend, incurrence of (or amendments or modifications to) Indebtedness or issuance of Equity Interests, in each case, permitted under this Agreement (in each case, including any such transaction undertaken but not completed).

(y) subtracting therefrom the aggregate amount of (A) all non-cash charges increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period, (B) all net gains from discontinued operations (that are accounted for as such under GAAP) incurred during such period, (C) all cash rent paid or to be paid related to such period, (E) all reversals of reserves established for closed Restaurant liabilities and (D) all non-cash gains arising with respect to any “mark-to-market” adjustments incurred in connection with any Hedging Agreements during such period.

The aggregate amount of add-backs made pursuant to clauses (l), (r) and (s) above in any Test Period shall not exceed 15.0% of Consolidated EBITDA (prior to giving effects to such add-backs) for such Test Period.

Notwithstanding anything to the contrary in this Agreement, Consolidated EBITDA is defined as follows for the following fiscal quarters; provided that if any Permitted Acquisition or Disposition is consummated during a Test Period that includes any fiscal quarter referred to below, then Consolidated EBITDA for such fiscal quarter shall be adjusted on a Pro Forma Basis in accordance with Section 1.05.

Fiscal Quarter	Consolidated EBITDA
March 31, 2013	$12,922,018
June 30, 2013	$15,785,582
September 30, 2013	$13,826,000

“Consolidated First Lien Debt” shall mean, as at any date of determination, without duplication, the aggregate amount of all Indebtedness of Borrower and its Subsidiaries that, in each case, is then secured by first priority Liens on property or assets of Borrower and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), determined on a consolidated basis in accordance with GAAP; minus (to the extent otherwise included therein), without duplication:

(a) Indebtedness of the type described in clause (g) of the definition of Indebtedness and Attributable Indebtedness permitted under Section 6.01 with respect to Sale and Leaseback Transactions permitted pursuant to Section 6.03; and

(b) any amount issued under a Letter of Credit, excluding any amount then due thereunder (including all outstanding reimbursement obligations thereunder).

“Consolidated Indebtedness” shall mean, as at any date of determination, without duplication, the aggregate amount of all Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; minus (to the extent otherwise included therein), without duplication:

(a) Indebtedness of the type described in clause (g) of the definition of Indebtedness and Attributable Indebtedness permitted under Section 6.01 with respect to Sale and Leaseback Transactions permitted pursuant to Section 6.03; and

(b) any amount issued under a Letter of Credit, excluding any amount then due thereunder (including all outstanding reimbursement obligations thereunder).

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Cash Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and its Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period;

(c) cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or any of its Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(d) all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

(e) the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period; and

(f) all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (e) or (j) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees, expenses and the amortization thereof shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Wholly Owned Subsidiaries from such person during such period;

(b) the net income of any Subsidiary of Borrower during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument, Order or other Legal Requirement (other than any Legal Requirement with respect to minimum capitalization or similar (or related) doctrine or other requirement under Insolvency Laws or otherwise) applicable to that Subsidiary or its equityholders during such period;

(c) earnings (or losses) resulting from any reappraisal, revaluation or write-up (or write-down) of assets;

(d) the cumulative effect of a change in accounting principles will be excluded;

(e) any extraordinary or non-recurring gain (or extraordinary or non-recurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period;

(f) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any Disposition of assets by Borrower or any of its Subsidiaries; and

(g) any gain (or loss) (less all fees and expenses or charges relating thereto), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries attributable to the early termination or extinguishment of indebtedness, Hedging Agreements or other derivative instruments.

“Consolidated Tax Expense” shall mean, for any period, the tax expense (including federal, state, local and foreign income taxes) of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, operating leases, dividends or other similar obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services solely for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (A) the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) and (B) Hedging Termination Value or the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of Parent who:

(a) was a member of such Board of Directors on the date of an initial public offering of Parent or any direct or indirect parent of Parent; or

(b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments, directly or indirectly, in Parent or other portfolio companies of such person.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Refinancing Debt and (c) Permitted Unsecured Refinancing Debt obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Incremental Revolving Loans, Refinancing Revolving Loans hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided, that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt, plus accrued and unpaid capitalized interest, any fee, premium or other reasonable amount paid, and fees, costs and expenses incurred in connection therewith, (ii) such Indebtedness does not have an earlier maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (iii) such Refinanced Debt (other than unasserted contingent indemnification or reimbursement obligations and letters of credit that have been cash collateralized or backstopped in accordance with the terms of the Refinanced Debt) shall be repaid, defeased or satisfied and discharged (and all commitments with respect thereto terminated), and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, and (iv) such Indebtedness will have terms and conditions (other than pricing, fees and premiums) that are similar to, or, taken as a whole, not materially more favorable to the investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt (except for covenants and other provisions applicable only to the period after the Latest Maturity Date).

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender, (i) the making of a Swing Line Loan by the Swing Line Lender or (iii) the issuance of any Letter of Credit, or the extension of the expiry date or renewal, or any amendment or other modification to increase the amount, of any existing Letter of Credit, by the Issuing Bank.

“Credit Facilities” shall mean the revolving credit, letter of credit and term loan facilities.

“Cure Amount” shall have the meaning assigned to such term in Section 8.02(a).

“Cure Notice” shall have the meaning assigned to such term in Section 8.02(a).

“Cure Right” shall have the meaning assigned to such term in Section 8.02(a).

“Cure Specified Date” shall mean, with respect to each of the first three fiscal quarters in any fiscal year of the Borrower, on or prior to the date that is 45 days after the end of such fiscal quarter and with respect to the fourth fiscal quarter in any fiscal year of the Borrower, on or prior to the date that is 105 days after the end of such fiscal quarter.

“Debt Issuance” shall mean the incurrence by any Company of (x) any Indebtedness after the Closing Date (other than as permitted by Section 6.01) and (y) any Preferred Stock Issuance.

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization (whether pursuant to this Agreement or otherwise) of all Indebtedness for such period and all premiums or fees related thereto.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall have the meaning assigned to such term in Section 2.16(c).

“Default Period” shall have the meaning assigned to such term in Section 2.16(c).

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit, within one Business Day of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between Borrower and such Lender related hereto, (b) notified Borrower, the Administrative Agent, the Swing Line Lender, any Issuing Bank or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent or Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between Borrower and such Lender) and participations in then outstanding Letters of Credit; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or Borrower, (d) otherwise failed to pay over to Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), or (e) (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (e), Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority, unless such ownership or acquisition results in or provides such Lender with immunity from the jurisdiction of the courts within the U.S. or from the enforcement of judgments, writs of attachment on its assets or permits such Lender or Governmental Authority or instrumentality to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 11.04(i).

“Disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, license, assignment, transfer or other disposition of such property (including (i) by way of merger or consolidation, (ii) any Sale and Leaseback Transaction, (iii) any Synthetic Lease and (iv) refranchising).

“Disqualified Capital Stock” shall mean any Equity Interest that, (a) by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable or exercisable (in each case, other than solely for Equity Interests which are not otherwise Disqualified Capital Stock), in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91-days after the Latest Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof (in each case, other than solely for Equity Interests which are not otherwise Disqualified Capital Stock)) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is 91-days after the Latest Maturity Date, or (c)

contains any repurchase or payment obligation (in each case, other than solely for Equity Interests which are not otherwise Disqualified Capital Stock) which may come into effect prior to the date that is 91-days after the Latest Maturity Date.

“Dividends” shall mean, with respect to any Person, that such Person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or made any other distribution, payment or delivery of property or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such Person (or any options or warrants issued by such Person with respect to its Equity Interests).

“Documentation Agent” shall mean General Electric Capital Corporation.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“Eligible Equity Issuance” shall mean any Equity Issuance (other than any issuance of Disqualified Capital Stock) following the Closing Date (other than to the extent applied or to be applied as a Cure Amount) to the equity holders of Holdings, to the extent the Net Cash Proceeds thereof shall be, within 90 days of the consummation of such Equity Issuance (other than any issuance of Disqualified Capital Stock), contributed to Borrower.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.16.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any Company or any of its ERISA Affiliates for the benefit of current or former employees, consultants or directors of any Company or any ERISA Affiliate.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health relating to Hazardous Materials or the Environment.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to human health, pollution or the protection of the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or, to the extent relating to exposure to Hazardous Materials, occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Parent or Holdings of any Equity Interests in Parent or Holdings (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in Parent or Holdings, (ii) any contribution to the capital of Parent or Holdings or (iii) any contribution to the capital of Borrower.

“Equity Offering” shall mean an offer and sale of common stock of Borrower or any direct or indirect parent of Borrower pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Borrower).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. Any former ERISA Affiliate of a person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such person or such Subsidiary and with respect to liabilities arising after such period for which such person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such person or such Subsidiary; provided, however, that such person or such Subsidiary shall continue to be an ERISA Affiliate of such person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such person or such Subsidiary prior to the expiration of such six-year period.

“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan other than events for which the thirty (30) day notice period has been waived; (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (v) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (vi) the withdrawal by any Company from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting, in either case, in actual or contingent liability to any Company, pursuant to Section 4063 or 4064 of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of material liability on any Company pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the withdrawal of any Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by any Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if, in any such case, there is potential material liability of any Company therefor; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (xii) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; or (xiii) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Eurodollar Unavailability Period” shall mean any period of time during which a notice delivered to Borrower in accordance with Section 2.11 or Section 2.12(e) shall remain in effect.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, without duplication:

(a) the sum, without duplication, of:

(i) Consolidated EBITDA for such Excess Cash Flow Period;

(ii) cash items of income during such Excess Cash Flow Period not included in calculating Consolidated EBITDA;

(iii) the decrease, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period; and

(iv) the reversal, during such Excess Cash Flow Period, of any reserve established pursuant to clause (b)(i) below; minus

(b) the sum, without duplication, of:

(i) the amount of any cash Consolidated Tax Expense paid or payable by Borrower and its Subsidiaries with respect to such Excess Cash Flow Period and for which, to the extent required under GAAP, reserves have been established;

(ii) the amount of Debt Service paid for such Excess Cash Flow Period;

(iii) permanent repayments and prepayments of Indebtedness made by Borrower and its Subsidiaries in accordance with this Agreement during such Excess Cash Flow Period but only to the extent that (A) (i) such repayments and prepayments by their terms cannot be reborrowed or redrawn, and (ii) such repayments and prepayments do not occur in connection with a refinancing of all or a portion of such Indebtedness, and (B) the amounts used to make such payments are funded from Internally Generated Funds;

(iv) Capital Expenditures made in cash in accordance with Section 6.10(c) during such Excess Cash Flow Period, to the extent funded from Internally Generated Funds;

(v) the increase, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period;

(vi) any Permitted Parent Payments that are paid in cash with respect to such Excess Cash Flow Period;

(vii) cash items of expense (including losses) with respect to such Excess Cash Flow Period not deducted in calculating Consolidated EBITDA;

(viii) the amount of any non-cash gain included in Consolidated EBITDA for such Excess Cash Flow Period recognized as a result of any Asset Sale;

(ix) the aggregate amount of Acquisition Consideration paid in cash during such Excess Cash Flow Period with respect to Permitted Acquisitions (to the extent consummated in accordance with Section 6.07(f)), to the extent funded from Internally Generated Funds;

(x) the aggregate amount of expenditures, other than Capital Expenditures, made in cash during such Excess Cash Flow Period and capitalized in accordance with GAAP during such Excess Cash Flow Period to the extent such expenditures are funded from Internally Generated Funds;

(xi) the aggregate amount of non-cash adjustments to Consolidated EBITDA for periods prior to the beginning of the Excess Cash Flow Period to the extent paid in cash by Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period; and

(xii) cash fees and expenses in connection with Hedging Agreements to the extent paid during such Excess Cash Flow Period.

provided, that, for purposes of calculating Excess Cash Flow for any Excess Cash Flow Period, for each Permitted Acquisition consummated during such Excess Cash Flow Period, (x) the Consolidated EBITDA of a target of any Permitted Acquisition shall be included in such calculation only from and after the date of the end of the fiscal quarter during which the consummation of such Permitted Acquisition occurs and (y) for the purposes of calculating Net Working Capital, the (A) total assets of a target of such Permitted Acquisition (other than cash and Cash Equivalents), as calculated as at the date of the end of the fiscal quarter during which the consummation of the applicable Permitted Acquisition occurs, which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition has been consummated) and (B) the total liabilities of Borrower and its Subsidiaries, as calculated as at the end of the fiscal quarter during which the date of consummation of the applicable Permitted Acquisition occurs, which may properly be classified as current liabilities on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (B), that such Permitted Acquisition has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be calculated as the difference between the Net Working Capital at the end of the applicable Excess Cash Flow Period from the end of the fiscal quarter during which the date of consummation of the Permitted Acquisition occurs.

“Excess Cash Flow Period” shall mean each fiscal year of Borrower commencing the first full fiscal year of Borrower following the Closing Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Lender” shall mean any person deemed by Borrower, in good faith, to be a direct competitor of Borrower or any of its Subsidiaries and (a) identified by Borrower to the Administrative Agent, in good faith, in a certificate duly executed by a Responsible Officer of Borrower prior to the Closing Date and (b) designated by Borrower as a direct competitor of Borrower or any of its Subsidiaries from time to time after the Closing Date in a certificate (which shall set forth in reasonable detail the basis for each applicable designation), in good faith, duly executed by a Responsible Officer of Borrower; provided that in no event shall (i) holders of Equity Interests of any such persons (unless such holders of Equity Interests are direct competitors of the Borrower) be deemed to be Excluded Lenders or (ii) a bank, commercial lender or bona fide debt fund be deemed to be Excluded Lenders. In no event shall a supplement apply retroactively to disqualify any Lender as of the date of such supplement.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor hereunder, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee hereunder in respect thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant”.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Swing Line Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction (i) under the laws of which such recipient is organized or in which its principal office is located, (ii) as a result of a present or former connection between such person and the jurisdiction of the Governmental Authority imposing such tax (other than any such connection arising solely from such person having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), or (iii) in the case of any Lender, in which its applicable lending office is located and, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a), or (iii) is imposed on amounts payable by Borrower pursuant to FATCA (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).

“Executive Order” shall have the meaning assigned to such term in Section 3.21.

“Existing Credit Agreement” shall have the meaning assigned to such term in the definition of “Existing Debt”.

“Existing Debt” shall mean all Indebtedness and other obligations under the following: (i) that certain Credit Agreement, dated as of July 14, 2011 among Borrower, Parent, certain subsidiaries thereof, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent and collateral agent (the “Existing Credit Agreement”) and (ii) the 17.00% Second Priority Senior Secured Notes due 2018, issued pursuant to an indenture dated as of July 14, 2011 between Borrower, as the issuer, Parent, as the guarantor and Wells Fargo Bank, National Association, as indenture trustee.

“Existing Debt Repayment Documents” shall mean repayment, termination, pay-off, Lien release and similar documents relating to the repayment (or, in the case of the 17.00% Second Priority Senior Secured Notes due 2018, satisfaction and discharge) of the Existing Debt in full on or prior to the Closing Debt and the release and termination of all Liens and obligations with respect thereto, in form and substance reasonably satisfactory to the Administrative Agent.

“Existing Letters of Credit” shall mean each letter of credit, identified on Schedule 1.01(f), issued under the Existing Credit Agreement.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Loans” shall have the meaning assigned to such term in Section 2.20(a).

“Existing Tranche” shall have the meaning assigned to such term in Section 2.20(a).

“Extended Loans” shall have the meaning assigned to such term in Section 2.20(a).

“Extended Tranche” shall have the meaning assigned to such term in Section 2.20(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.20(b).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.20(c).

“Extension Date” shall have the meaning assigned to such term in Section 2.20(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.20(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.20(a).

“Existing Litigation” shall mean the lawsuits and disputes of the Borrower or any of its Subsidiaries listed on Schedule 1.01(a).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer and a willing seller who does not have to sell, would agree to purchase and sell such asset, in an arm’s-length transaction, as determined in good faith by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of Parent, or the Subsidiary of Parent selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any amended or successor version that is substantively comparable and any current or future Treasury regulations or other official administrative guidance (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the IRS) promulgated thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Engagement Letter (as amended, modified, waived or supplemented from time to time in accordance therewith), dated as of September 17, 2013, among Parent, Borrower and Jefferies Finance LLC.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and the other fees referred to in Section 2.05(d).

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated First Lien Debt as of such date to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or (b) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia and any other Subsidiary that is classified as a disregarded for entity U.S. federal income tax purposes and substantially all the assets of which consist of the stock of Subsidiaries that are classified as “controlled foreign corporations” for U.S. federal income tax purposes and that are organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Freeman Spogli” shall mean Freeman Spogli & Co.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Funding Default” shall have the meaning assigned to such term in Section 2.16(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, (a) in connection with the Disposition (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or (b) of any actual or threatened presence or Release in, on, into or from the Environment, or the use, disposal or handling of Hazardous Material, in each case on, at, under, from or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Granting Lender” shall have the meaning assigned to such term in Section 11.04(i).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean Parent and the Subsidiary Guarantors.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, any toxic mold, microbial or fungal contamination that could pose a risk to human health or the Environment or would negatively impact the condition of the Real Property in any material respect or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, listed, regulated, or defined as hazardous or toxic, or as pollutants or contaminants under any Environmental Laws.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” shall mean any of El Pollo Loco Holdings, Inc., a Delaware corporation, Chicken Subsidiary Corp., a Delaware corporation, Chicken Acquisition Corp., a Delaware corporation and Trimaran Pollo Partners L.L.C., a Delaware limited liability corporation, or any successor thereto including by way of merger, consolidation, liquidation, dissolution or winding up.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.19(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.19(e).

“Incremental Facilities” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Revolving Loan” shall have the meaning assigned to such term in Section 2.19(d).

“Incremental Revolving Loan Commitment” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Revolving Loan Lender” shall mean a Lender with an Incremental Revolving Loan Commitment or an outstanding Incremental Revolving Loan.

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.19(c)(i).

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incur” shall mean to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances (including unreimbursed amounts outstanding under letters of credit); (b) all obligations of such person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and (A) not overdue by more than 90 days or (B) to the extent overdue by more than 90 days are being contested by such person by appropriate proceedings in good faith with adequate reserves to the extent required to be maintained in accordance with GAAP; (e) all Indebtedness secured by any Lien on property owned or acquired by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations, Synthetic Lease Obligations and Attributable Indebtedness of such person; (g) all net payments that such person would have to make in the event of an early termination, on the date of determination, in respect of outstanding Hedging Obligations; (h) all obligations of such person for the reimbursement of any obligor in respect of letters of credit (but only to the extent of drawn but unreimbursed amounts thereunder), letters of guaranty, bankers’ acceptances and similar credit transactions; and (i) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor; provided that, for the avoidance of doubt, Indebtedness shall not include accrued expenses, deferred revenue, deferred rent, deferred taxes and deferred compensation and customary obligations under employment arrangements.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Insolvency Laws” shall mean the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(b).

“Intercompany Note” shall mean the intercompany demand promissory note substantially in the form of Exhibit D.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent and the Second Lien Collateral Agent, substantially in the form of Exhibit O as in effect on the date hereof and thereafter as amended from time to time in accordance with the terms hereof and thereof.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each calendar month in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swing Line Loan, the Revolving Maturity Date (or such earlier date on which the Revolving Commitments are terminated) and, after such maturity (or termination as the case may be), on each date on which demand for payment is made and (d) with respect to any Term Loan, the Term Loan Maturity Date and, after such maturity, on each date on which demand for payment is made.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any

Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Funds” shall mean funds not constituting the proceeds of any Indebtedness (excluding the proceeds of Revolving Borrowings), Debt Issuance, Equity Issuance, Asset Sale or Casualty Event (in each case, without regard to the exclusions from the definitions thereof, other than in the case of an Asset Sale only, any disposition of assets permitted by Sections 6.04(c), 6.06(a), 6.06(c), 6.06(d), 6.06(h), 6.06(k) or 6.06(l)).

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IPO” shall mean the first bona fide underwritten public offering by Parent or any direct or indirect parent of Parent of its Equity Interests after the Closing Date pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act that yields cash gross proceeds to such person of at least $50,000,000.

“ISP” shall mean, with respect to any Letter of Credit, the ‘International Standby Practices 1998’ (or ‘ISP 98’) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” shall mean, as the context may require, (a) GE Capital Bank solely with respect to the Existing Letters of Credit in which it is the named issuer (for avoidance of doubt, GE Capital Bank has no obligation to issue any additional Letters of Credit), (b) General Electric Capital Corporation , with respect to Letters of Credit issued by it or at its direction; (c) any other Lender that may become an Issuing Bank pursuant to Sections 2.17(j) and (k) with respect to Letters of Credit issued by such Lender; (d) a bank or other legally authorized Person, in either case reasonably acceptable to Administrative Agent or (e) collectively, all of the foregoing.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 3 to the Security Agreement.

“Joint Lead Arrangers” means Jefferies Finance LLC and GE Capital Markets, Inc.

“Junior Indebtedness” shall mean Indebtedness which would otherwise constitute Senior Unsecured Indebtedness, but that is by its terms subordinated in right of payment to the Obligations of Borrower and the Guarantors, as applicable; provided that such terms of subordination are customary and reasonably acceptable to the Administrative Agent.

“Latest Maturity Date” as of any date of determination, shall mean the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Facility or any Refinancing Term Loan.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.17; provided that at no time shall the LC Commitment exceed the Revolving Commitment. The amount of the LC Commitment shall be $10,000,000 on the Closing Date.

“LC Disbursement” shall mean a payment or disbursement made directly or indirectly by the Issuing Bank pursuant to or in connection with a Letter of Credit.

“LC Exposure” shall mean, as at any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement and the other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.17(b) and substantially in the form of Exhibit G, or such other form as shall be approved by the Issuing Bank.

“LC Sub-Account” shall have the meaning assigned to such term in Section 9.01(d).

“Leases” shall mean any and all Real Property leases, subleases, tenancies, renewal options and concession agreements, any Real Property rental agreements, occupancy agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” shall mean, as to any person any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit, permit requirement, qualification for exemption from registration, Order or determination of an arbitrator or a court or other Governmental Authority, including without limitation any and all franchise laws (including, but not limited to, The Uniform Franchise Offering Circular), regulations, rules and requirements, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institutions or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swing Line Lender.

“Letter of Credit” shall mean (i) any Standby Letter of Credit and (ii) any Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower or one of its Subsidiaries pursuant to Section 2.17.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), pledge, encumbrance, charge, hypothecation, security interest or similar encumbrance or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), the Security Documents, the Intercreditor Agreement, the Management Fee Subordination Agreement, each Joinder Agreement and, except for purposes of Section 11.02(b), the Agency Fee Letter and the Fee Letter. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” shall mean Parent, Borrower and the Subsidiary Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan or a Swing Line Loan.

“Management Agreement” shall mean the Monitoring and Management Services Agreement, dated as of November 18, 2005, by Chicken Acquisition Corp., Trimaran Fund Management, L.L.C. and Freeman Spogli & Co. V, L.P. (as amended, by Amendment No. 1 to Monitoring and Management Services Agreement, dated as of December 26, 2007).

“Management Fee Subordination Agreement” shall mean a Management Fee Subordination Agreement substantially in the form of Exhibit N among Chicken Acquisition Corp., Trimaran Fund Management, L.L.C. and Freeman Spogli & Co. V, L.P., the Companies and the Collateral Agent.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the financial condition, results of operations, assets, liabilities or business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, (b) material impairment of the ability of the Loan Parties, taken as a whole, to fully and timely perform any of their payment obligations under any Loan Document, or (c) a material impairment of the rights of or benefits or remedies, taken as a whole, available to the Lenders, the Issuing Bank or any Agent under any Loan Document.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust, security interest or any other document, creating and evidencing a first priority Lien (subject to Permitted Liens) on a Mortgaged Property, which shall be substantially in the form of Exhibit H or other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgaged Property” shall mean (a) each owned Real Property identified on Schedule 1.01(b) hereto and (b) each owned Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.10(d).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Company is then making or accruing an obligation to make contributions, (b) to which any Company has within the preceding six plan years made or been obligated to make contributions, or (c) with respect to which any Company could reasonably be expected to incur liability, contingent or otherwise, under ERISA.

“Net Cash Proceeds” shall mean, in each case net of, without duplication, any applicable Taxes that are paid or payable as reasonably determined by the Borrower (provided that, to the extent such Taxes that are determined by the Borrower as payable are not paid, such unpaid amounts shall constitute Net Cash Proceeds):

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees and expenses, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale or any other liabilities retained by any Company associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest, fees and other amounts on any Indebtedness for borrowed money that is either secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties) or otherwise required to be repaid (and is actually repaid) pursuant to any mandatory prepayment requirements or otherwise, but excluding Indebtedness under the Loan Documents;

(b) with respect to any (i) Debt Issuance or (ii) other issuance or sale of Equity Interests by Borrower or any of its Subsidiaries (including any Preferred Stock Issuance) (other than to the Borrower or any Subsidiary Guarantor), the cash proceeds thereof received by any Company, in each case, net of reasonable and customary fees and expenses (including legal, accounting and other professional and transaction fees and expenses and brokers’ fees), commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Company in respect thereof, net of all reasonable costs and expenses (including legal, accounting and other professional and transaction fees and expenses and brokers’ fees and expenses) incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including legal, accounting and other professional and transaction fees and expenses and brokers’ fees).

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-Debt Fund Affiliate” shall mean any affiliate of the Parent or the Sponsor, including Parent or any of its subsidiaries, but excluding (a) any Affiliated Debt Funds and (b) any natural person.

“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.20(e).

“Non-Public Information” shall mean (i) material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Holdings or its Subsidiaries or their securities, (ii) information of a type that would be material non-public information (within the meaning of United States federal, state or other applicable securities laws) relating to Borrower if Borrower were a public reporting company with respect to Borrower or its Subsidiaries or their respective securities.

“Not Otherwise Applied” shall mean, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.10, (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose, and (c) in the case of Net Cash Proceeds from Eligible Equity Issuances or the receipt of Cure Amounts, was not used in connection with (i) Investments made pursuant to Section 6.04(v), (ii) Dividends made pursuant to Section 6.08(i) or (iii) prepayments applied as a Cure Amount pursuant to Section 8.02(v).

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swing Line Loans in each case issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit I-1, I-2, I-3 respectively.

“Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“OFAC” shall have the meaning assigned to such term in Section 3.21.

“Offer Process” shall have the meaning assigned to such term in Section 11.04(ix)(B).

“Officers’ Certificate” shall mean a certificate executed by (i) the chairman of the Board of Directors (if an officer), the chief executive officer or the president or (ii) one of the Financial Officers, each in his or her official (and not individual) capacity.

“Operating Account” has the meaning specified in Section 3.23.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation or deed of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges (including fees and expenses to the extent incurred with respect to any such taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” shall have the meaning assigned to such term in the preamble hereto.

“Participant” shall have the meaning assigned to such term in Section 11.04(f).

“Participant Register” shall have the meaning assigned to such term in Section 11.04(f).

“Patriot Act” shall have the meaning assigned to such term in Section 3.21(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA which is maintained, or contributed to, by any Company or with respect to which any Company could reasonably be expected to incur liability, contingent or otherwise, under ERISA (including under Section 4069 of ERISA).

“Perfection Certificate” shall mean a perfection certificate in the form of Exhibit J-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement in the form of Exhibit J-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any consensual transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or all or substantially all of any business or division of any person, (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met, or if the Required Lenders have otherwise consented in writing thereto:

(i) no Default or Event of Default then exists or would result therefrom;

(ii) after giving effect to such transaction and series of related transactions on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Section 6.10(a) and (b) as of the most recent Test Period (assuming, for purposes of Section 6.10(a) and (b), that such transaction and series of related transactions had occurred on the first day of such relevant Test Period;

(iii) the persons or businesses to be acquired shall be, or shall be engaged in, a business of the type that Borrower and its Subsidiaries are permitted to be engaged in under Section 6.15 and the property acquired in connection with any such transaction and series of related transactions shall be made subject to the Lien of the Security Documents in accordance with Section 5.10 and shall be free and clear of any Liens, other than Permitted Liens;

(iv) with respect to such acquisition of any of the series of related transactions, the Board of Directors of the person to be acquired shall not have indicated its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(v) (A) with respect to such acquisition or any of the series of related transactions, if the Acquisition Consideration is greater than $10,000,000, Borrower shall have provided the Administrative Agent and the Lenders with (I) notice of such Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition, (II) financial statements of the Borrower and its Subsidiaries performed on a Pro Forma Basis after giving effect to the consummation of the Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, and (III) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction;

(vi) such transaction or series of related transactions could not reasonably be expected to result in a Material Adverse Effect;

(vii) prior to the proposed date of consummation of each such transaction, Borrower shall have delivered to the Administrative Agent an Officers’ Certificate certifying that such transaction and related series of transactions complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance);

(viii) the Acquisition Consideration for such acquisition or series of related transactions shall not exceed $20,000,000, and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Closing Date shall not exceed $50,000,000; provided that, in all events, no Equity Interests constituting all or a portion of such Acquisition Consideration shall require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, in each case prior to the 91st day following payment in full in cash and performance of the Obligations; and

 provided, further, (a) in the case of an acquisition of all or substantially all of the property of any person, the person making such acquisition is Borrower or a Guarantor, and (II) to the extent required under the Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition, the person being so acquired becomes a Guarantor, (b) in the case of an acquisition of in excess of 50% of the Equity Interests of any person, (I) the person making such acquisition is Borrower or a Guarantor, and to the extent required under the Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition, the person the Equity Interests of which are being so acquired becomes a Guarantor, and (c) in the case of a merger or consolidation or any other combination with any person, the person surviving such merger, consolidation or other combination (I) is Borrower or a Guarantor or (II) to the extent required under the Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition becomes a Guarantor.

“Permitted Cure Security” shall mean an equity security of the Holdings or Parent that is Qualified Capital Stock.

“Permitted Hedging Agreement” shall mean any Hedging Agreement to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with commodities, interest rates, or currency exchange rates, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view”.

“Permitted Junior Refinancing Debt” shall mean secured refinancing Indebtedness incurred by the Borrower or any of its Subsidiaries and guarantees with respect thereto by any Loan Party in the form of one or more series of second lien (or lower priority) secured notes; provided, that (i) such refinancing Indebtedness is secured by the Collateral on a second lien, subordinated basis to the Obligations hereunder and the obligations in respect of any Permitted Pari Passu Refinancing Debt and is not secured by any property or assets of the Borrower and its Subsidiaries other than the Collateral, (ii) such refinancing Indebtedness satisfies the requirements of the proviso in the definition of Credit Agreement Refinancing Indebtedness, (iii) such refinancing Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date at the time such refinancing Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are, taken as a whole, substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent (it being understood and agreed (A) that differences that are as or more favorable to both (x) the interests of the Borrower and the other Loan Parties and (y) the Lenders, shall be reasonably satisfactory to the Administrative Agent and (B) no Subsidiary of the Borrower may grant security other than a Loan Party)), (v) such refinancing Indebtedness is not guaranteed by any person other than the Guarantors, (vi) a Senior Representative validly acting on behalf of the holders of such refinancing Indebtedness shall have become party to intercreditor and subordination documentation with the Administrative Agent and/or the Collateral Agent (as agent for the Secured Parties) and any other Senior Representative then party to the Intercreditor Agreement reasonably satisfactory to the Administrative Agent and (vii) such refinancing Indebtedness is subordinated in right of payment, and subordinated with respect to Liens, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the subordination of the refinancing Indebtedness being modified, refinanced, refunded, renewed or extended on customary terms and reasonably acceptable to the Administrative Agent. Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Parent Payments” shall mean, without duplication as to amounts:

(a) payments to Parent or Holdings or, in each case, any Subsidiary or successor thereof, to permit Parent or Holdings or such Subsidiary or successor to pay (i) franchise taxes or other costs of maintaining its corporate existence and (ii) accounting, legal and administrative and other operating expenses of Parent or Holdings when due; provided that, in the case of clause (ii), such payments shall not exceed $250,000 in any twelve month period;

(b) for so long as Borrower or any Subsidiary thereof is a member of a group or subgroup filing a consolidated or combined tax return with Parent or Holdings or, in each case, any Subsidiary or successor thereof, payments, directly or indirectly, to Parent or Holdings or any such Subsidiary or successor in respect of an allocable portion of the tax liabilities of such group or subgroup that is attributable to Borrower and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the net amount of the relevant tax that Parent or Holdings or, in each case, any Subsidiary or successor thereof, actually owes to the appropriate taxing authority attributable to (without duplication) (i) the operations of Borrower and its Subsidiaries, (ii) the direct or indirect ownership of Borrower and its Subsidiaries or (iii) any payments received pursuant to this clause (b) of Permitted Parent Payments. Any Tax Payments received from Borrower shall be paid over to the appropriate taxing authority within 60 days of Parent’s, Holdings’ or such Subsidiary’s or successor’s receipt of such Tax Payments or promptly (and, in all events, within 70 days of receipt from the Borrower) refunded to Borrower; and

(c) dividends or distributions not to exceed $500,000 in any fiscal year to Parent or Holdings plus reasonable and customary out-of-pocket expenses to permit Parent or Holdings to satisfy its payment obligations, if any, under the Management Agreement as in effect on the Closing Date, or as later amended (the “Management Fees”), provided that any such amendment is not more adverse to the interests of Borrower in any material respect than the Management Agreement as in effect on the Closing Date.

To the extent that the Borrower is permitted to make Permitted Parent Payments pursuant to clauses (a), (b) or (c) above, the same may be paid directly by the Borrower to the recipient thereof, and in such case, shall constitute “Permitted Parent Payments” hereunder and to the extent any basket is applicable, the amount of any payment so paid shall reduce the amount of “Permitted Parent Payments” that may be made in respect thereof.

“Permitted Pari Passu Refinancing Debt” shall mean any secured refinancing Indebtedness incurred by Borrower in the form of one or more series of senior secured notes; provided, that (i) such refinancing Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations hereunder and is not secured by any property or assets of the Parent or its Subsidiaries other than the Collateral, (ii) such Indebtedness satisfies the requirements of the proviso in the definition of Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are, taken as a whole, substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent (it being understood and agreed (A) that differences that are as or more favorable to both (x) the interests of the Borrower and the other Loan Parties and (y) the Lenders, shall be reasonably satisfactory to the Administrative Agent and (B) no Subsidiary of the Borrower may grant security other than a Loan Party)), (v) such Indebtedness is not guaranteed by any Person other than the Guarantors, (vi) a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement by joinder to the then existing Intercreditor Agreement in substantially the form provided in the Intercreditor Agreement (or otherwise at the option of the Administrative Agent, execute and deliver the Intercreditor Agreement pursuant to an amendment and restatement thereto) and with such amendments to the

Intercreditor Agreement (in a manner reasonably satisfactory to the Administrative Agent) required to allocate voting rights among the holders of such Indebtedness and the Lenders hereunder (and any other technical amendments required in connection therewith) as reasonably determined by the Administrative Agent and (vii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated, such secured refinancing Indebtedness is subordinated (pursuant to documentation reasonably acceptable to the Administrative Agent) in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the subordination of the Indebtedness being modified, refinanced, refunded, renewed or extended. Permitted Pari Passu Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended, except by an amount equal to unpaid accrued or capitalized interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and plus an amount equal to any existing commitments unutilized of the Indebtedness so modified, refinanced, refunded, renewed or extended, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the date that is 91 days after the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Default or Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the subordination of the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) neither Holdings nor any of its Subsidiaries shall be an obligor or guarantor of any such refinancings, replacements, refundings, renewals or extensions except to the extent that such Person was such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower or any of its Subsidiaries and guarantees with respect thereto by any Loan Party in the form of one or more series of Senior Unsecured Indebtedness or Junior Indebtedness; provided that (i) such refinancing Indebtedness satisfies the requirements of the proviso in the definition of Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iii) such Indebtedness is not guaranteed by any Person other than the Guarantors; and (iv) such Indebtedness is not secured by any Lien on any property or assets of the Parent or its Subsidiaries. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor to the extent meeting the requirements set forth in this definition.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Platform” shall have the meaning assigned to such term in Section 11.01(d).

“Pledgor” shall mean each Company listed on Schedule 1.01(d), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Subsidiary Guarantor) and the Security Documents pursuant to Section 5.10.

“Preferred Stock” shall mean any Equity Interest with preferential right of payment (i) of dividends, or (ii) upon liquidation, dissolution or winding up of the issuer of such Equity Interest.

“Preferred Stock Issuance” shall mean the issuance or sale by any Company of any Preferred Stock constituting Disqualified Capital Stock after the Closing Date (other than any such issuance or sale by any Wholly Owned Subsidiary of the Borrower to the Borrower or any Wholly Owned Subsidiary of the Borrower).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Principal” shall mean Trimaran or Freeman Spogli, investment funds managed by Trimaran or Freeman Spogli, partners of Trimaran or Freeman Spogli, equity co-investors in Trimaran Pollo Partners, L.L.C., affiliates of Trimaran or Freeman Spogli, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing.

“Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive material non-public information.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to (a) any Permitted Acquisition (to the extent not subsequently disposed of during such period) or (b) any Asset Sale, as if such Permitted Acquisition or Asset Sale, and all other Permitted Acquisitions or Asset Sales consummated during the applicable period, and any Indebtedness or other liabilities incurred in connection with such Permitted Acquisitions or Asset Sales had been consummated and incurred at the beginning of such period. For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements).

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.

“Projections” shall have the meaning assigned to such term in Section 3.04(c).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Public Lenders” shall mean Lenders that do not wish to receive Non-Public Information with respect to the Borrower or its Subsidiaries.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (i) such Indebtedness is incurred within 30 days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any person owning the applicable fixed or capital assets) by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Reference Date” shall have the meaning assigned to such term in the definition of “Available Amount”.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto.

“Refinancing Revolving Loan Commitments” shall mean one or more Tranches of revolving loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” shall mean one or more Tranches of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” shall mean one or more Tranches of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more Tranches of Term Loans that result from a Refinancing Amendment.

“Register” shall have the meaning assigned to such term in Section 11.04(d).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantee obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.17(e) to reimburse LC Disbursements.

“Reinvestment Yield” shall mean 0.50% over the yield to maturity implied by (a) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the applicable prepayment date on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets (or, if Page PX1 is unavailable, the Telerate Access Service Screen which corresponds most closely with Page PX1) for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the difference between the first anniversary of the Closing Date and the date of such prepayment (such difference, the “Remaining Period”), or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding such prepayment date, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Period. Such implied yield will be determined, if necessary, by interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Period and (2) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Period.

“Related Party” shall mean: (a) any controlling equity holder or more than 50% owned Subsidiary of any Principal; or (b) any person(s) beneficially holding a more than 50% controlling interest of which consist of the Principal and/or such other persons referred to in the immediately preceding clause (a).

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling persons of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 10.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.

“Repricing Event” shall mean (a) all or any portion of the initial Term Loans is voluntarily or mandatorily (solely with respect to Section 2.10(m)) prepaid in connection with a refinancing the effect of which is to reduce the “effective yield” (which shall be determined by including interest rate margins or interest rate floors applicable to the initial Term Loans, but excluding arrangement, structuring, underwriting commitment, amendment or other fees not paid generally to all lenders of such indebtedness) which results in a lower “effective yield” (determined on the same basis as provided in the preceding parenthetical) than that of initial Term Loans, or (b) any amendment to the Loan Documents which reduces the “effective yield” (determined on the same basis as provided in clause (a) directly above) applicable to all or a portion of the initial Term Loans; provided that, notwithstanding anything to the contrary, in no event shall any prepayment or repayment in connection with a financing for the consummation of any acquisition or merger by Parent or any of its Subsidiaries, an initial public offering or a change in control, constitute a Repricing Event.

“Repricing Premium” shall mean a prepayment premium equal to 1.00% of the principal amount of Term Loans so prepaid or repriced pursuant to a Repricing Event.

“Required Lenders” shall mean, at any date of determination (and subject to Section 2.16(c)), two or more Lenders having Loans, LC Exposure and unused Revolving and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving Loan and Term Loan Commitments at such time; provided, further, that for any Required Lenders’ vote, Affiliated Debt Funds may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver.

“Required Revolving Lenders” shall mean, at any date of determination (and subject to Section 2.16(c)), Revolving Lenders having Revolving Loans, LC Exposure and unused Revolving Commitments representing more than 50% of the sum of all Revolving Loans outstanding, LC Exposure and unused Revolving Commitments at such time.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, remediate, contain, assess, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent, stop, control or minimize the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to or to determine the necessity of, the actions set forth in clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any similar official thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restaurant” means a restaurant at a particular location that is owned or operated by Borrower or a Subsidiary of Borrower.

“Restricted Indebtedness” shall mean Indebtedness of any Company, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 6.11.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex I or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be reduced from time to time pursuant to Section 2.07 and reduced or increased from time to time pursuant to Incremental Revolving Loan Commitments or assignments by or to such Lender pursuant to Section 11.04. The aggregate principal amount of the Lenders’ Revolving Commitments on the Closing Date is $15,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swing Line Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b), including, unless the context shall otherwise require, any Incremental Revolving Loans made pursuant to Section 2.19 after the Closing Date. Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean (x) with respect to any Revolving Commitments the maturity date of which has not been extended pursuant to Section 2.20, the date which is five (5) years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter and (y) and with respect to any Extended Tranche of Revolving Commitments, the final maturity date specified in the applicable Extension Election accepted by the respective Lender or Lenders.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Second Lien Administrative Agent” shall mean Jefferies Finance LLC, in its capacity as administrative agent under the Second Lien Credit Agreement, and its successors and assigns.

“Second Lien Collateral Agent” shall mean Jefferies Finance LLC, in its capacity as collateral agent under the Second Lien Credit Agreement, and its successors and assigns.

“Second Lien Credit Agreement” shall mean that certain second lien credit agreement, dated as of the date hereof among the Borrower, Parent, the lenders party thereto, the Second Lien Administrative Agent, the Second Lien Collateral Agent and the other agents or parties named therein, as amended, restated, supplemented, modified, refinanced or increased from time to time to the extent permitted by this Agreement and the Intercreditor Agreement.

“Second Lien Guarantor” shall have the meaning assigned to such term in Section 5.10(b).

“Second Lien Loan Documents” shall mean the Second Lien Credit Agreement and the other “Loan Documents” as defined in the Second Lien Credit Agreement.

“Second Lien Obligations” shall have the meaning assigned to the term “Obligations” (as in effect on the date hereof and as amended, restated, supplemented, modified or refinanced to the extent not prohibited by this Agreement) in the Second Lien Credit Agreement (as in effect on the date hereof and as amended, restated, supplemented, modified or refinanced from time to time to the extent not prohibited by this Agreement).

“Second Lien Term Loans” shall have the meaning assigned to the term “Loans” in the Second Lien Credit Agreement.

“Secured Obligations” shall mean the Obligations; provided that, notwithstanding anything to the contrary, the Secured Obligations shall exclude any Excluded Swap Obligations.

“Secured Parties” shall mean, collectively with respect to the Obligations, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and the holders of Specified Hedging Agreement Obligations.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall mean all securities and other investment related property constituting Collateral.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit K among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be supplemented from time to time by one or more Joinder Agreements.

“Security Agreement Collateral” shall mean all property or purported to be pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.10.

“Security Documents” shall mean the Security Agreement, the Mortgages, each Control Agreement and each other security agreement or pledge agreement delivered in accordance with applicable local or foreign Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as collateral for the Secured Obligations and the Specified Hedging Agreement Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage, any Control Agreement or any other such security document or pledge agreement to be filed or registered with respect to the security interests in property created pursuant to the Security Agreement, any Mortgage, any Control Agreement and any other document or instrument utilized to pledge any property as collateral for the Secured Obligations and the Specified Hedging Agreement Obligations.

“Senior Representative” shall mean, with respect to any series of Permitted Pari Passu Refinancing Debt or Permitted Junior Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent or Person under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Unsecured Indebtedness” shall mean senior unsecured Indebtedness of the Borrower and its Subsidiaries for borrowed money that (a) does not have a final maturity date prior to the Latest Maturity Date at the time such Indebtedness is incurred, (b) does not have a shorter Weighted Average Life to Maturity than the Term Loans, (c) the covenants and events of default and other terms of which (other than pricing, interest rate margins, rate floors, fees, discounts, interest rate, premiums and prepayment provisions) are not, taken as a whole, more restrictive to the Parent and its Subsidiaries in any material respect than those in the Second Lien Credit Agreement; provided, that the terms thereof shall not include any mandatory prepayment (other than repurchases with respect to asset sales and insurance recoveries and customary offers to repurchase upon a change of control) that is materially more restrictive with respect to such entities when taken as a whole than those in the Second Lien Credit Agreement, and (d) bears interest that is a market rate of interest on the date of issuance of such Indebtedness as determined by the Borrower in good faith.

“Similar Business” shall mean any business conducted by Borrower and its Subsidiaries on the date hereof or any business that is similar, reasonably related, incidental or ancillary thereto or a commercially reasonable extension thereof.

“Sole Book Runner” means Jefferies Finance LLC.

“Solvency Certificate” shall have the meaning assigned to such term in Section 4.01(h).

“SPC” shall have the meaning assigned to such term in Section 11.04(i).

“Specified Existing Tranche” shall have the meaning assigned to such term in Section 2.20(a).

“Specified Hedging Agreement” shall mean each Hedging Agreement (to the extent the Hedging Obligations thereunder are permitted pursuant to Section 6.01(c)) relating to the Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time that such Hedging Agreement was entered into.

“Specified Hedging Agreement Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of each amount (including all liabilities) required to be paid by Borrower and the other Loan Parties under each Specified Hedging Agreement (and under each Loan Document with respect thereto), when and as due, including payments in respect of interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower under each Specified Hedging Agreement (and under each Loan Document with respect thereto), and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to each Specified Hedging Agreements (and under each Loan Document with respect thereto).

“Sponsor” shall mean, collectively, Trimaran Capital Partners and Freeman Spogli & Co.

“Sponsor Investors” shall have the meaning assigned to such term in Section 11.04(b)(vii)(A).

“Standby Letter of Credit” shall mean any letter of credit (other than a Commercial Letter of Credit) or similar instrument issued pursuant to this Agreement to support obligations of Borrower or any of its Subsidiaries incurred in the ordinary course of business.

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including Regulation D (the “Reserve Regulations”)) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Subordinated Indebtedness” shall mean Indebtedness of any Company that is by its terms subordinated in right of payment to all or any portion of the Secured Obligations and the Specified Hedging Agreement Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent and (iii) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(c), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.10.

“Survey” shall mean a ALTA/ACSM survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) current as of a date which shows all exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property that has been granted or become effective through operation of applicable Legal Requirements or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey unless otherwise acceptable to Collateral Agent, (iii) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (iv) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by the Collateral Agent as required by Section 5.13 or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make loans pursuant to Section 2.18(a), as the same may be reduced from time to time pursuant to Section 2.07 or to Section 2.18. The aggregate principal amount of the Swing Line Commitment shall be $5,000,000 on the Closing Date, and the Swing Line Commitment shall in no event exceed the Revolving Commitment.

“Swing Line Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swing Line Loans. The Swing Line Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swing Line Exposure at such time.

“Swing Line Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swing Line Loans” shall mean any loan made by the Swing Line Lender pursuant to Section 2.18(b).

“Syndication Agent” shall mean Golub Capital LLC.

“Synthetic Lease” shall mean, as to any person, (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case, creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Company is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than a Company of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loans” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01(a), including, unless the context shall otherwise require, any Incremental Term Loans made pursuant to Section 2.19 after the Closing Date. Each Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder in the amount set forth on Annex I to this Agreement or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate principal amount of the Lenders’ Term Loan Commitments on the Closing Date is $190,000,000.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean (x) with respect to any Term Loans the maturity date of which has not been extended pursuant to Section 2.20, the date which is five (5) years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter, (y) with respect to any Incremental Term Loans, the final maturity date applicable to such Incremental Term Loans, determined in accordance with, and subject to the terms of, Section 2.19 and (z) with respect to any Extended Tranche of Term Loans, the final maturity date specified in the applicable Extension Election accepted by the respective Lender or Lenders.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09(a).

“Test Period” shall mean, at any time, the twelve consecutive fiscal months of Parent then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.13(a)(i).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Indebtedness on such date to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Tranche” shall mean each tranche of Loans available hereunder. On the Closing Date there shall be two tranches, one comprised of the Term Loans and the other comprised of the Revolving Loans.

“Transaction Documents” shall mean the Loan Documents and the Second Lien Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including: (a) the execution, delivery and performance of the Loan Documents and the initial Credit Extensions hereunder; (b) the execution, delivery and performance of Second Lien Loan Documents and, on the Closing Date, the funding of all of the Second Lien Term Loans and the receipt of the proceeds thereof by Borrower; (c) payment-in-full repayment (or, in the case of the 17.00% Second Priority Senior Secured Notes due 2018, satisfaction and discharge) of, and discharge of all obligations under, the Existing Debt (and the release of all Liens, if any, with respect thereto) pursuant to the Existing Debt Repayment Documents; and (d) the payment of all fees, costs and expenses to be paid on or prior to or up to 365 days after the Closing Date in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Trimaran” shall mean Trimaran Capital Partners LLC, a Delaware limited liability company.

“Type” shall mean, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, with respect to any person, a Subsidiary of such person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such person and/or by one or more Wholly Owned Subsidiaries of such person.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise specified, the phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “individually or in the aggregate”. The words “asset” and “property” shall be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document or any financial definition, the availability under any basket herein or the computation of any other provision of this Agreement, and Borrower or the Required Lenders shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and Borrower, in each case and subject to Section 11.02, not to be unreasonably withheld or delayed); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall provide to the Administrative Agent and the Lenders within three Business Days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such financial statements had been prepared without giving effect to such change.

Section 1.05 Pro Forma Calculations. With respect to any applicable period during which any Permitted Acquisition or Asset Sale occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.10 shall be calculated with respect to such period and such Permitted Acquisition or Asset Sale on a Pro Forma Basis.

Section 1.06 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.07 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II.

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

(a) to make a Term Loan to Borrower on the Closing Date in the principal amount equal to its Term Loan Commitment; and (b) to make Revolving Loans to Borrower, at any time and from time to time after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.

(b) Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Within the limits set forth in this clause (b) and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

The Term Loans shall be funded by each Term Loan Lender to Borrower on the Closing Date at a discount in an amount to be separately agreed; provided that the entire amount of such principal shall be deemed outstanding as a Term Loan on the Closing Date.

Section 2.02 Loans. (a) Each Loan (other than Swing Line Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments of such Class, if any; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.17(e)(ii) and Swing Line Loans, (x) any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $250,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or (other than Swing Line Loans) Eurodollar Loans as Borrower may request pursuant to Section 2.03 or 2.18, as applicable. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.17(e)(ii) and Swing Line Loans, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 10:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders within two Business Days. The Swing Line Lender shall make each Swing Line Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds not later than 5:00 p.m., New York City time in the manner specified in Section 2.18(b).

(d) Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c), and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation, and (ii) in the case of Borrower, the interest rate applicable at the time to ABR Loans. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.

Section 2.03 Borrowing Procedure. To request a Revolving Borrowing or Term Borrowing, Borrower shall deliver, by hand delivery or telecopy (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans;

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto;

(f) the location and number of Borrower’s account to which funds are to be disbursed; and

(g) that the conditions set forth in Sections 4.02(b)-(d) are satisfied as of the date of the borrowing.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Loans.

(a) Borrower hereby unconditionally promises to pay to (i) the Administrative Agent, for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) for the account of the Swing Line Lender, the then unpaid principal amount of each Swing Line Loan on the earlier of the Revolving Maturity Date and the first date after such Swing Line Loan is made that is the 15th or last Business Day of a calendar month and is at least two Business Days after such Swing Line Loan is made.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Sections 2.04(a) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall promptly (and, in all events, within five Business Days (or such longer period as such Lender may agree in its sole discretion) of receipt of such request) prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit I-1, I-2 or I-3, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05 Fees.

(a) Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to 0.50% per annum of the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter and the Agency Fee Letter, and such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. Borrower agrees to pay to (i) the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at a rate to be agreed between the Issuing Bank and Borrower on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees, charges, costs, and expenses with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued

LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees, charges, costs, and expenses payable to the Issuing Bank pursuant to this Section 2.05(c) shall be payable within five Business Days (or, to the extent not adverse to the interest of any other Lender or Issuing Bank, such longer period as such Issuing Bank may agree in its sole discretion) after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) Other Fees. Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the applicable Agents.

(e) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay (i) the Fronting Fees directly to the Issuing Bank, and (ii) the Fees provided under Section 2.05(d) directly to the Agents. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans. (a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swing Line Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, during an Event of Default pursuant to Sections 8.01(a), (b), (g) or (h), all Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.06(a) and (b), (ii) in the case of participations in Letters of Credit, 2.0% plus the LC Participation Fee applicable under Section 2.05 or (iii) in the case of any other Obligation, 2.0% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) (including interest on past due interest) and all interest accrued but unpaid on or after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable, shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day. The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07 Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Commitments, the Swing Line Commitments and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Revolving Commitments of any Class shall be in an amount that is an integral multiple of $250,000 and not less than $500,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposure for all Lenders would exceed the aggregate amount of Revolving Commitments.

(c) Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction (which effective date shall be a Business Day), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower in accordance with this Section 2.07 may expressly state that such notice is conditioned upon the effectiveness of new credit facilities or similar new Indebtedness and which effectiveness will result in the immediate payment in full in cash of all Obligations and the Cash Collateralization of all outstanding Letters of Credit, in which case such notice may be revoked by Borrower (by written notice to the Administrative Agent on or prior to 2:00 p.m., New York City time, one Business Day prior to the specified notice effective date) if such condition is not satisfied or not reasonably likely to be satisfied and Borrower shall pay any amounts due under Section 2.13, if any, in connection with any such revocation. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.08 Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Swing Line Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Amortization of Term Borrowings. (a) Borrower shall pay to the Administrative Agent, for the account of the Term Loan Lenders, on the last Business Day of each fiscal quarter, commencing with the first full fiscal quarter following the Closing Date (each such date, a “Term Loan Repayment Date”), an amount equal to 0.25% of the original principal amount of such Term Loans made on the Closing Date (as adjusted from time to time pursuant to Section 2.10(h) and in connection with any Incremental Term Loans made pursuant to Section 2.19 hereof), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously irrevocably paid in full in cash, all Term Loans and all accrued and unpaid interest on such Term Loans shall be due and payable on the Term Loan Maturity Date.

Section 2.10 Optional and Mandatory Prepayments of Loans. (a) Optional Prepayments. Borrower shall have the right at any time and from time to time, to prepay any Credit Extension, in whole or in part, subject to the requirements of this Section 2.10 and together with (i) all accrued and unpaid interest and (ii) any amounts payable under Section 2.12, on amounts to be prepaid; provided that each partial prepayment shall be in an amount that is an integral multiple of not less than $250,000 or, if less, the outstanding principal amount of such Borrowing.

(b) Revolving Loan Prepayments. In the event of the termination of all the evolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and Swing Line Loans and either (A) replace all outstanding Letters of Credit or (B) cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i).

(i) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Borrowings and, third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i) in an aggregate amount sufficient to eliminate such excess.

(ii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i) in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i) in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale, Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(j); provided that with respect to any such Net Cash Proceeds, so long as no Event of Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested (or have a binding commitment to be reinvested) in fixed or capital assets useful in the business of any Loan Party within 365 days following the date of such Asset Sale and such Net Cash Proceeds shall be deposited (and maintained) in a deposit account of the Borrower or any Subsidiary Loan Party which is subject to a Control Agreement; provided that, if all or any portion of such Net Cash Proceeds is not so reinvested within a 180-day period following such 365-day period, such unused portion shall be immediately applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c);

(d) Debt Issuance. Not later than three Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance by any Company, Borrower shall make prepayments in accordance with Section 2.10(j) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e) Equity Issuance. Not later than three Business Days following the receipt of any Net Cash Proceeds of an Equity Issuance pursuant to Section 8.02, the Borrower shall make prepayments in accordance with Sections 2.10(j) and (k) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(f) [Intentionally Omitted].

(g) Casualty Events. Not later than five Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Company, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(j); provided that so long as no Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are reasonably expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in assets useful in the business of any Loan Party (or enter into a binding commitment for such reinvestment), no later than 365 days following the date of receipt of such proceeds and such Net Cash Proceeds shall be deposited (and maintained) in a deposit account of the Borrower or any Subsidiary Loan Party which is subject to a Control Agreement; provided that if all or any portion of such Net Cash Proceeds is not so reinvested within a 180 day period following such 365 day period, such unused portion shall be immediately applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(g).

(h) Excess Cash Flow. Within 5 Business Days of the required date of delivery to the Administrative Agent of the financial statements pursuant to Section 5.01(a) with respect to such fiscal year in which such Excess Cash Flow Period occurs, Borrower shall make prepayments in accordance with Sections 2.10(j) and (k) in an aggregate principal amount equal to the following percentage of Excess Cash Flow for the Excess Cash Flow Period then ended based on the First Lien Leverage Ratio at the end of such Excess Cash Flow Period:

First Lien Leverage Ratio	Percentage of Excess Cash Flow
Greater than 2.75:1.00	50%
Equal to or less than 2.75:1.00 and greater than 2:25:1.00	25%
Equal to or less than 2.25:1.00	0%

(i) [Reserved].

(j) Application of Prepayments.

(i) Prior to any optional prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to clause (ii) below, subject to the provisions of this Section 2.10(j). Any prepayments of Loans pursuant to Section 2.10 shall be applied (w) first to reduce the Term Loan in direct order for the next eight consecutive quarterly payments and then on a pro rata basis among the payments remaining to be made on each Term Loan Repayment Date, (x) second, to the extent there are prepayment amounts remaining after the application of such prepayments under clause “first”, such excess amounts shall be applied to the prepayment of outstanding Revolving Loans (including to Cash Collateralize outstanding Letters of Credit) (but without any corresponding reduction in Revolving Commitments and Borrower shall comply with Section 2.10(b)), and (y) third, to the extent there are prepayment amounts remaining after the application of such prepayments under clauses “first” and “second”, such excess amounts shall be applied to the prepayment of outstanding Second Lien Term Loans on a pro rata basis in accordance with the terms of the Second Lien Credit Agreement and the Intercreditor Agreement.

(ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Loans shall be applied, as applicable, first, to reduce ABR Loans and, thereafter, any amounts remaining after each such application shall be applied to prepay Eurodollar Loans.

(k) Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment , (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and (iii) in the case of prepayment of Swing Line Loans, not later than 1:00 p.m., New York City time, on the date of prepayment (or such later time as may be agreed upon by the Administrative Agent). Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than notice relating solely to Swing Line Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication; provided that a notice of prepayment delivered by Borrower in accordance with this Section 2.10(k) may expressly state that such notice is conditioned upon the effectiveness of new credit facilities or similar new Indebtedness and which effectiveness will result in the immediate payment in full in cash of all Obligations and the Cash Collateralization of all outstanding Letters of Credit, in which case such notice may be revoked by Borrower (by written notice to the Administrative Agent on or prior to 2:00 p.m., New York City time, one Business Day prior to the specified notice effective date) if such condition is not satisfied or not reasonably likely to be satisfied and Borrower shall pay any amounts due under Section 2.13, if any, in connection with any such revocation. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(l) Waiver of Mandatory Prepayments. Notwithstanding the foregoing provisions of this Section 2.10, (i) in the case of any mandatory prepayment of the Term Loans, Term Loan Lenders may waive, by written notice to Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder, the right to receive the amount of such mandatory prepayment of the Term Loans, (ii) if any Term Loan Lender or Term Loan Lenders elect to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Term Loans of such Lender or Lenders shall be offered by Borrower to the remaining non-waiving Term Loan Lender or Term Loan Lenders on a pro rata basis, based on the respective principal amounts of their outstanding Term Loans, (iii) if and to the extent any such non-waiving Term Loan Lender does not elect by written notice to Borrower and the Administrative Agent within five (5) Business Days following the date on which the offer is made pursuant to clause (ii) above to accept such offer, such Term Loan Lender shall be deemed to have rejected such offer, (iv) any amounts not applied to the prepayment of Term Loans pursuant to clause (ii) or clause (iii) above shall be applied instead on the fourth Business Day following the date on which the offer is made to Term Loan Lenders pursuant to clause (ii) above to the prepayment of outstanding Revolving Loans (but without any corresponding reduction in Revolving Commitments) and (v) to the extent there are any prepayment amounts remaining after the foregoing application, Borrower shall apply all of such amounts to the prepayment of the Second Lien Term Loans in accordance with the terms of the Second Lien Credit Agreement and the Intercreditor Agreement on a pro rata basis, and the Lenders hereby are deemed to consent to any such prepayment.

(m) Prepayment Premium (Term Loans). At the time of the effectiveness of any Repricing Event that is consummated on or prior to the date that is six (6) months after the Closing Date, the Borrower agrees to pay on the date of effectiveness of such Repricing Event the Repricing Premium to the Administrative Agent, for the ratable account of each affected Term Loan Lender.

Section 2.11 Alternate Rate of Interest. If prior to the commencement of Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12 Increased Costs; Change in Legality. (a) if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower shall, upon the written request of such Lender or the Issuing Bank, pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered, it being understood that this Section 2.12 shall not apply to Taxes. The protection of this Section 2.12 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b) If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or the Letters of Credit issued by, or Swing Line Loans held by, such Lender, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 2.12(a) or (b) shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within five Business Days (or, to the extent not adverse to the interest of any other Lender or Issuing Bank, such longer period as such Issuing Bank may agree in its sole discretion) after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that (i) Borrower shall be under no obligation to compensate such Lender or the Issuing Bank with respect to any period prior to the date that is 270 days prior to the date on which such Lender or the Issuing Bank makes a claim hereunder if such Lender or the Issuing Bank prior to such date knew or could reasonably have been expected to know of the circumstances giving rise to the claim hereunder, and (ii) the foregoing limitation shall not apply to any claims arising out of the retroactive application of any Change in Law within such 270-day period.

(e) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to Borrower and to the Administrative Agent; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.12(f).

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(f) For purposes of Section 2.12(e), a notice to Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the actual loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such actual loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate plus the Applicable Margin (together with any interest payable at the Default Rate, if then applicable) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York 10022 Attn: El Pollo Loco Account Manager,

except payments to be made directly to the Issuing Bank or Swing Line Lender as expressly provided herein and except that payments pursuant to Section 2.12, 2.13, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars. For the avoidance of doubt, notwithstanding any other provision of any Loan Document to the contrary, no payment received directly or indirectly from any Loan Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by the Administrative Agent or otherwise to the payment of any Excluded Swap Obligations.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of such interest and fees then due to such parties and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of such principal and Reimbursement Obligations then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 11.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, had such amounts been distributed as provided in Section 2.14(b), then the Lender receiving such greater proportion shall either (x) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement or (y) purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary for application to the Obligations in accordance with the applicable provisions of this Agreement (including Section 2.14(b)); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, Term Loans or participations in LC Disbursements to any assignee or participant, other than to any Company or any Affiliates thereof (as to which the provisions of this Section 2.14(c) shall apply) except as permitted pursuant to Section 11.04(c). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d), 2.17(e) or 11.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be deducted or withheld from such payments under applicable Legal Requirements, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions, reductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, any Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, Borrower shall make or cause to be made such deductions, reductions or withholdings and Borrower shall timely pay or cause to be paid the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b) In addition, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c) Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and expenses arising therefrom or with respect thereto (other than those resulting from such person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation of and basis for such payment or liability delivered to Borrower by a Lender or the Issuing Bank (in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days following any such payment being due, by or on behalf of Borrower to a

Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other documentary evidence after written request by the Administrative Agent, Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank for any incremental Taxes or expenses that may become payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, as a result of any such failure.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Foreign Lender shall (i) furnish either (a) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form) or (b) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit L if it is furnishing a Form W-8BEN.

(f) The Administrative Agent and each Lender that is not a Foreign Lender shall furnish two accurate and complete originally executed U.S. Internal Revenue Service Forms W-9 (or successor form).

(g) Each Lender shall use commercially reasonable efforts to promptly provide, at the time or times prescribed by applicable law or reasonably requested by Borrower, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower to avoid the imposition of withholding obligations under FATCA with respect to such Lender to the extent such Lender is legally able to do so without material cost or other material detriment. If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within three Business Days after receipt of written notice that the Administrative Agent or such

Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.15(g) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential or privileged to Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

Section 2.16 Mitigation Obligations; Replacement of Lenders. (a) Mitigation of Obligations. If any Lender requests compensation under Sections 2.12(a) or (b), or if any event described in Section 2.12(a) occurs (to the extent (and only to the extent) that such event shall materially disproportionately adversely affect any individual Lender), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, or eliminate the matters described in Section 2.12(e), (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender. Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Sections 2.12(a) or (b), (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.12(e), (iii) Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.15, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders, and, which in each case, has been consented to by other Lenders or other affected Lenders having Loans, LC Exposure, and unused Revolving Commitments and Term Loan Commitments representing an aggregate of more than 50% of the sum of all Loans outstanding, LC Exposure, and unused Revolving Commitments and Term Loan Commitments at such time, as the case may be, or (v) any Lender becomes a Defaulting Lender or any Lender or the Issuing Bank defaults in its obligations to make Loans or issue Letters of Credit, as the case may be, or other extensions of credit hereunder, Borrower may, not later than ninety (90) days following the occurrence of any such event, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) except in the case of clause (iv) above if the effect of such amendment, waiver or other modification of the applicable Loan Document would cure all Defaults and Events of Defaults then ongoing, no Default or Event of Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the prior written consent of the Issuing Bank), which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans or LC Disbursements of such Lender or the Issuing Bank, respectively, affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Sections 2.10(m), 2.12 and 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Sections 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (a) of this Section 2.16), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Sections 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and the Issuing Bank hereby grants to the Administrative Agent (other than any Lender upon written request at the sole discretion of the Administrative Agent) an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender and the Issuing Bank as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

(c) Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans and/or Swing Line Commitments and Swing Line Loan shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except that the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans shall be included for purposes of voting, and the calculation of voting, on the matters set forth in Section 11.02(b)(i)-(x) (including the granting of any consents or waivers) only to the extent that any such matter materially and disproportionately affects such Defaulting Lender; (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (B) any mandatory prepayment of the Loans pursuant to Section 2.10 shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B); (iii) the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans, Swing Line Exposure and LC Exposure shall be excluded for purposes of calculating the Commitment Fee payable to Revolving Lenders pursuant to Section 2.05(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (iv) if any Swing Line Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then: (A) all or any part of such Swing Line Exposure and LC Exposure shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Commitments but, in any case, only to the extent the sum of the Revolving Exposures of all Revolving Lenders that are not Defaulting Lenders does not exceed the total of the Revolving Commitments of all Revolving Lenders that are not Defaulting Lenders; (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Swing Line Exposure and LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.17(i) for so long as such Swing Line Exposure or LC Exposure is outstanding; (C) if Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (iv), Borrower shall not be required to pay any LC Participation Fee to such Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; (D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (iv), then the fees payable to the Lenders pursuant to Section 2.05 shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated LC Exposure; and (E) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (iv), then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and LC Participation Fee payable under Section 2.05 with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated; (v) the Revolving Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender; and (vi) so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with paragraph (iv) of this Section 2.16(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (iv)(A) of this Section 2.16(c) (and Defaulting Lenders shall not participate therein). In the event that each of the Administrative Agent, Borrower and the Issuing Banks agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure, LC Exposure and Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment.

For purposes of this Agreement, (i) “Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations and the Specified Hedging Agreement Obligations are declared or become immediately due and payable, (b) with respect to any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any such funding obligations of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iii) “Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective funding obligations) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.16(c), performance by Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.16(c). The rights and remedies against a Defaulting Lender under Section 2.16(c) are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.17 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Wholly Owned Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Wholly Owned Subsidiary). The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Furthermore, General Electric Capital Corporation as an Issuing Bank may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by applicable laws, rules and regulations, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies. With respect to Letters of Credit, “issue” means to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “issued”, “issuance” and “issuer” have correlative meanings. The parties hereto agree that the Existing Letters of Credit shall constitute Letters of Credit issued pursuant hereto, entitled to and for the benefits of a Letter of Credit hereunder and under the Loan Documents.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved in writing by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the face amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Wholly Owned Subsidiaries (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Wholly Owned Subsidiary);

(vi) the documents, if any, to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, the total Revolving Exposures shall not exceed the total Revolving Commitments then in effect, the conditions set forth in Section 4.02 in respect of such issuance, amendment, renewal or extension shall have been satisfied and (iv) if any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be obligated to issue any Letter of Credit unless pursuant to Section 2.16(c) the Defaulting Lender has been replaced or the LC Exposure of such Defaulting Lender has been reallocated or cash collateralized. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $50,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date which is 180-days after the date of the issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180-days after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided that this Section 2.17(c) shall not prevent any Issuing Bank from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (and, in any case, not to extend beyond the Letter of Credit Expiration Date) unless each such Issuing Bank elects not to extend for any such additional period.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.17(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.17(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans.

(ii) If Borrower fails to make such payment when due, or if the amount is not financed pursuant to the proviso to Section 2.17(e)(i), the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of Borrower and such Revolving Lender severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the Default Rate and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.17(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; (vi) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management, prospects or value of any Company; or (vii) any other fact, circumstance or event whatsoever. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential, exemplary, special, punitive or other indirect damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Legal Requirements) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction) with respect to such a determination, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.17(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the Default Rate. Interest accrued pursuant to this Section 2.17(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.17(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.17(i), Borrower shall deposit in the LC Sub-Account, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Parent or Borrower described in Sections 8.01(g) or (h). Funds in the LC Sub-Account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations and the Specified Hedging Agreement Obligations of Borrower in accordance with Article IX. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest with respect to such amounts (to the extent not applied as aforesaid) shall, in accordance with Article IX, be returned to Borrower within five Business Days after all Events of Default have been cured or waived.

(j) Additional Issuing Banks. Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank (which consent shall not be unreasonably withheld) and such Revolving Lender(s). Any Revolving Lender designated as an issuing bank pursuant to this Section 2.17(j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 10 days’ prior written notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any Order of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Section 2.18 Swing Line Loans.

(a) Swing Line Commitment. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.18, agrees to make Swing Line Loans to Borrower from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swing Line Loans, Borrower shall be deemed to represent and warrant that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swing Line Loans exceeding the Swing Line Commitment, or (ii) the sum of the total Revolving Exposure exceeding the total Revolving Commitments; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance, in whole or in part, an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swing Line Loans. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby, irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Percentage times the amount of such Swing Line Loan. Notwithstanding any contrary provision, if any Revolving Lender is a Defaulting Lender, the Swing Line Lender will not be obligated to make any Swing Line Loans unless pursuant to Section 2.16(c) the Defaulting Lender has been replaced or the Swing Line Exposure of such Defaulting Lender has been reallocated

(b) Swing Line Loans. To request a Swing Line Loan, Borrower shall deliver, by hand delivery or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent and the Swing Line Lender, not later than 12:00 p.m., New York City time (or such later time as the Administrative Agent and Swing Line Lender may agree in their respective discretion), on the Business Day of a proposed Swing Line Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swing Line Loan. Each Swing Line Loan shall be an ABR Loan. The Swing Line Lender shall make each Swing Line Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swing Line Lender, if any, or otherwise to an account as directed by Borrower in the applicable Borrowing Request (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank). The Swing Line Lender shall endeavor to fund each Swing Line Loan by 3:00 p.m., New York City time and shall in all events fund each Swing Line Loan by no later than 5:00 p.m., New York City time, on the requested date of such Swing Line Loan. Borrower shall not request a Swing Line Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default or Event of Default has occurred and is continuing or would immediately thereafter result therefrom. Swing Line Loans shall be made in minimum amounts of $50,000 and integral multiples of $50,000 above such amount.

(c) Prepayment. Borrower shall have the right at any time and from time to time to repay, without prepayment or penalty, any Swing Line Loan, in whole or in part, upon giving written notice to the Swing Line Lender and the Administrative Agent before 3:00 p.m., New York City time, on the proposed date of repayment.

(d) Participations. The Swing Line Lender may at any time in its discretion, by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swing Line Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans then outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swing Line Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Pro Rata Percentage of such Swing Line Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or a reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Revolving Lenders; provided, that the Revolving Lender who is the Swing Line Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent shall notify Borrower of any participations in any Swing Line Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from Borrower (or other party on behalf of Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

(e) Resignation or Removal of the Swing Line Lender. The Swing Line Lender may resign as Swing Line Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and Borrower. Following such notice of resignation from the Swing Line Lender, the Swing Line Lender may be replaced at any time by written agreement among the Borrower (with Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees and interest accrued for the account of the replaced Swing Line Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swing Line Lender shall have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lenders, or to such successor and all previous Swing Line Lenders, as the context shall require. After the resignation or replacement of the Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swing Line Loans.

Section 2.19 Increase in Commitments.

(a) Borrower Request. Borrower may by written notice to the Administrative Agent elect to request (x) the establishment of one or more new Term Loan Commitments under a new term facility or under the existing term facility or any increase under an existing tranche of Loans (each, an “Incremental Term Loan Commitment”) and/or (y) an increase in the aggregate principal amount of Revolving Loan Commitments under the existing revolving facility (each an “Incremental Revolving Loan Commitment” and together with Incremental Term Loan Commitment, the “Incremental Facilities”), in an aggregate amount not to exceed $30,000,000. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such different date as may be agreed to by the Administrative Agent in its sole discretion) and (ii) the identity of each potential Lender (each such person, an “Additional Lender”) to whom Borrower proposes any portion of such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of such Incremental Term Loan Commitments or Incremental

Revolving Loan Commitments may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment or Incremental Revolving Loan Commitment; provided further that the incurrence of Incremental Facilities subject to this Section 2.19 shall in all cases be subject to compliance with (x) the financial covenants set forth in Section 6.10 on a Pro Forma Basis and (y) a First Lien Leverage Ratio computed on a Pro Forma Basis not to exceed 2.75:1.00, in each case, including after giving effect to any Permitted Acquisition consummated in connection herewith (assuming that any such Incremental Revolving Loan Commitments are drawn in full and that all such Incremental Facilities are secured on a first lien basis, whether or not so secured but excluding the proceeds thereof from any netting obligations), such compliance to be determined on the basis of the financial statements most recently required to be delivered to the Administrative Agent pursuant to Section 5.01(a) or (b), as the case may be.

(b) Conditions. Such Incremental Term Loan Commitments and Incremental Revolving Loan Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) the proceeds of the Incremental Term Loans and/or Incremental Revolving Loans shall be used in accordance with Section 3.12 and Section 5.08;

(iii) Borrower shall make no more than five (5) requests for such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments over the term of this Agreement;

(iv) Each Incremental Term Loan Commitment and Incremental Revolving Commitment shall be in made in a minimum aggregate amount of $5,000,000; and

(v) Borrower shall deliver or cause to be delivered any customary amendments to the Loan Documents or other documents reasonably requested by the Administrative Agent or any Incremental Term Loan Lender or Incremental Revolving Loan Lender in connection with any such transaction.

(c) Terms of New Term Loans and Commitments. The terms and provisions of Loans made pursuant to such Incremental Term Loan Commitments shall be subject to Section 2.19(f) and as follows:

(i) the terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein (including Section 2.19(f)) or in the Increase Joinder, or except with respect to terms applicable only to periods after the Term Loan Maturity Date, either (A) substantially consistent (taken as a whole) as the Term Loans existing on the Increase Effective Date or (B) no more favorable (taken as a whole) to the Incremental Term Loan Lenders providing such Incremental Term Loans than those applicable to the Term Loans existing on the Increase Effective Date (in each case, it being understood and agreed that Incremental Term Loans may be a part of the Term Loans);

(ii) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the existing Term Loans; and

(iii) the maturity date of Incremental Term Loans (as extended from time to time pursuant to Section 2.20) shall not be earlier than the Term Loan Maturity Date.

(d) Terms of New Revolving Loans and Commitments. On any Increase Effective Date on which Incremental Revolving Loan Commitments are effected, subject to the satisfaction or waiver of the foregoing terms and the conditions in Section 2.19(b), (i) each of the applicable Revolving Lenders shall be deemed to have assigned to each Lender with Incremental Revolving Loan Commitments, and each such Lender shall be deemed to have purchased from each of the applicable Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the applicable Revolving Loans outstanding on such Increase Effective Date as shall be necessary in order that, immediately after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing applicable Revolving Lenders and Incremental Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Loan Commitments to the Revolving Commitments, (ii) each Incremental Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (iii) each Incremental Revolving Loan Lender shall become a Lender with respect to the Incremental Revolving Loan Commitment and all matters relating thereto.

(e) Joinder. Such Incremental Term Loan Commitments and Incremental Revolving Loan Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such Incremental Term Loan Commitment or Incremental Revolving Loan Commitment, in form and substance reasonably satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate (which may be in the form of an amendment and restatement of this Agreement), in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19.

(f) Yield. If the initial Yield (as defined below) on such Incremental Term Loans exceeds the then applicable Yield on the Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential. For purposes of this Section 2.19, “Yield” shall mean the then “effective yield” on such Loans as determined by the Administrative Agent and consistent with generally accepted financial practice, taking into account the applicable interest rate margins, any interest rate floors (but only to the extent an increase in the interest rate floor in the Term Loans funded on the Closing Date would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the Term Loans funded on the Closing Date shall be increased to the extent of such differential between interest rate floors) but excluding arrangement, structuring, underwriting, commitment, amendment or other fees (regardless of whether paid in whole or in part to any or all Lenders) and other fees not paid generally to all Lenders of such Indebtedness).

(g) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.19 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents, except that the Incremental Term Loans may be subordinated in right of payment or, subject to the terms of the Intercreditor Agreement, the Liens securing such Incremental Term Loans may be subordinated, in each case, as set forth in the Increase Joinder. Borrower and the Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Incremental Term Loans or any such Incremental Term Loan Commitments.

Section 2.20 Extension Amendments.

(a) Borrower may at any time and from time to time request that all or a portion, including one or more Tranches of the Loans (including any Extended Loans), each existing at the time of such request (each, an “Existing Tranche” and the Loans of such Tranche, the “Existing Loans”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, “Extended Tranche” and the Loans of such Tranche, the “Extended Loans”) and to provide for other terms consistent with this Section 2.20. In order to establish any Extended Tranche, Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms (other than provided in clause (c) below) shall be (taken as a whole) substantially similar to, or (taken as a whole) no more favorable to the Lenders providing the Loans that are being extended or replaced (in each case, other than for terms applicable only to periods after the Latest Maturity Date of the Existing Loans) to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the commitment fee, if any, with respect to the Extended Tranche may be higher or lower than the commitment fee, if any, for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided, that, notwithstanding anything to the contrary in this Section 2.20 or otherwise, (1) such Extended Tranche shall not be, (x) in the case of any Extended Tranche relating to Term Loans, shall not have a Weighted Average Life to Maturity shorter than the applicable Specified Existing Tranche, (2) no Extended Tranche shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the Existing Tranches, (3) the repayment or prepayment, the mandatory prepayment and the commitment reduction of any of Loans or Commitments under the Extended Tranches shall be made on a pro rata basis with all other outstanding Loans or Commitments (including all Extended Tranches) respectively; provided, that, Extended Loans may, if the Extending Lenders making such Extended Loans so agree, participate on a less than pro rata basis in any voluntary or mandatory repayment or prepayment or commitment reductions hereunder, (4) each Lender in the Specified Existing Tranche shall be permitted to participate in the Extended Tranche in accordance with its pro rata share of the Specified Existing Tranche and (5) assignments and participations of Extended Tranches shall be governed by the same assignment and participation provisions applicable to Loans and Commitments hereunder as set forth in Section 11.04. No Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, commitments of any Existing Tranche converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans (and, if applicable, commitments) from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b) Borrower shall provide the applicable Extension Request at least five Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended

Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election.

(c) Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins, fees or prepayments and notwithstanding anything to the contrary set forth in Section 11.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.20 and the arrangements described above in connection therewith.

(d) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date) and (B) if, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Specified Existing Tranches, such loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s applicable Specified Existing Tranches to the applicable Extended Tranches so converted by such Lender on such date.

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then Borrower may, on notice to the Administrative and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.04 (with the assignment fee and any other costs and expenses to be paid by Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to Borrower to obtain a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full at par by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.20, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full in cash by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Non-Extending Lender.

Section 2.21 Refinancing Facilities. (a) At any time after the Closing Date, Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans or Revolving Loans then outstanding under this Agreement (which will be deemed to include any then outstanding Incremental Term Loans under any Incremental Term Commitments or Incremental Revolving Loan Commitments) and any then outstanding Refinancing Term Loans in the form of Refinancing Term Loans or Refinancing Term Commitments or any then outstanding Refinancing Revolving Loans in the form of Refinancing Revolving Loans or Refinancing Revolving Loan Commitments, in each case, pursuant to a Refinancing Amendment; provided, that such Credit Agreement Refinancing Indebtedness (i) will, to the extent secured, rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder (but for the avoidance of doubt, such Credit Agreement Refinancing Indebtedness may be unsecured), (ii) will have such pricing and prepayment terms as may be agreed by Borrower and the Lenders thereof, (iii) (x) will have a maturity date that is, to the extent such Loans are Refinancing Term Loans, equal to or later than the date that is 91 days after the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced, and (y) to the extent such Loans are Refinancing Revolving Loans, will have a maturity date that is equal to or later than the date that is 91 days after the maturity date of the Revolving Loans being refinanced, (iv) will have such pricing, interest rate margins, rate floors, discounts, fees, premiums and optional prepayment provisions and financial covenants as may be agreed by Borrower and the Lenders thereof, and (v) will have other terms and conditions that are similar to, or, taken as a whole, not materially more favorable to the investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt; provided, further that the terms applicable to such Credit Agreement Refinancing Indebtedness may provide for any other additional or different terms and provisions that are agreed between Borrower and the Lenders or Additional Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements reasonably satisfactory to the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans or Refinancing Revolving Loans). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section.

(b) This Section 2.21 shall supersede any provisions in Section 11.02 to the contrary.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swing Line Lender and each of the Lenders (subject to Section 5.13) that:

Section 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to own, lease and operate its property and (c) is qualified, licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in the case of clauses (b) and (c), to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party. This Agreement has been duly executed and delivered by each Loan Party which is party hereto and constitutes, and each other Loan Document to which any Loan Party is required to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts; No Default. The Transactions (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and the Second Lien Loan Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Loan Party, (c) will not violate or result in a default or require any consent or approval under any indenture, instrument, agreement, or other document binding upon any Loan Party or its property or to which any Loan Party or its property is subject, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, (d) will not violate any Legal Requirement in any material respect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Security Documents and the Second Lien Loan Documents and other Permitted Liens. No Default or Event of Default has occurred and is continuing.

Section 3.04 Financial Statements; Projections. (a) The financial statements for the fiscal years ended 2010, 2011 and 2012 and the fiscal quarter ended June 26, 2013 and all financial statements delivered pursuant to Section 5.01(a) and (b) have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of Parent as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes).

(b) Borrower has heretofore delivered to the Lenders Borrower’s unaudited pro forma consolidated balance sheet and statements of income and cash flows, as of and for the three-month period ended June 26, 2013, in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income and cash flows. Such pro forma financial statements (A) have been prepared in good faith by the Loan Parties, based upon (i) the assumptions stated therein (which assumptions, taken as a whole, are believed by the Loan Parties on the date thereof to be reasonable (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, and that actual results during the period covered thereby may differ from the projected results and such differences may be material)) and (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) above, (B) accurately reflect in all material respects all adjustments required to be made to give effect to the Transactions, (C) have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) consistently applied throughout the applicable period covered, respectively, thereby, and (D) present fairly the pro forma consolidated financial position and results of operations of Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(c) Borrower has heretofore delivered to the Lenders the forecasts of financial performance of Parent and its Subsidiaries for the fiscal years beginning with 2014 through and including 2017 (the “Projections”). The Projections have been prepared in good faith by the Loan Parties and based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date thereof to be reasonable (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, and that actual results during the period covered thereby may differ from the projected results and such differences may be material)) and (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) above consistently applied throughout the fiscal years covered thereby.

(d) Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company of any kind of the type required to be set forth on a balance sheet of Parent prepared in accordance with GAAP whether accrued, contingent, absolute, determined, determinable or otherwise, which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Since December 26, 2012, there has been no event, change, circumstance or occurrence that has had, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.05 Properties. (a) Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected, in any material respect, to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. Except as could not reasonably be expected to result in a Material Adverse Effect, the property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company.

(c) No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any person, other than any infringement that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect. The Real Property is zoned in all material respects to permit the uses for which such Real Property is currently being used.

(e) Except for exceptions to the following that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there is no pending or threatened condemnation or eminent domain proceeding with respect to, or that could affect, any of the Real Property of the Companies.

Section 3.06 Intellectual Property. (a) El Pollo Loco Mark. The Borrower owns all right, title and interest in the “El Pollo Loco” mark in the United States for use in connection with the goods and services for which such mark is currently used by each Company and the Borrower owns all right, title, and interest in its registrations for such mark and, to each Loan Party’s knowledge, no other person or entity has any ownership interest in such mark in connection with such goods and services.

(b) Ownership; No Claims; Use of Intellectual Property; Protection of Trade Secrets. Without limiting the foregoing subsection, each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications, trademarks, trade names, service marks, trade dress, logotypes and other indicia of origin, copyrights, domain names and applications for registration thereof, and technology, trade secrets, proprietary information, inventions, know-how and processes, (“Intellectual Property”) in each case necessary to carry on the business now operated by it (including, to the extent that the Company is licensing its Intellectual Property to third parties, the right to do so and to collect royalties therefrom, and including, with respect to Intellectual Property owned by the Company, the right to enforce its rights therein), except for those failures to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except pursuant to franchise agreements, samples of which have been provided to the Administrative Agent and other licenses, supply agreements, and other user agreements entered into by each Company, no Company has authorized any other Person to use any Intellectual Property owned by such Company. Each Company has taken commercially reasonable actions to protect the secrecy and confidentiality of all material trade secrets owned by such Company’s business.

(c) Registered Intellectual Property Trade Secrets. (i) On and as of the Closing Date, each Company owns the issued patents and pending patent applications, trademark, service mark and domain name registrations and pending applications, and copyright registrations and pending applications listed in Section II(B) (or accompanying schedule) of the Perfection Certificate, and (ii) all such patents and registered trademarks, service marks, copyrights and domain names owned by each Company and material to its business are, subsisting and in full force and effect and, to the Company’s knowledge, are valid.

(d) No Violations or Proceedings. (i) No Company is aware of any violation by others of any right of any Company with respect to any Intellectual Property, other than such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (ii) no Company is infringing upon or misappropriating any copyright, patent, trademark, trade secret or other intellectual property right of any other Person except such as individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, (iii) no proceedings are pending against any Company, or to the Company’s knowledge, threatened, and no written claim against any Company has been received by any Company, alleging any infringement or misappropriation, except to the extent that such proceedings, threats, or claims, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (iv) no claim has been asserted in writing by any Person or is pending challenging the Company’s right to own to use any Intellectual Property, or the validity of the Company’s Intellectual Property, except to the extent that such claims, individually or in the aggregate, could not result in a Material Adverse Effect and (v) no Company is in breach of, or in default under, any license of Intellectual Property or trademark co-existence agreement or covenant not to sue, except where such breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) No Impairment. The consummation of the Transactions will not alter or impair the Company’s right to own or use any Intellectual Property, except for such alterations or impairments which result from the Company’s compliance with, or the Agent’s enforcement of its rights under, the Loan Documents, and except for such alterations or impairments that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) No Agreement or Order Materially Affecting Intellectual Property. Except as set forth in Schedule 3.06(f), as of the Closing Date, no Company is a party to or otherwise bound by any settlement, covenant not to sue, or other agreement, or outstanding Order, which would materially affect the Company’s use or licensing of its Intellectual Property in its business as currently conducted.

Section 3.07 Equity Interests and Subsidiaries. (a) Schedule 3.07(a) sets forth, as of the Closing Date, a list of (i) Parent and each Subsidiary of Parent and its jurisdiction of incorporation or organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Parent and Borrower and other than Equity Interests of Parent subject to or acquired by exercise of equity or equity-based awards held by current or former employees, directors or consultants of any Company, are owned by Borrower, directly or indirectly, through Wholly Owned Subsidiaries. All Equity Interests of Borrower are owned directly by Parent. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted and Liens permitted by Section 6.02(j) and (k) hereto, and, as of the Closing Date, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein) of Borrower, Parent or any of its other Subsidiaries.

(b) No consent of any person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary in connection with the creation, perfection or first priority status (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Security Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests.

(c) A complete and accurate organization chart, showing the ownership and organizational structure of the Companies on the Closing Date, immediately after giving effect to the Transactions, is set forth on Schedule 3.07(c).

Section 3.08 Litigation; Compliance with Legal Requirements. (a) There are no actions, suits, claims, disputes, investigations, suspensions, or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of the knowledge of any Loan Party, threatened against any Company or any business, property or rights of any Company in writing, (i) that purport to affect or involve any Loan Document or any of the Transactions or (ii) that have resulted, or if adversely determined, could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect. Without limiting the foregoing, the Company is now and, after giving effect to the Transactions, will continue to be, authorized to offer and sell franchises in each of the states in which there now exist El Pollo Loco franchises.

(b) No Company or any of its property is (i) in violation of, nor will the continued operation of its business as currently conducted violate, any Legal Requirements (including any franchise laws (including, but not limited to, The Uniform Franchise Offering Circular), regulations, rules, decrees, orders, permits, exemptions or zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or (ii) in default with respect to any Order, in case of clauses (i) and (ii), where such violation or default, has resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.

Section 3.09 Agreements. No Company is in default in any manner under any provision of any indenture or other document, agreement or instrument evidencing Indebtedness or Contingent Obligation, or any other document, agreement or instrument to which it is a party or by which it or any of its property is or may be bound or subject, where such default has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) No Company is engaged principally, or has one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b) No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

Section 3.11 Investment Company Act, etc. No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness under the Loan Documents or grant any Contingent Obligation in respect of Indebtedness under the Loan Documents.

Section 3.12 Use of Proceeds. Borrower will use the proceeds of the Loans and the Second Lien Term Loans to (i) repay all of the Existing Debt pursuant to the Existing Debt Repayment Documents, (ii) fund certain fees and expenses associated with the Transactions and (iii) fund working capital, capital expenditures and general corporate purposes (including to effect Permitted Acquisitions and other Investments permitted hereunder).

Section 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal, material state, material foreign and material local Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all material Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Company has knowledge of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings have resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.

Section 3.14 No Material Misstatements. No written information, report, financial statement, certificate (including the Perfection Certificate), Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection any Loan Document or included therein or delivered pursuant thereto (including the Preliminary Information Memorandum), excluding any projections and information of a general economic or industry specific nature taken as a whole and when furnished, contained or contains any material misstatement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were or are made, not materially misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule constitutes a forecast or projection, each Loan Party represents and warrants only that on the date of preparation thereof such forecast or projection was prepared in good faith based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date of preparation thereof to be reasonable (it being recognized that such forecasts or projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results, such differences may be material, and no assurance can be given that the projected results will be realized) and (ii) accounting principles consistent with the historical financial statements of Parent.

Section 3.15 Labor Matters. There are no strikes, lockouts or slowdowns against any Company pending or, to the best of the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16 Solvency. Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension with respect to the Parent and its subsidiaries on a consolidated basis, (A) the fair value of the properties of the Parent and its subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, (B) the present fair saleable value of the property of the Parent and its subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (C) the Parent and its subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (D) the Parent and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the businesses in which they are engaged, as such businesses are now conducted and are proposed, contemplated or about to be conducted following the Closing Date.

Section 3.17 Employee Benefit Plans. (a) The Company and each of its ERISA Affiliates is in material compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans. Each Employee Benefit Plan complies in all material respects, and is operated and maintained in compliance in all material respects, with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification.

(b) No ERISA Event has occurred or is expected to occur. No Pension Plan has any Unfunded Pension Liability. Within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of its ERISA Affiliates. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(c) Except to the extent required under (i) Section 4980B of the Code or applicable state law or (ii) the terms of any employment agreement, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Company or any of its ERISA Affiliates.

Section 3.18 Environmental Matters.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect:

(i) the Companies and their businesses, operations and Real Property are and have at all times during the Companies’ ownership or lease thereof been in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii) the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property, under all applicable Environmental Laws. The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing. No expenditures or operational adjustments are reasonably anticipated to be required to remain in compliance with the terms and conditions of, or to renew or modify such Environmental Permits during the next five years;

(iii) there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of, or exposure to, Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that has resulted in, or is reasonably likely to result in, liability or obligations by any of the Companies under Environmental Law or in an Environmental Claim;

(iv) there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies, or relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v) no person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation;

(vi) no Company is obligated to perform any action or otherwise incur any expense under Environmental Law, including pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vii) no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or is reasonably likely to have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(viii) there are no underground or aboveground storage tanks, whether empty or containing any Hazardous Material, located on any Real Property; and

(ix) no Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property or property of the Companies.

(b) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Real Property or the actual or suspected existence or Release of Hazardous Materials at, under or from Real Property or facilities currently or formerly owned, operated, leased or used by any of the Companies.

Section 3.19 Insurance. Schedule 3.19 sets forth a true, complete and accurate description in reasonable detail of all insurance maintained by each Company as of the Closing Date. The Borrower reasonably believes that the Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations. All material insurance maintained by the Companies is in full force and effect, all premiums have been duly paid.

Section 3.20 Security Documents. (a) The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, (i) when financing statements and other filings in appropriate form are filed in the jurisdictions specified in Section I(A) and Section II(E)(1) of the Perfection Certificate (as updated in accordance with the terms hereof) and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Document), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than (A) the Intellectual Property constituting Collateral and (B)

such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b) When (i) the Security Agreement or a short form thereof is recorded in the United States Patent and Trademark Office (“USPTO”) and the United States Copyright Office (“USCO”), and (ii) financing statements and other filings in appropriate form are filed in the jurisdictions specified in Schedule I(A) of the Perfection Certificate, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property constituting Collateral, in each case subject to no Liens other than Permitted Liens, but subject, as to Intellectual Property acquired by a Loan Party subsequent to the date hereof, to the making of additional recordings in the USPTO or USCO, as applicable, and subject, as to Intellectual Property created under the laws of jurisdictions outside the United States, to the taking of actions appropriate under the laws of such jurisdiction to achieve perfection of the Liens in such Intellectual Property; provided that, pursuant to Section 5.10, no such actions need to be taken by any Loan Party.

(c) Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are filed in the offices specified on Schedule 3.20(c) (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.10 and 5.11, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.

(d) Each Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Security Document), the Liens in favor of the Collateral Agent created under such Security Document will constitute valid, enforceable and fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 3.21 Anti-Terrorism Law; Foreign Corrupt Practices Act. (a) No Company and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b) No Company, and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21(b) (other than ordinary course retail transactions), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) No Company nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or other person acting, directly or indirectly, on behalf of any Company, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly, materially (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.22 Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations, the Specified Hedging Agreement Obligations and the Guaranteed Obligations are, and at all times shall be designated, “Senior Debt”, “Designated Senior Debt” or the equivalent thereof for all purposes of all Subordinated Indebtedness.

Section 3.23 Bank Accounts. The account numbers, names of the applicable financial institutions, and locations of all bank accounts, deposit accounts, and investment accounts of Borrower and/or any of its Subsidiaries as of the Closing Date are set forth on Schedule 3.23 (as such Schedule may be amended by delivery of an amended Schedule to the Administrative Agent) hereto (the “Operating Accounts”), which Schedule identifies all Operating Accounts (if any) used as tax accounts or payroll accounts.

ARTICLE IV.

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, the Swing Line Lender and each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents and the Perfection Certificate, by each of the parties, respectively, thereto (or written evidence reasonably satisfactory to the Administrative Agent (which may include a facsimile transmission or PDF copy of a signed signature page to each such Loan Document and the Perfection Certificate) that each such party has signed, as applicable, a counterpart to each such Loan Document and the Perfection Certificate).

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i));

(ii) a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; and

(iii) such other documents, instruments or certificates as the Administrative Agent may reasonably request in connection with the Transactions.

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in Section 4.01(j), (k) and (q) and Section 4.02(b) and (c).

(d) Financings and Other Transactions, Etc. Each of the Transaction Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders, and shall be in full force and effect on the Closing Date. The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent (other than with respect to the Loan Documents and the Second Lien Loan Documents, to the extent such waiver or amendment could reasonably be expected to be adverse to the Lenders in any material respect).

(i) Borrower shall have received or shall receive simultaneously on the Closing Date $100,000,000 in aggregate principal amount of the Second Lien Term Loans and concurrently consummated the transactions under the Second Lien Loan Documents; and

(ii) the Administrative Agent shall have received evidence that the Existing Debt has been discharged and all Liens in favor of all lenders and agents holding such debt released, in each case, pursuant to the Existing Debt Repayment Documents; there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Existing Debt Repayment Documents by each of the parties, respectively, thereto (or written evidence reasonably satisfactory to the Administrative Agent (which may include a facsimile transmission or PDF copy of a signed signature page to each such Existing Debt Repayment Document) that each such party has signed, as applicable, a counterpart to each such Existing Debt Repayment Document).

(e) Projections. The Lenders shall have received the financial statements described in Section 3.04 and the Projections described in Section 3.04.

(f) Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness for borrowed money or Preferred Stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Second Lien Term Loans, (iii) the Indebtedness listed on Schedule 6.01(b) and (iv) Indebtedness owed to any Loan Party.

(g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Lenders, the Issuing Bank and the Swing Line Lender, a favorable written opinion in form and substance reasonably satisfactory to the Administrative Agent of (i) Skadden Arps, Slate, Meagher & Flom, LLP, special counsel for the Loan Parties and (ii) each local counsel, if any, listed on Schedule 4.01(g)(ii).

(h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate (a “Solvency Certificate”) in the form of Exhibit M, dated the Closing Date and signed by the chief financial officer or chief executive officer of Borrower.

(i) Legal Requirements. The Administrative Agent shall be satisfied that each Company, and the Transactions shall be in full compliance with all material Legal Requirements, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j) Consents. The Administrative Agent shall be satisfied that all requisite Governmental Authorities, equityholders and third parties shall have approved, authorized or consented to the Transactions, and there shall be no governmental or judicial action, that has or would have, individually or in the aggregate, a Material Adverse Effect on the Transactions.

(k) Litigation. There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened in writing by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the opinion of the Administrative Agent has had, or could reasonably be expected to result in, a Material Adverse Effect on the ability of any Company to perform its obligations under the Loan Documents or the Second Lien Loan Documents or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(l) Use of Proceeds. The proceeds of all Credit Extensions shall be used as set forth in Section 3.12.

(m) Fees. The Joint Lead Arrangers and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced one Business Day prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses (including the premiums and recording taxes and fees and the legal fees and expenses of Shearman & Sterling LLP, special counsel to the Administrative Agent and the Joint Lead Arrangers, and the fees and expenses of a single local counsel in each relevant jurisdiction) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document (but in any event, subject to the Fee Letter).

(n) Personal Property Requirements. The Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note executed by and among the Companies, accompanied by an endorsement to the Intercompany Note in the form attached thereto, undated and endorsed in blank by each of the Loan Parties;

(iii) all other certificates, agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all chattel paper, all Instruments, all accounts identified in Schedule 3.23 and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement);

(iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents; and

(v) copies, each as of a recent date, of (x) the UCC searches requested by the Administrative Agent and (y) such other searches that the Collateral Agent deems necessary or appropriate.

(o) [Reserved].

(p) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(q) Material Adverse Effect. Since December 26, 2012, there shall not have occurred a Material Adverse Effect nor shall there exist any facts, circumstances, developments or events that could reasonably be expected to cause or result in a Material Adverse Effect.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender, the Swing Line Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth below:

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.17(b) or, in the case of the Borrowing of a Swing Line Loan, the Swing Line Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.18(b).

(b) No Default. At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(d) Availability. After making the Credit Extensions, the sum of all Revolving Lender’s Revolving Exposure shall not exceed the Commitments then in effect.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Issuing Bank and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or Cash Collateralized or have expired and all amounts drawn thereunder have been reimbursed in full, each Loan Party will, and will cause each of its Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution to the Lenders:

(a) Annual Reports. As soon as available and in any event within 105 days after the end of each fiscal year, (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of BDO USA, LLP, a “Big Four” accounting firm (or other accounting firm accredited by the Public Company Accounting

Oversight Board) or other independent public accountants of recognized standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other material qualification or exemption, other than with respect to or resulting from the maturity of any Loans under this Agreement or the Second Lien Loan Documents maturing within one year from the time such opinion is given), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year;

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (i) the internally generated consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts;

(c) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate certifying that no Default or Event of Default has occurred or, if such a Default has occurred, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10; (iii) in the case of Section 5.01(a) above, setting forth Borrower’s calculation of Excess Cash Flow; and (iv) in the case of Section 5.01(a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying in reasonable detail the nature and extent thereof, in each case insofar as such Default relates to accounting matters (provided, however, that such report may indicate that the accounting firm’s audit was not directed primarily toward obtaining knowledge of such noncompliance);

(d) [Reserved];

(e) Budgets. Within 30 days after the first day of each fiscal year of Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted consolidated statements of income and cash flows and balance sheets) prepared by Borrower for each fiscal quarter of such fiscal year prepared in detail with appropriate presentation and discussion in reasonable detail of the principal assumptions upon which such budget is based, accompanied by a certificate of a Financial Officer of Borrower certifying that the budget of Borrower and its Subsidiaries is a reasonable forecasted estimate for the period covered thereby;

(f) [Reserved];

(g) [Reserved];

(h) Certification of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through a Platform, any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to the Borrower, its Subsidiaries and their securities; and

(i) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as the Administrative Agent or, if any Event of Default has occurred and is then continuing, the Required Lenders may reasonably request.

Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent for distribution to Lenders written notice of the following promptly (and, in any event, within 5 Business Days following the date on which a Responsible Officer or any senior vice-president obtains knowledge thereof):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company that has had, or could reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(c) any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(d) the occurrence of a Casualty Event in excess of $5,000,000 (whether or not covered by insurance);

(e) the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $2,000,000; and

(f) the receipt by any Company of any notice of any Environmental Claim or violation of or potential liability under, or knowledge by any Company that there exists a condition that has resulted, or could reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations and liabilities the consequence of which, in the aggregate, have not and could not be reasonably likely to subject the Companies collectively to liabilities exceeding $2,000,000.

Section 5.03 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in accordance with Section 6.15; comply with all applicable Legal Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and Orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply with such Legal Requirements could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Transaction Documents (other than the Loan Documents) except where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect; and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, at all times maintain, preserve and protect all property and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) Dispositions of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment or other failure to maintain, preserve, renew, extend, protect or keep in full force and effect (except where the failure to do so could reasonably be expected to have a Material Adverse Effect) by any Company of any Intellectual Property that such Company reasonably determines is not useful in any material respect to its businesses or no longer commercially desirable.

Section 5.04 Insurance. (a) Maintain insurance, to such extent and against such risks as the Borrower reasonably believes is customary for companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b) All such property and liability insurance shall (i) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (ii) be reasonably satisfactory in all other material respects to the Collateral Agent.

(c) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended.

(d) Deliver to the Administrative Agent, the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request (but, other than as may be required in connection with any Acquisition or under Section 5.10 hereof, in no event more than one time per calendar year unless an Event of Default has occurred and is continuing).

Section 5.05 Obligations and Taxes. (a) Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b) Timely and correctly file all income (federal, state and local) Tax Returns and other material Tax Returns required to be filed by it.

(c) Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

Section 5.06 Employee Benefits. (a) Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within five Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that, any ERISA Event or other material event with respect to an Employee Benefit Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $2,000,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) annual report (Form 5500 Series) filed by any Company or any of its ERISA Affiliates with the Employee Benefits Security Administration with respect to each Employee Benefit Plan; (ii) if available, the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent or, upon the occurrence and during the continuation of any Event of Default, any Lender (i) to visit and inspect the financial records and the property of such Company upon reasonable prior notice and, at reasonable times not more than once per fiscal year during normal business hours (other than at any time during the continuance of any Event of Default), and (ii) to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or, upon the occurrence and during the continuation of any Default or Event of Default, any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants; provided that the Borrower shall have the right to participate in any discussions with independent accountants).

(b) Prior to the occurrence of an IPO, within 15 days after the delivery of financial statements required to be delivered pursuant to Sections 5.01(a), use commercially reasonable efforts to hold a conference call (which shall be divided into separate presentations for Public Lenders and Private Siders) with all Lenders who choose to participate in such conference call on which conference call shall be reviewed the financial results of the previous fiscal year period and the financial condition of the Companies and the budgets presented for the current fiscal year period of the Companies.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit to support obligations of Borrower or any of its Subsidiaries incurred in the ordinary course of business.

Section 5.09 Compliance with Environmental Laws; Environmental Reports. (a) Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and the Real Property; obtain and maintain in full force and effect all material Environmental Permits applicable to its operations and the Real Property; and conduct all Responses required by any Governmental Authority or under any applicable Environmental Laws, and in accordance with, the requirements of any Governmental Authority and applicable Environmental Laws.

(b) Take commercially reasonable efforts to do or cause to be done all things necessary to prevent any material Release of Hazardous Materials in, on, under, at, to or from any Real Property owned, leased or operated by any of the Companies or their predecessors in interest except in full compliance with applicable Environmental Laws or an Environmental Permit and to ensure that there shall be no Hazardous Materials in, on, under or from any Real Property owned, leased or operated by any of the Companies except those that are used, stored, handled and managed in full compliance with applicable Environmental Laws.

(c) Undertake all actions, including Response actions, necessary, at the sole cost and expense of Borrower, (i) to address any Release of Hazardous Materials on, at, under, from or onto any Real Property owned, leased or operated by any of the Companies or their predecessors in interest as required pursuant to Environmental Law or the requirements of any Governmental Authority; (ii) to address, to the extent required by applicable Environmental Laws or to eliminate any imminent or substantial risk to human health or the Environment, any material environmental conditions relating to any Company, any Company’s business or to any Real Property, owned, leased or operated by any of the Companies pursuant to any reasonable written request of the Administrative Agent and share with the Administrative Agent all data, information and reports generated or prepared in connection therewith; (iii) to keep any Real Property owned, leased or operated by any of the Companies free and clear of all Liens and other encumbrances pursuant to any Environmental Law, whether due to any act or omission of any Company or any other person; and (iv) in any event which could reasonably be expected to result in liability to the Companies exceeding $5,000,000, to promptly notify the Administrative Agent in writing of: (1) any Release or threatened Release of Hazardous Materials in, on, under, at, from or migrating to any Real Property owned, leased or operated by any of the Companies, except those that are pursuant to and in compliance with the terms and conditions of an Environmental Permit, (2) any non-compliance with, or violation of, any Environmental Law applicable to any Company, any Company’s business and any Real Property owned, leased or operated by any of the Companies, (3) any Lien pursuant to

Environmental Law imposed on any Real Property owned, leased or operated by any of the Companies, (4) any investigation or remediation of any Real Property owned, leased or operated by any of the Companies required to be undertaken pursuant to Environmental Law, and (5) any notice or other communication received by any Company from any person or Governmental Authority relating to any Environmental Claim or liability or potential liability of any Company pursuant to any Environmental Law.

(d) Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, diligently pursue and use reasonable best efforts to cause any person with a material indemnity, contribution or other obligation to any of the Companies in an aggregate amount in excess of $2,500,000 relating to compliance with or liability under Environmental Law to satisfy such material obligations in full and in a timely manner; provided, however, that if the Loan Parties determine in their best business judgment that it is not financially prudent to pursue such indemnity, contribution or other obligation, they shall advise the Administrative Agent of such determination and shall obtain the Administrative Agent’s written consent (which shall not be unreasonably withheld) not to pursue such indemnity, contribution or other obligation, as the case may be. To the extent that such person has not fully satisfied or is not diligently undertaking the necessary actions to achieve satisfaction of such material obligations, the Companies shall promptly undertake all action necessary to achieve full and timely satisfaction of such material obligations.

Section 5.10 Additional Collateral; Additional Guarantors. (a) Subject to this Section 5.10, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Foreign Subsidiary not required to be pledged pursuant to the last sentence of Section 5.10(b)), promptly (and in any event within 20 Business Days after the acquisition thereof, unless extended by the Administrative Agent in writing in its sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, (ii) if reasonably requested by the Administrative Agent, deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding anything to the contrary herein, the Loan Parties shall not have any obligation to perfect Liens on the Intellectual Property Collateral in any jurisdiction other than in the United States. Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b) With respect to any person that is or becomes (A) a guarantor under the Second Lien Loan Documents or otherwise guarantees the payment and/or performance of all or any portion of the Indebtedness or obligations under or in respect of any or all of the Second Lien Loan Documents (each such person, a “Second Lien Guarantor”) or (B) a wholly-owned Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within (x) five Business Days after such person becomes a Second Lien Guarantor and (y) 20 Business Days after such person becomes a Subsidiary), in each case, unless extended by the Administrative Agent in writing in its sole discretion), (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a joinder agreement to the Intercreditor Agreement and to execute a Joinder Agreement to become a Subsidiary Guarantor and a Pledgor, (B) deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (C) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of the preceding sentence shall not include any Equity Interests of a Foreign Subsidiary and (2) no Foreign Subsidiary shall be required to take the actions specified in clauses (i) or (ii) of the preceding sentence; provided that the exception contained in clause (1) shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.10(b).

(c) With respect to any person that is or becomes a wholly-owned Subsidiary (other than a Foreign Subsidiary) of a Loan Party after the Closing Date, promptly (and in any event within 20 Business Days after such person becomes a Subsidiary), unless extended by the Administrative Agent in writing in its sole discretion) execute and deliver to the Collateral Agent (i) a counterpart to the Intercompany Note and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary.

(d) Promptly grant to the Collateral Agent (and in any event within 30 Business Days of the acquisition thereof, unless extended by the Administrative Agent in writing in its sole discretion) a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a Fair Market Value of at least $1,500,000 as additional security for the Secured Obligations and the Specified Hedging Agreement Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Liens. The Mortgages or instruments related thereto shall be duly recorded or filed by the Administrative Agent in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full by or on behalf of the applicable Loan Party. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy and a Survey (if then available)) and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

Section 5.11 Security Interests; Further Assurances. (a) Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at the Companies’ expense,

execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or use commercially reasonable efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b) Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, instruments, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.

(c) Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably require.

(d) If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by any Legal Requirements to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

(e) In furtherance of the foregoing in this Section 5.11 and Section 5.10, to the maximum extent permitted by applicable Legal Requirements, each Loan Party (A) authorizes each of the Collateral Agent and/or the Administrative Agent to execute any such documentation, consents, authorizations, approvals, Orders, applications, certifications, instruments and other documents and papers in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each of the Collateral Agent and/or the Administrative Agent to file any financing statement (and/or equivalent registrations or filings) required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

Section 5.12 Information Regarding Collateral. (A) Provide prior or simultaneous written notice of any proposed change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), in each case, to the Collateral Agent and the Administrative Agent (in the form of an Officers’ Certificate), of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) prior to or simultaneously with any change described in clause (A) above, shall take all actions reasonably satisfactory to the Collateral Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party shall promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement.

Section 5.13 Post-Closing Collateral Matters. The Borrower shall, and shall cause each other Company to, execute and deliver the documents and complete the tasks set forth below in this Section 5.13, in each case within the time limits specified below (in each case, as may be extended from time to time by the Administrative Agent in its reasonable discretion, upon the written request by Borrower from time to time) and so long as the Borrower shall, and shall cause each other Company to, execute and deliver the documents and otherwise be in compliance with the requirements and obligations set forth in this Section 5.13 within the time limits specified below, notwithstanding anything else to the contrary contained herein, failure to otherwise comply with the requirements of this Agreement shall not constitute a Default or Event of Default:

(a) Real Property Collateral: Within 90 days of the Closing Date (or such later date as permitted by the Administrative Agent in its sole discretion):

(i) with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the Fair Market Value of such Mortgaged Property and fixtures, which Fair Market Value as of the date of the most recently available audited financial statements, is set forth on Schedule 5.13(a), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable Legal Requirements (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available or are not available at commercially reasonable rates (as determined in Administrative Agent’s reasonable discretion), opinions of special counsel, architects or other professionals that are customary to obtain (as determined in Administrative Agent’s reasonable discretion) and that are reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent;

(ii) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(iii) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above; and

(iv) Surveys (if available or required in connection with any Mortgage or Title policy) with respect to each Mortgaged Property.

(b) Control Accounts: Within 90 days of the Closing Date (or such later date as permitted by the Administrative Agent in its sole discretion):

(i) take all steps as shall be necessary to comply with Section 5.15; and

(ii) take all steps necessary to grant to the Administrative Agent for the benefit of the Lenders a first priority perfected security interest in all deposit and securities accounts to the extent required under the Security Agreement.

(c) Release Documentation (Existing Debt). Within 10 Business Days of the Closing Date, cause to be delivered to the Administrative Agent properly executed mortgage releases, releases of assignments of leases and rents and releases of security interests in Intellectual Property, in each case in proper form for recording or filing, to release and terminate of record the Liens securing the Existing Debt, in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.14 Maintenance of Ratings. Use commercially reasonable efforts to cause the Loans and Borrower’s corporate credit to continue to be rated by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. (but not to maintain a specific rating).

Section 5.15 Bank Accounts. The Loan Parties will take all such steps as shall be necessary to grant to the Administrative Agent for the benefit of the Lenders a first priority perfected security interest in all funds which may be in each such Operating Account from time to time, other than (a) Operating Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees, (b) except to the extent permitted by the following clause (c), Operating Accounts with balances not in excess of $100,000 at any time in any individual account or $200,000 in the aggregate at any time for all such accounts and (c) Operating Accounts with balances not in excess of $400,000 at any time for a period no longer than 60 days from the creation of such Operating Account or such longer period of time as may be agreed to by the Administrative Agent in writing. The Collateral Agent’s rights with respect to each Operating Account subject to a Control Agreement shall be governed by such Control Agreement.

ARTICLE VI.

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Issuing Bank and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or have been Cash Collateralized and all amounts drawn thereunder have been reimbursed in full, no Loan Party will, nor will they cause or permit any Subsidiaries to:

Section 6.01 Indebtedness and Issuance of Preferred Stock. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b);

(c) Indebtedness constituting Hedging Obligations under Permitted Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view”;

(d) Indebtedness permitted by Section 6.04 (other than pursuant to Section 6.04(s));

(e) Indebtedness of Borrower and its Subsidiaries (i) in respect of Purchase Money Obligations and Capital Lease Obligations (other than in connection with a Sale and Leaseback Transaction) in an aggregate amount not to exceed $10,000,000 at any time outstanding and (ii) in respect of Capital Lease Obligations and Synthetic Lease Obligations that are in the nature of Sale and Leaseback Transactions to the extent permitted pursuant to Section 6.03;

(f) Indebtedness of any person that becomes a Subsidiary on or after the date hereof in an aggregate principal amount not to exceed $10,000,000 at any time outstanding for all such Subsidiaries; provided that such Indebtedness (i) exists at the time such person becomes a Subsidiary, (ii) is not created in anticipation or contemplation of such person becoming a Subsidiary and (iii) is not directly or indirectly recourse to any of the Companies or any of their respective assets, other than to the person that becomes a Subsidiary;

(g) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances or bid, performance or surety bonds issued for the account of any Company, in each case in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(h) so long as such Indebtedness remains subject to the terms of the Intercreditor Agreement, Indebtedness under the Second Lien Term Loans in an aggregate principal amount not to exceed the Second Lien Cap Amount (as defined in the Intercreditor Agreement) at any time outstanding;

(i) Indebtedness of (i) a Subsidiary of Borrower that is not a Subsidiary Guarantor with respect to any Indebtedness of any other Subsidiary of Borrower that is not a Subsidiary Guarantor permitted under Section 6.01, and (ii) any Loan Party with respect to any Indebtedness of any Company that is not a Subsidiary Guarantor in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(k) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l) (x) other Indebtedness of any Company in an aggregate principal amount for all Companies not to exceed $5,000,000 at any time outstanding, (y) other subordinated and unsecured Indebtedness of any Company in an aggregate principal amount for all Companies not to exceed $25,000,000 at any time outstanding, provided that (A) no Default or Event of Default exists or shall result from the incurrence therefrom, (B) such Indebtedness will not mature or require any payment of principal, in each case, prior to the date which is 91 days following the Latest Maturity Date, (C) Borrower shall be in compliance on a Pro Forma Basis with all covenants set forth in Sections 6.10(a) and (b) as of the most recent Test Period (assuming, for purposes of Sections 6.10(a) and (b), that such transaction and series of related transactions had occurred on the first day of such relevant Test Period)

and (z) unsecured trade payables not more than 180 days past due and other current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business not constituting (i) Indebtedness for borrowed money or Contingent Obligations with respect thereto, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(m) unsecured Indebtedness arising from agreements of any Company providing for indemnification or purchase price or similar adjustment obligations, in each case, incurred in connection with Investments, Permitted Acquisitions, or Dispositions, that is permitted by the terms of this Agreement, of a business, asset or Subsidiary of Borrower or a Subsidiary Guarantor in an aggregate amount not to exceed $15,000,000 at any time outstanding, other than Contingent Obligations with respect to Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary;

(n) Indebtedness in connection with the financing of insurance premiums, in the ordinary course of business, in respect of unearned premiums payable on certain insurance policies maintained by Borrower or any Subsidiary;

(o) Indebtedness constituting amounts payable under the Management Agreement in excess of amounts permitted to be paid under this Agreement so long as such Indebtedness is subject to the Management Fee Subordination Agreement and is (i) expressly subordinated to the prior payment in full in cash of all Indebtedness under the Loan Documents, (ii) will not mature or otherwise become payable prior to 91-days following the Latest Maturity Date, (iii) has no scheduled amortization of principal or required mandatory pre-payment or redemption of principal prior to 91-days following the Latest Maturity Date, (iv) does not require any payments of interest or other amounts prior to 91-days following the Latest Maturity Date, (v) contains covenants, events of default or other material terms, taken as a whole, that are not materially more restrictive to any Company than those set forth in this Agreement, taken as a whole, and (vi) is not secured by a Lien;

(p) Indebtedness of any Company owed to another Company, so long as (i) to the extent such Indebtedness is owed to a Loan Party, (A) it is represented by a note and (B) the right to receive payment thereunder is expressly assigned to the Secured Parties and (ii) such Indebtedness is (A) expressly subordinated to the prior payment in full in cash of all Indebtedness under the Loan Documents, (B) will not mature or otherwise become payable prior to 91-days following the Latest Maturity Date, (C) has no scheduled amortization of principal or required mandatory pre-payment or redemption of principal prior to 91-days following the Latest Maturity Date, (D) does not require any payments of interest or other amounts prior to 91-days following the Latest Maturity Date, (E) contains covenants, events of default or other material terms, taken as a whole, that are not materially more restrictive to any Company than those set forth in this Agreement, taken as a whole, and (F) is not secured by a Lien;

(q) Indebtedness which represents a refinancing or renewal of any of the Indebtedness described in clauses (b), (e), (f), (h) and (l); provided that (A) any such refinancing Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being renewed or refinanced, plus the amount of any reasonable premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced, the covenants, events of default, subordination (including lien subordination) and other terms, conditions and provisions thereof (including any guarantees thereof or security documents in respect thereof) shall be, in the aggregate, not materially less favorable to the Administrative Agent, the Collateral Agent and the Lenders than those contained in the Indebtedness being renewed or refinanced, no Event of Default has occurred and is continuing or would result therefrom and (E) in the case of any refinancing of Indebtedness described in clause (h) of this Section 6.01, such refinancing is otherwise permitted by the Intercreditor Agreement;

(r) Indebtedness which represents Credit Agreement Refinancing Indebtedness, Credit Agreement Refinancing Indebtedness (as defined in the Second Lien Credit Agreement) or Permitted Unsecured Refinancing Debt;

(s) Indebtedness in respect of judgments or awards not resulting in an Event of Default under Section 8.01 hereof;

(t) Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01;

(u) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(v) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies, and liabilities under employee benefit plans, including pension plans, not overdue by more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(w) Indebtedness arising subsequent to the Closing Date under any travel and entertainment card program established to enable headquarters and field staff of any Loan Party to make payments for expenses incurred related to travel and entertainment, provided that the aggregate amount of such Indebtedness shall not exceed $550,000; and

(x) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services.

Section 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not overdue by more than 60 days and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and which, if they secure obligations that are then due and unpaid, are either not overdue by more than 60 days or are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a renewal, replacement, refinancing, extension or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(m), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any Real Property, whether now or hereafter in existence, not (i) securing Indebtedness, or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at or otherwise with respect to such Real Property;

(e) Liens to the extent (i) arising out of judgments, attachments or awards not constituting an Event of Default and (ii) constituting the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits legislation or similar law or regulations, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this Section 6.02(f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (ii) to the extent such Liens are not imposed by Legal Requirements, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g) Leases of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(e) and refinancings thereof permitted by Section 6.01(q), provided that (i) any such Liens attach only to the property being financed pursuant to such Indebtedness and (ii) do not encumber any other property of any Company;

(j) Liens under the Second Lien Loan Documents securing Indebtedness permitted pursuant to Section 6.01(h) and refinancings thereof permitted by Section 6.01(q); provided that such Liens are subordinated to the Liens securing the Obligations in accordance with, or otherwise subject to, the terms of the Intercreditor Agreement;

(k) Liens securing Credit Agreement Refinancing Indebtedness incurred pursuant to Section 6.01(r) and Credit Agreement Refinancing Indebtedness (as defined in the Second Lien Credit Agreement) incurred pursuant to Section 6.01(r) of the Second Lien Credit Agreement;

(l) Liens on property rented to, or leased by, any Company pursuant to a Sale and Leaseback Transaction; provided that (i) such Sale and Leaseback Transaction is permitted by Section 6.03, (ii) such Liens do not encumber any other property of any Company, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(m) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(n) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder and any refinancings thereof permitted by Section 6.01(q); provided that, in connection with any refinancing, such Liens (i) do not extend to property not subject to such Liens at the time of such acquisition, merger or consolidation (other than improvements thereon), (ii) are no more favorable to the lienholders than such existing Liens and (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation;

(o) Liens granted pursuant to the Security Documents to secure the Secured Obligations and the Specified Hedging Agreement Obligations;

(p) licenses (including licenses of Intellectual Property) granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(q) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(r) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon;

(s) Liens granted by a Company in favor of a Loan Party in respect of Indebtedness owed by such Company to such Loan Party; provided that such Indebtedness is (i) evidenced by the Intercompany Note and (ii) pledged by such Loan Party as Collateral pursuant to the Security Documents;

(t) any right, title and interest of the landlord under any lease pursuant to which a Company has a leasehold interest in any property or assets and any liens that have been placed by such landlord on property over which any Company has any real property interest provided that any Indebtedness or other liabilities or obligations with respect thereto shall not exceed an aggregate amount of $1,000,000 (not including any ordinary course Real Property lease payments to the extent not then overdue) at any time outstanding;

(u) Liens to secure obligations in an aggregate amount of obligations in respect of the financing of prepaid insurance, which Liens cover only the right to recover prepaid insurance not yet earned;

(v) options, put and call arrangements, rights of first refusal and similar rights relating to Permitted Investments in joint ventures, partnerships and the like and encumbrances or restrictions (including put and call agreements) with respect to the Capital Stock of any joint venture;

(w) Liens on any cash earnest money deposits made by any Company in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or Asset Sale (which for the avoidance of doubt may include any proposed merger, asset or stock purchase agreement) and not to exceed 10% of the aggregate purchase price with respect thereto;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(y) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with any Company arising in the ordinary course of business and not constituting Indebtedness for borrowed money or Contingent Obligations with respect thereto; and

(z) other Liens securing Indebtedness or other obligations of the Borrower or any of its subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

Section 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is made for cash consideration in an amount not less than the Fair Market Value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 6.06 and is consummated within 60 days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.02(i) and (iv) the Sale and Leaseback Transaction would be permitted under Section 6.02, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.01.

Section 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations permitted pursuant to Section 6.01(c);

(e) loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Parent, in aggregate amount not to exceed $1,000,000 at any time outstanding (calculated without regard to write-downs or write-offs thereof); provided that, following an IPO of any Company, no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f) Investments by (i) Borrower in any Subsidiary Guarantor, (ii) any Company in Borrower or any Subsidiary Guarantor, (iii) a Subsidiary of Borrower that is not a Subsidiary Guarantor in any other Subsidiary of Borrower that is not a Subsidiary Guarantor, (iv) any Company in any Person, if as an immediate result of such Investment, such Person becomes a Subsidiary Guarantor or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Borrower or a Subsidiary Guarantor and (v) any Loan Party in a Company that is not a Subsidiary Guarantor in an aggregate amount not to exceed $2,000,000 at any time outstanding; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) mergers and consolidations in compliance with Section 6.05;

(i) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Sections 6.06(a), (b), (c), (d), (e), (f), (g), (h) and (i);

(j) Acquisitions of property in compliance with Section 6.07 (other than Section 6.07(a));

(k) Dividends in compliance with Section 6.08;

(l) Investments of any person that becomes a Subsidiary on or after the date hereof existing on the date such person becomes a Subsidiary; provided that (i) such Investments exist at the time such person is acquired, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Subsidiary, and (iii) such Investments are not directly or indirectly recourse to any of the Companies or any of their respective assets, other than to the person that becomes a Subsidiary;

(m) other Investments in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(n) unsecured intercompany loans, by any Company to Parent evidenced by the Intercompany Note for purposes and in amounts that would otherwise be permitted to be made as Dividends to Parent pursuant to Sections 6.08(b) and (c); provided that the principal amount of any such loans shall reduce Dollar-for-Dollar the amounts that would otherwise be permitted to be paid for such purpose in the form of Dividends pursuant to such Section;

(o) endorsements of negotiable instruments and documents in the ordinary course of business;

(p) pledges or deposits permitted under Section 6.02;

(q) payroll, travel and similar employee advances of the Borrower and its Subsidiaries to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower and its Subsidiaries for accounting purposes and that are made in the ordinary course of business;

(r) non-cash consideration, to the extent permitted under this Agreement, received from any sale, lease or other Disposition permitted under Section 6.06;

(s) Contingent Obligations of (i) Borrower with respect to any Indebtedness of any Subsidiary Guarantor permitted under Section 6.01, (ii) any Company with respect to any Indebtedness of any Borrower or any Subsidiary Guarantor permitted under Section 6.01, (iii) a Subsidiary of Borrower that is not a Subsidiary Guarantor with respect to any Indebtedness of any other Subsidiary of Borrower that is not a Subsidiary Guarantor permitted under Section 6.01, and (iv) any Loan Party with respect to any Indebtedness of any Company that is not a Subsidiary Guarantor in an aggregate amount (together with all Investments then outstanding pursuant to Section 6.04(f)(v) and Section 6.02(t)) not to exceed $1,000,000 at any time outstanding;

(t) so long as no Default or Event of Default has occurred and is continuing or would immediately result therefrom, repurchase Second Lien Term Loans to the extent (and only to the extent) permitted by Section 2.10(l) with respect to the aggregate amount of any mandatory prepayment of the Term Loans that has been waived in accordance with Section 2.10(l);

(u) Investments consisting of Contingent Obligations of any Company with respect to obligations arising under Real Property leases of Restaurants for Restaurants that have been sold to a franchisee and, if such Restaurant sale is consummated after the Closing Date, such sale is permitted by the terms of this Agreement; and

(v) other Investments in an aggregate amount at any time outstanding not to exceed the Available Amount; provided that (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) immediately prior to and after giving effect thereto the First Lien Leverage Ratio computed on a Pro Forma Basis shall not be greater than 3.25 to 1.00, such compliance to be determined on the basis of the financial statements most recently required to be delivered to the Administrative Agent pursuant to Section 5.01(a) or (b).

Section 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(b) dispositions of assets in compliance with Section 6.06 (other than Section 6.06(e) and Section 6.06(f));

(c) Permitted Acquisitions by the Borrower or any of its Subsidiaries;

(d) (i) any solvent Company (other than Parent or Borrower) may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower or a Subsidiary Guarantor is the surviving person in such merger or consolidation and, in the case of any Subsidiary Guarantor, remains a domestic Wholly Owned Subsidiary of Borrower); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable and (ii) any solvent Company (other than a Loan Party) may merge or consolidate with or into another Company (other than a Loan Party); and

(e) any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to any Agent or Lender in any material respect.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.06 Asset Sales. Effect any disposition of any property, except that the following shall be permitted:

(a) dispositions of obsolete, worn-out, surplus or no longer useful property by Borrower or any of its Subsidiaries in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) other dispositions of property (other than Synthetic Leases and Sale and Leaseback Transactions); provided that (i) the aggregate consideration received in respect of all dispositions of property pursuant to this clause (b) shall not exceed $5,000,000 in any four consecutive fiscal quarters of the Borrower, (ii) such dispositions of property are made for Fair Market Value and on an arms-length commercial basis, and (iii) at least 75% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents;

(c) leases (and sub-leases) and licenses (and sub-licenses) of real or personal property (other than Synthetic Leases, Sale and Leaseback Transactions and leases and licenses of Intellectual Property) in the ordinary course of business and in accordance with the applicable Security Documents;

(d) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(e) Investments in compliance with Section 6.04;

(f) mergers and consolidations in compliance with Section 6.05;

(g) Dividends in compliance with Section 6.08;

(h) sales of inventory in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business;

(i) any disposition of property that constitutes a Casualty Event;

(j) any disposition of property by any Subsidiary of Borrower to Borrower or any of its Wholly Owned Subsidiaries; provided that if the transferor of such property is a Guarantor, the transferee thereof must be Borrower or a Subsidiary Guarantor;

(k) licensing or sublicensing by the Company of the “El Pollo Loco” mark (and other Intellectual Property) on a non-exclusive basis in the ordinary course of its franchising business; provided that such disposition is made for Fair Market Value and on an arms-length commercial basis;

(l) sale of any Restaurant to a franchisee; provided that (i) such dispositions of property are made for Fair Market Value and on an arms-length commercial basis, provided that after the total consideration for all such sales exceeds $20,000,000, such dispositions of property shall be for the greater of (x) Fair Market Value and (y) five (5) times the “EBITDA” of such Restaurant for the twelve consecutive fiscal months then last ended, (ii) at least 75% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents and (iii) total consideration for all such sales may not exceed $75,000,000;

(m) Sale and Leaseback Transactions in compliance with Section 6.03;

(n) dispositions of equipment or real property, for fair market value, to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(o) sales, transfers and other Dispositions of accounts receivable or other rights to payment in connection with the compromise, settlement or collection thereof in the ordinary course of business and not in connection with any financing transaction; and

(p) any trade-in of equipment or other property in exchange for other equipment or other replacement Property.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property of any person (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a) Investments in compliance with Section 6.04;

(b) Capital Expenditures by Borrower and the Subsidiaries pursuant to Section 6.10(c) shall be permitted (i) in an aggregate amount at any time outstanding not to exceed the Available Amount; provided that (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) immediately prior to and after giving effect thereto the First Lien Leverage Ratio computed on a Pro Forma Basis shall not be greater than 3.25 to 1.00, such compliance to be determined on the basis of the financial statements most recently required to be delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) and (ii) to the extent permitted by Section 6.10(c);

(c) purchases and other acquisitions of inventory, materials, equipment, intangible property and other goods and services, in each case, in the ordinary course of business;

(d) leases, subleases, licenses or sublicenses of real or personal property in the ordinary course of business and in accordance with this Agreement and the applicable Security Documents;

(e) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(f) Permitted Acquisitions;

(g) mergers and consolidations in compliance with Section 6.05;

(h) Dividends in compliance with Section 6.08; and

(i) Sale and Leaseback Transactions in compliance with Section 6.03;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable.

Section 6.08 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company (including pursuant to any Synthetic Purchase Agreement) or incur any obligation to do so, except that the following shall be permitted:

(a) each Subsidiary (other than the Borrower) may pay Dividends to the Borrower, the Subsidiary Guarantors and any other Person that owns any Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Dividend payment is being made;

(b) payments to Parent to permit Parent, and the substantially concurrent use of such payments by Parent, to repurchase or redeem Qualified Capital Stock of Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service and payment of taxes with respect thereto; provided that the aggregate amount of all such payments to Parent shall not exceed, during any fiscal year of the Borrower, $1,000,000 (with any unused amounts in any such fiscal year being carried over to the next succeeding fiscal year);

(c) the Permitted Parent Payments;

(d) each Company may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person to its existing equity holders and the Parent may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received by it from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(e) so long as no Default or Event of Default exists or would result therefrom, the Borrower may make, directly or indirectly, non-cash repurchases of Equity Interests deemed to occur in connection with the exercise of stock options by directors, officers and management, including without limitation deemed redemptions arising as a result of the payment of withholding taxes; provided that such Equity Interests represent a portion of the consideration delivered in connection with the payment of the exercise price of such options;

(f) each Company may redeem, repurchase or otherwise acquire Equity Interests of any Subsidiary that is not a wholly-owned Subsidiary from any holder of Equity Interests in such Subsidiary, so long as, after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom and provided that the aggregate amount of such redemptions, repurchases or other acquisitions shall not exceed $500,000 in any 12 consecutive month period;

(g) so long as no Default or Event of Default has occurred, is continuing or would result therefrom, Dividends not exceeding $2,500,000 in any fiscal year pursuant to and in accordance with stock option plans, employment agreements, incentive plans or other similar benefit plans approved by the Borrower’s Board of Directors;

(h) so long as no Default or Event of Default has occurred, is continuing or would result therefrom, other Dividends in an aggregate amount not to exceed $5,000,000;

(i) other Dividends in an aggregate amount at any time outstanding not to exceed the Available Amount; provided that (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) immediately prior to and after giving effect thereto the First Lien Leverage Ratio computed on a Pro Forma Basis shall not be greater than 3.25 to 1.00, such compliance to be determined on the basis of the financial statements most recently required to be delivered to the Administrative Agent pursuant to Section 5.01(a) or (b); and

(j) after the occurrence of an IPO, (i) any Dividend by a Borrower or any other direct or indirect parent of Borrower to pay listing fees and other costs and expenses attributable to being a publicly traded company, and (ii) Dividends of up to 6.00% per annum of the net proceeds received by (or contributed to) Borrower and its Subsidiaries from such IPO.

provided that the amount of Dividends that may be made for a particular purpose pursuant to Sections 6.08(b)-(c) shall be reduced Dollar-for-Dollar by the amount of any such payments made for such purpose in the form of an intercompany loan by Borrower or one of its Subsidiaries to Parent pursuant to Section 6.04(n).

Section 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Sections 6.04(e) and (f);

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements and customary expense reimbursements, in each case approved by the Board of Directors of the applicable Company;

(d) the Transactions as contemplated by, and in accordance with, the Transaction Documents;

(e) loans and advances to employees made in the ordinary course of business;

(f) (i) Investments by Holdings in Qualified Capital Stock of Parent and (ii) Investments by Parent in Qualified Capital Stock of Borrower; and

(g) the payment of Permitted Parent Payments.

Section 6.10 Financial Covenants.

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Test Period set forth in the table below, to exceed the ratio set forth opposite such Test Period in the table below:

Test Period End Date	Total Leverage Ratio
December 25, 2013	7.50 to 1.00
March 26, 2014	7.50 to 1.00
June 25, 2014	7.50 to 1.00
September 24, 2014	7.50 to 1.00
December 31, 2014	7.25 to 1.00
March 25, 2015	7.25 to 1.00
June 24, 2015	7.00 to 1.00
September 30, 2015	7.00 to 1.00
December 30, 2015	6.75 to 1.00
March 30, 2016	6.75 to 1.00
June 29, 2016	6.25 to 1.00
September 28, 2016	6.25 to 1.00
December 28, 2016	6.00 to 1.00
March 29, 2017	6.00 to 1.00
June 28, 2017	5.75 to 1.00
September 27, 2017	5.55 to 1.00
December 27, 2017	5.50 to 1.00
March 28, 2018	5.35 to 1.00
June 27, 2018	5.25 to 1.00
September 26, 2018	5.15 to 1.00
December 26, 2018 or thereafter	5.00 to 1.00

(b) Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, as of the last day of any Test Period set forth in the table below, to be less than the ratio set forth opposite such Test Period in the table below:

Test Period End Date	Interest Coverage Ratio
December 25, 2013	1.75 to 1.00
March 26, 2014	1.75 to 1.00
June 25, 2014	1.75 to 1.00
September 24, 2014	1.75 to 1.00
December 31, 2014	1.85 to 1.00
March 25, 2015	1.85 to 1.00
June 24, 2015	1.95 to 1.00
September 30, 2015	1.95 to 1.00
December 30, 2015	1.95 to 1.00
March 30, 2016 or thereafter	2.00 to 1.00

(c) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures made in any Test Period set forth in the table below, to exceed the amount set forth opposite such Test Period in the table below (the “Capital Expenditure Amount”):

Test Period End Date	Capital Expenditure Amount
December 25, 2013	$18,500,000
December 31, 2014	$27,000,000
December 30, 2015	$29,000,000
December 28, 2016	$31,000,000
December 27, 2017	$32,000,000
December 26, 2018	$34,000,000
December 25, 2019 and thereafter	$35,000,000, pro rated for the period through the Latest Maturity Date.

; provided that, at the Borrower’s option, (x) 100% of any unused portion of the Capital Expenditure Amount for any Test Period may be carried over to the subsequent Test Period and (y) any Capital Expenditure Amount for any Test Period may be increased by an amount not to exceed 50% of the Capital Expenditure Amount for the subsequent Test Period, with any such increased amount to reduce, on a dollar-for-dollar basis the Capital Expenditure Amount for such under such subsequent Test Period; provided further that Capital Expenditures made pursuant to Section 6.07(b)(i) may exceed (and shall not count against) the Capital Expenditure Amount.

Section 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc. Directly or indirectly:

(a) make any voluntary or optional payment or prepayment on, or repurchase, redemption or acquisition for value of, or any prepayment or redemption (whether as a result of any asset sale, change of control or similar event or otherwise) of, the principal amount of any Indebtedness outstanding under (i) any Second Lien Loan Documents or any Senior Unsecured Indebtedness, (ii) any Junior Indebtedness, or (iii) any Permitted Junior Refinancing Debt, except a payment, prepayment, repurchase, redemption or acquisition to the extent not prohibited by this Agreement, the Intercreditor Agreement or any other subordination terms applicable to any such Subordinated Indebtedness (including pursuant to a Refinancing) (x) utilizing the Available Amount; provided that (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) immediately prior to and after giving effect thereto the First Lien Leverage Ratio computed on a Pro Forma Basis shall not be greater than 3.25 to 1.00, such compliance to be determined on the basis of the financial statements most recently required to be delivered to the Administrative Agent pursuant to Section 5.01(a) or (b), (y) in connection with any Permitted Refinancing thereof utilizing Indebtedness permitted pursuant to Section 6.01(r) and (z) the making of (A) regularly scheduled interest payments on the Second Lien Obligations (and any Permitted Refinancing or increases thereof) to the extent not required to be applied under this Agreement and (B) mandatory prepayments of principal and interest on the Second Lien Obligations (and any Permitted Refinancing or increases thereof); provided further that, notwithstanding the foregoing, the proceeds of a consummated IPO, actually received by the Borrower, may be applied to prepay or refinance the Second Lien Term Loans in accordance with the terms of the Second Lien Loan Documents;

(b) waive, amend, modify, terminate or release any (x) of the Second Lien Loan Documents or (y) the documentation governing any Indebtedness outstanding under (i) any Senior Unsecured Indebtedness, (ii) any Junior Indebtedness, or (iii) any Permitted Junior Refinancing Debt, in each case, to the extent that any such waiver, amendment, modification, termination or release (A) is, or could reasonably be expected to be adverse to the interests of any Agent or the Lenders under the Loan Documents in any material respect (it being understood that any waiver, amendment, modification, termination or release of the Second Lien Loan Documents shall not be deemed to be material and adverse to the interests of any Agent or the Lenders under the Loan Documents to the extent that it is expressly permitted by Section 5.3 of the Intercreditor Agreement) or (B) would violate Section 5.3 of the Intercreditor Agreement;

(c) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.

Section 6.12 Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Loan Party, or pay any Indebtedness owed to any Loan Party, (ii) make loans or advances to any Loan Party or (iii) transfer any of its properties to any Loan Party, except for Permitted Liens and such encumbrances, restrictions or conditions existing under or by reason of:

(a) agreements as in effect on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date (as determined in good faith by the Borrower);

(b) applicable mandatory Legal Requirements;

(c) (x) this Agreement and the other Loan Documents and (y) the Second Lien Credit Agreement and the Second Lien Loan Documents as in effect on the Closing Date;

(d) any agreement of a person acquired by Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement was entered in connection with or in contemplation of such acquisition), which encumbrance, restriction or condition is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(e) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;

(f) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;

(g) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose customary restrictions on the property purchased or leased of the nature and which encumbrance, restriction or condition is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired or subject to such Capital Lease Obligation;

(h) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (c)(y), (d) and (m) above; provided that such amendments or refinancings are not more materially restrictive with respect to such encumbrances and restrictions than those in effect immediately prior to such amendment or refinancing (as determined in good faith by Borrower);

(i) subject to the applicable provisions of applicable law (including, without limitation, the UCC), customary restrictions on the transfer of intellectual property right held by any Company or any of Subsidiary through license agreement with a non-Affiliate owner of intellectual property;

(j) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(k) subject to the applicable provisions of applicable law (including, without limitation, the UCC and applicable state corporate law), customary provisions in partnership agreements and limited liability company organizational governance documents of Persons in which the Loan Parties hold less than a majority interest, that are in the nature of Permitted Investments that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; and

(l) the foregoing shall not apply to restrictions and conditions in any Indebtedness permitted pursuant to Section 6.01 to the extent such restrictions or conditions, taken as a whole, are not materially more restrictive than the restrictions and conditions in the Loan Documents, taken as a whole.

Section 6.13 Limitation on Issuance of Capital Stock. (a) With respect to Parent, issue any Equity Interest that is Disqualified Capital Stock.

(b) With respect to Borrower or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interests of such Subsidiary, (ii) Subsidiaries of Borrower formed or acquired after the Closing Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Wholly Owned Subsidiary of Borrower which is to own such Equity Interests, and (iii) Borrower may issue common stock to Parent. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.10 and 5.11 or any Security Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Document.

Section 6.14 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries, (ii) establish, create or acquire one or more Domestic Subsidiaries in connection with an Investment made pursuant to Section 6.04(f) and which (other than with respect to Section 6.04(f)(iii) and (v)) shall be Wholly Owned Subsidiaries or (iii) acquire one or more Domestic Subsidiaries in connection with a Permitted Acquisition or another Investment permitted hereunder, so long as, in each case, Sections 5.10 and 5.11 shall be complied with.

Section 6.15 Business. (a) With respect to Parent, engage in any business activities or have any properties or liabilities, other than as permitted under Section 6.21.

(b) With respect to Borrower and its Subsidiaries, engage (directly or indirectly) in any businesses other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof).

Section 6.16 Limitation on Accounting Changes. Make or permit, any material change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP (subject in each case to the provisions of Section 1.04).

Section 6.17 Fiscal Periods. Change its fiscal year-end (a 52- or 53-week fiscal year) and fiscal quarter-ends to dates other than the last Wednesday of the applicable fiscal year or quarter end.

Section 6.18 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, to secure the Obligations, except the following: (a) this Agreement, the other Loan Documents and the Second Lien Loan Documents; (b) covenants in documents (i) creating Liens permitted by Section 6.02 prohibiting further Liens (other than Liens permitted under Sections 6.02(j) and (o)) or (ii) related to secured Indebtedness permitted by Section 6.01 (but to the extent including covenants prohibiting further Liens such prohibitions shall not prohibit Liens permitted under Sections 6.02(j) and (o)), in each case, on the assets or property securing such Indebtedness; (c) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, or (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that such restrictions apply only to the property to be sold and such sale is permitted hereunder, and such sale is permitted hereunder, or (iii) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or one of its Subsidiaries; (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary; (e) customary non-assignment provisions in customer contracts and licenses of (or any other grants of rights to use) Intellectual Property, in each case entered into in the ordinary course of business; (f) licenses or sublicenses of Intellectual Property by Borrower or their Subsidiaries in the ordinary course of business (in which case, any prohibition or limitation shall only be effective against the Intellectual Property subject thereto); (g) customary provisions in joint venture agreements with respect to permitted joint ventures; and (h) is imposed by any amendments that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in this Section 6.18; provided that such amendments are not materially more restrictive with respect to the prohibitions and limitations in such contracts, instruments or obligations as in effect prior to any such amendment (as determined in good faith by the Borrower);

Section 6.19 Anti-Terrorism Law; Anti-Money Laundering. (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.15).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

Section 6.20 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or other Credit Extensions to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, as amended, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, as amended, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans or other Credit Extensions made by the Lenders, the Swing Line Lender and the Issuing Bank would be in violation of Legal Requirements, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extensions are in violation of applicable Legal Requirements.

Section 6.21 Permitted Activities of Parent. Parent shall not: (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Loan Documents and the Second Lien Loan Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Security Documents or the Second Lien Loan Documents to which it is a party, and non-consensual Liens imposed by operation of law and not for borrowed money; (c) engage in any business or activity or own any assets other than, in each case with respect to clauses (a), (b) and (c) above, (i) holding 100% of the Equity Interests of Borrower, (ii) performing its obligations and activities incidental thereto under the Loan Documents, and to the extent not inconsistent herewith and the Intercreditor Agreement, the Second Lien Loan Documents, (iii) the maintenance of its corporate existence in compliance with applicable law, (iv) legal, tax and accounting matters in connection with any of the foregoing or following activities, (v) the entering into, and performing its obligations under the Management Agreement, (vi) the issuance, sale or repurchase of its Capital Stock not prohibited by the Loan Documents, (vii) dividends or distributions on its Equity Interests, (viii) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, (ix) the incurrence and payment of any taxes for which it may be liable; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

ARTICLE VII.

GUARANTEE

Section 7.01 The Guarantee. The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations and the Specified Hedging Agreement Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding anything set forth herein or in any other Loan Document to the contrary, and for the avoidance of doubt, Guaranteed Obligations of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.

Section 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full of the Guaranteed Obligations). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(e) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not assert any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant Section 6.04(f) shall be subordinated to such Loan Party’s Secured Obligations and Specified Hedging Agreement Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all of the Equity Interests or (ii) all or substantially all of the property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than any Company or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be released, and, so long as Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents the Collateral Agent and/or the Administrative Agent as shall reasonably request, the Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to take such actions as are necessary to effect each release described in this Section 7.09 and that the Collateral Agent and Administrative Agent may rely conclusively without further inquiry on any certificate or document provided to it by any Loan Party in connection with the foregoing; provided, however, that the Administrative Agent and the Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Administrative Agent’s and the Collateral Agent’s reasonable opinion, would expose any Agent to liability or create any obligation or entail any consequence other than the release of such Guarantor without recourse, representation, or warranty.

Section 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Swing Line Lender, the Issuing Bank and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Swing Line Lender, the Issuing Bank and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01 Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of three Business Days after the occurrence thereof;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings of Loans or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in (i) Sections 5.01 or 5.02 (and such default shall continue unremedied or shall not be waived for a period of 5 days) and (ii) 5.03(a), 5.08, 5.10 or 5.13 or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after the occurrence thereof;

(f) any Company shall (i) fail to pay any principal or interest due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $5,000,000 at any one time (provided that, in the case of any Hedging Obligations, the amount counted for this purpose shall be the applicable Hedging Termination Value); provided further, that this paragraph (f) shall not apply to such Indebtedness that becomes due (and is paid in full and otherwise discharged within 15 days of initially becoming due) as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of any property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement and such debt is repaid in accordance with its terms);

(g) an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;

(h) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (vii) wind up or liquidate, or (viii) take any action for the purpose of effecting any of the foregoing;

(i) one or more Orders for the payment of money in an aggregate amount in excess of $5,000,000 (that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A- (as reasonably determined by the Administrative Agent)) shall be rendered against any Company or any combination thereof and the same shall remain unpaid, undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j) (i) one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in liability of any Company or any of its ERISA Affiliates in an aggregate amount exceeding $5,000,000; (ii) the ERISA Event described in (ii) of the definition thereof shall have occurred; or (iii) the imposition of a Lien or other security interest on any properties of a Company under Section 430(k) of the Code or under Section 303(k) of ERISA or a violation of Section 436 of the Code;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected first priority security interest in, and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Company not to be a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby; provided that it shall not be an Event of Default under this paragraph (k) if the Collateral Agent shall not have, or shall cease to have, a valid, enforceable and perfected first priority security interest in or Lien on any Collateral purported to be covered by the Security Documents that (i) has a Fair Market Value, individually or in the aggregate, of less than $5,000,000 and (ii) is not material to the operations or the businesses of the Companies, taken as a whole, in each case as determined by the Collateral Agent in its reasonable discretion;

(l) any Loan Document, including, for the avoidance of doubt, the Intercreditor Agreement, or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations; or

(m) there shall have occurred a Change in Control; or

(n) any Event of Default (as defined in the Second Lien Credit Agreement and/or the Second Lien Term Loans) shall have occurred under any of the Second Lien Loan Documents;

then, and in every such event (other than an event with respect to Parent or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; and, in any event, with respect to Parent or Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

Section 8.02 Right to Cure. (a) Financial Covenants. Notwithstanding anything to the contrary contained in Section 8.01, in the event that Borrower fails to comply with the requirements of the financial covenants set forth in Section 6.10(a) and (b) as of the last day of any fiscal quarter, until the expiration of the 10th Business Day subsequent to the Cure Specified Date for such fiscal quarter, Borrower shall have the right to give written notice (the “Cure Notice”), on or prior to the 10th Business Day subsequent to such Cure Specified Date, to the Administrative Agent of the intent of Holdings or Parent to issue Permitted Cure Securities for cash, consummate any Equity Issuance or otherwise receive cash common equity contributions to the capital of Holdings or Parent (collectively, the “Cure Right”), and, upon contribution by Holdings of such cash to Parent, as applicable, and by Parent to Borrower as cash common equity (the “Cure Amount”) (provided that such Cure Amount is Not Otherwise Applied (including, without limitation, utilized as an increase to the Available Amount)) pursuant to the exercise by Borrower of such Cure Right, which exercise and contribution shall be made on or before the 20th Business Day subsequent to such Cure Specified Date, the covenants set forth in Section 6.10(a) and (b) shall be recalculated giving effect to the following adjustments on a Pro Forma Basis:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any Test Period that contains such fiscal quarter, solely for the purpose of measuring the financial covenants set forth in Section 6.10(a) and (b) and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of the financial covenants set forth in Section 6.10(a) and (b), Borrower shall be deemed to have satisfied the requirements of such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for purposes of this Agreement.

(b) No Default. Notwithstanding anything herein to the contrary, (i) a Default or Event of Default resulting solely from a failure to be in compliance with the financial covenants set forth in Section 6.10 shall not be deemed to exist from the end of the applicable fiscal quarter until the 5th Business Day after the applicable Cure Specified Date with respect to such fiscal quarter with respect to such fiscal period, (ii) to the extent a Cure Notice is delivered by Borrower within 5 Business Days after such Cure Specified Date, a Default or Event of Default resulting solely from a failure to be in compliance with the financial covenants set forth in Section 6.10 shall not be deemed to exist from the end of the applicable fiscal quarter until the 10th Business Day after the applicable Cure Specified Date with respect to the applicable fiscal quarter and (iii) if the Cure Amount is not made within 10 Business Days after the applicable Specified Date with respect to the applicable fiscal quarter, each such Default or Event of Default referenced in clauses (i) and (ii) above shall be deemed reinstated as of the end of the applicable fiscal quarter, it being further agreed that the Obligations shall bear interest at the Default Rate as applied in accordance with Section 2.06(c) as of the end of such applicable fiscal quarter.

(c) Revolver Borrowing Block. If a Default or Event of Default would have occurred and be continuing had Borrower not had the option to exercise the Cure Right as set forth above and not exercised such Cure Right pursuant to the foregoing provisions, Borrower shall not be permitted, from the applicable Cure Specified Date with respect to the applicable fiscal quarter, until such Default or Event of Default is cured in accordance with the terms of this Section 8.02 or Section 11.02, to request any Borrowings or any Credit Extensions under the Revolving Commitments (including any Borrowing of Swing Line Loans and/or issuance or extension (including automatic renewals pursuant to Section 2.17(c)) of any Letter of Credit or otherwise request any other Credit Extension under this Agreement.

(d) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period, there shall be at least two fiscal quarters during which the Cure Right is not exercised, (ii) the Cure Right may only be exercised five times during the term of this Agreement, (iii) the Cure Amount shall be no greater than the minimum amount required to cause Borrower to be in compliance with the financial covenants set forth in Section 6.10(a) and (b) as at the end of the applicable fiscal quarter, (iv) all Cure Amounts shall be disregarded for purposes of determining any pricing, financial ratio based conditions or any baskets with respect to the covenants contained in this Agreement, and (v) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Amount for determining compliance with Section 6.10(a) and (b) in the quarter in which such Cure Right is exercised.

ARTICLE IX.

COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

Section 9.01 Collateral Account. (a) The Collateral Agent is hereby authorized to establish and maintain at its office (or, at the Collateral Agent’s discretion, at the office of its designee from time to time) at 520 Madison Ave. New York, New York 10022, in the name of the Collateral Agent and pursuant to one or more Control Agreements, one or more restricted deposit accounts designated “El

Pollo Loco, Inc. Collateral Account” (or such other substantially similar designation as shall be determined by the Collateral Agent in its discretion from time to time). Each Loan Party shall deposit into the Collateral Account from time to time any cash that such Loan Party is required to pledge as additional collateral security hereunder pursuant to the Loan Documents.

(b) The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. So long as no Event of Default has occurred and is continuing or will result therefrom, the Collateral Agent shall within ten Business Days of receiving a request from the applicable Loan Party for release of cash proceeds with respect to the Collateral Account, remit such Net Cash Proceeds on deposit in the Collateral Account to or upon the order of such Loan Party (x) at such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of the Letters of Credit have been paid in full or (y) otherwise in accordance with Section 2.17(i). At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding in such restricted deposit account to the credit of the Collateral Account to the payment of the Secured Obligations and the Specified Hedging Agreement Obligations in the manner specified in Section 9.02 subject, however, in the case of amounts deposited in the LC Sub-Account, to the provisions of Section 2.17(i). The Loan Parties shall have no right to withdraw, transfer or otherwise receive any funds deposited in the Collateral Account except to the extent specifically provided herein.

(c) Amounts on deposit in the Collateral Account shall be invested and reinvested from time to time in Cash Equivalents as the applicable Loan Party (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, by written instruction to the Collateral Agent, or if no such instructions are given, then as the Collateral Agent, in its sole discretion, shall determine, which Cash Equivalents shall be held in the name and be under the control of the Collateral Agent (or any sub-agent); provided that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations and the Specified Hedging Agreement Obligations in the manner specified in Section 9.02 subject, however, in the case of amounts deposited in the LC Sub-Account, to the provisions of Section 2.17(i).

(d) Amounts deposited into the Collateral Account as cover for liabilities in respect of Letters of Credit under any provision of this Agreement requiring such cover shall be held by the Administrative Agent in a separate sub-account designated as the “LC Sub-Account” (the “LC Sub-Account”) and, subject to Section 2.17(i), all amounts held in the LC Sub-Account shall constitute collateral security to be initially applied in accordance with Section 2.17(i).

Section 9.02 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies or otherwise received after the occurrence and during the continuance of an Event of Default shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as follows (subject to the terms of the Intercreditor Agreement):

(a) First, to the indefeasible payment in full in cash of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including compensation to the Collateral Agent, in its capacity as such, and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the indefeasible payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit) then due and owing (it being agreed that, for purposes of applying this clause (c), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 8.01(g) or (h));

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon (including Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit);

(e) Fifth, to the indefeasible payment in full in cash of Secured Obligations of the type specified in clause (b) of the definition of Obligations then due and owing, pro rata;

(f) Sixth, to the indefeasible payment in full in cash of the remaining Secured Obligations then due and owing, pro rata;

(g) Seventh, to the indefeasible payment in full in cash of the remaining Specified Hedging Agreement Obligations then due and owing, pro rata; and

(h) Eighth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (i) of this Section 9.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency. For the avoidance of doubt, notwithstanding any other provision of any Loan Document, no payment received directly or indirectly from any Loan Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by the Administrative Agent or otherwise to the payment of any Excluded Swap Obligations.

ARTICLE X.

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 10.01 Appointment. (a) Each Lender, the Swing Line Lender and the Issuing Bank hereby irrevocably designates and appoints each of the Administrative Agent (which, on the Closing Date, is Jefferies Finance LLC) and the Collateral Agent (which, on the Closing Date, is Jefferies Finance LLC) as an agent of such Lender under this Agreement and the other Loan Documents and the Administrative Agent and the Collateral Agent hereby accept such appointments (and, in each case, on the Closing Date, Jefferies Finance LLC hereby accepts such appointments). Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agents, the Lenders, the Swing Line Lender and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any such provisions.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 10.02 Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders, the Swing Line Lender or the Issuing Bank.

Section 10.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02). No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower, a Lender, the Swing Line Lender or the Issuing Bank, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider so long as the selection of such service provider was made without gross negligence or willful misconduct.

Section 10.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swing Line Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless each Agent shall have received written notice to the contrary from such Lender, the Swing Line Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 10.06 Successor Agent. Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the Swing Line Lender, the Issuing Bank and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, the Swing Line Lender and the Issuing Bank, appoint a successor Agent, which successor shall be (i) a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000 or (ii) another entity satisfactory to the Required Lenders; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article X, Section 11.03 and Sections 11.08 to 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.07 Non-Reliance on Agent and Other Lenders. Each Lender, the Swing Line Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Preliminary Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender, the Swing Line Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 10.08 Name Agents. The parties hereto acknowledge that the Documentation Agent and Syndication Agent hold such titles in name only, and that such titles confers no additional rights or obligations relative to those conferred on any Lender, the Swing Line Lender or the Issuing Bank hereunder.

Section 10.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Person’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 10.10 Administrative Agent May File Proof of Claims. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent the Loan Documents.

Section 10.11 Intercreditor Agreement. Notwithstanding anything herein to the contrary, each Lender also acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the existence of any right or remedy by the Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of a conflict between the terms of the Intercreditor Agreement and any Security Document, the terms of the Intercreditor Agreement shall govern and control. Each Lender hereby authorizes the Collateral Agent to enter into the Intercreditor Agreement on behalf of such Lender.

Section 10.12 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures or cause any of the foregoing (through Affiliates or otherwise), with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.12 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.13 Individual Capacity. Each Agent, Lender, Swing Line Lender and Issuing Bank and each of their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent, Lender, Swing Line Lender and Issuing Bank, as the case may be, were not an Agent, Lender, Swing Line Lender or Issuing Bank, as the case may be. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Notices. (a) Generally. Notices and other communications provided for herein shall, except as provided in Section 11.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to Borrower at:

3535 Harbor Boulevard,

Suite 100

Costa Mesa, CA 92626

Attn: Edye Austin

Telecopy No.: (714) 599-5593

Attn: Larry Roberts

Telecopy No.: (714) 599-5734;

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York City, NY 10036

Attn: Rossie E. Turman III, Esq.

Telecopy No.: (917) 777-2748;

(ii) if to the Administrative Agent, the Collateral Agent or Swing Line Lender, to it at:

Jefferies Finance LLC

520 Madison Avenue

New York, New York 10022

Attention: Account Officer – El Pollo Loco, Inc.

Telecopy No.: (212) 284-3444;

With a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York City, NY 10022

Attn: Joshua W. Thompson, Esq.

Telecopy No.: (646) 848-8703;

(iii) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and

(iv) if to the Issuing Bank, to it at:

General Electric Capital Corporation

Attn: Capital Markets

8377 East Hartford Drive, Suite 200

Scottsdale, AZ 85255

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01(a) or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01(a), and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

Notices delivered through electronic communications to the extent provided in Section 11.01(b) below, shall be effective as provided in Section 11.01(b).

(b) Electronic Communications. Notices and other communications to the Lenders, the Swing Line Lender and the Issuing Bank hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender, the Swing Line Lender or the Issuing Bank pursuant to Article II if such Lender, the Swing Line Lender or the Issuing Bank, as applicable, has notified the Administrative Agent (in a manner set forth in Section 11.01(a)) that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in their respective sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures, respectively, approved by it (including as set forth in Section 11.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at its e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably require. Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender, the Swing Line Lender, the Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall reasonably require.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents, the Lenders, the Swing Line Lender or the Issuing Bank by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 11.02 Waivers; Amendment. (a) No failure or delay by any Agent, the Swing Line Lender, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Swing Line Lender, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender, the Swing Line Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 11.02(c), this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in the Commitment of any Lender for purposes of this clause (i));

(ii) reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii) postpone or extend the maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of each Lender directly affected thereby;

(iv) change, modify or eliminate Section 2.10(j) or Section 2.14(b) or (c) or Section 9.02 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender directly affected thereby;

(v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vi) subject to the Intercreditor Agreement, release all or substantially all of the Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(vii) except as expressly permitted in this Agreement or any Security Document but subject to the Intercreditor Agreement, release or subordinate all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations and the Specified Hedging Agreement Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations and the Specified Hedging Agreement Obligations), in each case without the written consent of each Lender;

(viii) change any provisions of any Loan Document in a manner that by its terms adversely and directly affects the rights in respect of payments due to Lenders holding Loans of any Class materially differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each directly affected Class;

(ix) change the order of application of prepayments among Term Loans and Revolving Commitments under Section 2.10(h) or change the application of prepayments of Term Loans set forth in Section 2.10(h) in each case without the consent of the Required Lenders and Term Loan Lenders holding more than 50% of the principal amount of the outstanding Term Loans;

(x) change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender; and

(xi) amend, modify or eliminate Section 2.10(m) without the written consent of each Term Loan Lender directly affected thereby;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swing Line Lender or the Issuing Bank without the prior written consent of the Administrative Agent, the Swing Line Lender or the Issuing Bank, as the case may be, and (2) any waiver, amendment or modification of this Agreement that by its terms directly affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Loan Lenders), or the Term Loan Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 11.02 if such Class of Lenders were the only Class of Lenders hereunder at the time; provided, further, that no amendment or waiver shall, unless signed by the Administrative Agent and the Required Revolving Lenders (or by the Administrative Agent with the consent of the Required Revolving Lenders) in addition to the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan (or of any Issuing Bank to issue any Letter of Credit or the Swing Line Lender to make Swing Line Loans); (ii) waive any Default or Event of Default for the purpose of (x) satisfying the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan (or of any Issuing Bank to issue any Letter of Credit or the Swing Line Lender to make Swing Line Loans) or (y) the application of any payments, prepayments or amounts hereunder; (iii) amend or waive this provision or the definitions of the terms used in this provision insofar as the definitions affect the substance of this provision; or (iv) change the definition of the term Required Revolving Lenders or the percentage of Revolving Lenders which shall be required for Revolving Lenders to take any action hereunder. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank or the Swing Line Lender) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.

(c) Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

(d) Notwithstanding the foregoing, the Administrative Agent may, with the consent of Borrower only, (i) amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency as result of conforming Article VI (and related definitions) to the corresponding provisions in the Second Lien Term Loans and the other Second Lien Loan Documents, (ii) amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender, the Swing Line Lender or Issuing Bank in any material respect and (iii) amend, modify or supplement this Agreement in order to implement the provisions of Sections 2.19, 2.20 or 2.21.

Section 11.03 Expenses; Indemnity; Damage Waiver. (a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i) subject to the provisions of the Fee Letter with respect to Jefferies Finance LLC and its Affiliates, all reasonable and documented out-of-pocket costs and expenses incurred by the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, the Swing Line Lender and the Issuing Bank, including the reasonable fees, charges and disbursements of Advisors for the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, the Swing Line Lender and the Issuing Bank, in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Commitments, the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that in the case of charges of outside counsel, such payment shall be limited to the fees, disbursements and other charges of (x) one transaction counsel, (y) if reasonably necessary (as determined by the Administrative Agent), one local counsel in each relevant jurisdiction and (z) if reasonably necessary (as determined by the Administrative Agent), regulatory and specialist counsel (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of persons) and (B) if necessary, one local, regulatory and/or specialist counsel for each affected person (or group of persons) in any relevant jurisdiction;

(ii) all out-of-pocket costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements); provided that in the case of charges of outside counsel, such payment shall be limited to the fees, disbursements and other charges of (x) one litigation counsel, (y) if reasonably necessary (as determined by the Administrative Agent), one local counsel in each relevant jurisdiction and (z) if reasonably necessary (as determined by the Administrative Agent), regulatory and specialist counsel (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of persons) and (B) if necessary, one local, regulatory and/or specialist counsel for each affected person (or group of persons) in any relevant jurisdiction);

(iii) all costs and expenses incurred by the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, any other Agent, , the Swing Line Lender the Issuing Bank or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Secured Obligations and the Specified Hedging Agreement Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Secured Obligations and the Specified Hedging Agreement Obligations; provided that in the case of charges of outside counsel, such payment shall be limited to the fees, disbursements and other charges of (x) one counsel, (y) if reasonably necessary (as determined by the Administrative Agent), one local counsel in each relevant jurisdiction and (z) if reasonably necessary (as determined by the Administrative Agent), regulatory and specialist counsel (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of persons) and (B) if necessary, one local, regulatory and/or specialist counsel for each affected person (or group of persons) in any relevant jurisdiction; and

(iv) all Other Taxes in respect of the Loan Documents.

(b) The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Swing Line Lender and the Issuing Bank and each of their respective Related Persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws or Environmental Permits applicable to any Company, or any Company’s business, or any property presently or formerly owned, leased, or operated by any Company or their predecessors in interest, the environmental condition of any property owned, leased, or operated by any Company at any time, or the applicability of any Legal Requirements relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company, the imposition of any environmental Lien encumbering any Real Property, (viii) the consummation of the Transactions and the other transactions contemplated hereby (including the syndication of the Credit Facilities) or (ix) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted solely from the gross negligence or willful misconduct of such Indemnitee or its Related Persons, the material breach of this Agreement by such Indemnitee or for any such losses, claims, damages, liabilities or related expenses resulting from a dispute solely among Indemnitees and not arising from any act or omission of any Company; provided further that with respect to each Claim (or related series of Claims), in the case of charges of outside counsel, such payment shall be limited to the fees, disbursements and other charges of (x) one counsel, (y) if reasonably necessary (as determined by the Administrative Agent), one local counsel in each relevant jurisdiction and (z) if reasonably necessary (as determined by the Administrative Agent), regulatory and specialist counsel (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of persons) and (B) if necessary, one local, regulatory and/or specialist counsel for each affected person (or group of persons) in any relevant jurisdiction.

(c) Each Agent and the Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and each affected Lender, which consent(s) will not be unreasonably withheld, no such Agent nor the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 11.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(d) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, Reimbursement Obligations and any other Secured Obligations and the Specified Hedging Agreement Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Swing Line Lender the Issuing Bank or any Lender. All amounts due under this Section 11.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e) To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agents, the Swing Line Lender or the Issuing Bank under Sections 11.03(a) or (b) in accordance with Section 11.03(g), each Revolving Lender severally agrees to pay to the Agents, the Swing Line Lender or the Issuing Bank, as the case may be, such Revolving Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents, the Swing Line Lender or the Issuing Bank in its capacity as such. For purposes of this Section 11.03(e), a Revolving Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.

(f) To the fullest extent permitted by applicable Legal Requirements, (i) no party hereto shall assert, and each party hereto hereby waives, any claim against any party hereto or Indemnitee, on any theory of liability, for special, indirect, exemplary, or punitive damages arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof (except, in the case of any Indemnitee, with respect to, or arising in connection with, any Claims) and (ii) no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for consequential damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g) All amounts due under this Section 11.03 shall be payable not later than 10 Business Days after demand therefor.

(h) This Section 11.03 shall not apply to any Taxes in respect of payments under this Agreement, which shall be governed solely by Section 2.15.

Section 11.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Issuing Bank, the Swing Line Lender and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants to the extent expressly provided in Section 11.04(f) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof (except for any Affiliated Debt Fund) or an Excluded Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (B) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that such fee shall not be payable in the case of (A) an assignment by any Lender to an Approved Fund or an Affiliate of such Lender, (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Joint Lead Arrangers or (C) an assignment settled through the Administrative Agent;

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) in the case of an assignment of all or a portion of a Revolving Commitment or any Revolving Lender’s obligations in respect of its LC Exposure, the Issuing Bank must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned) and in the case of an assignment of all or a portion of a Revolving Commitment or any Revolving Lender’s obligations in respect of its Swing Line Exposure, the Swing Line Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);

(vi) in the case of an assignment of all or a portion of a Commitment, a Loan or any Revolving Lender’s obligations in respect of its LC Exposure (except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund), Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned; provided that consent shall be deemed to have been granted if the Borrower does not object in writing within 5 business days after request therefor; provided further that no such consent shall be required in connection with any assignment made in consultation with the Borrower related to the primary syndication of the Commitments and Loans by the Joint Lead Arrangers;

(vii) (A) Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans (but not, for the avoidance of doubt, any Revolving Commitments) to any Person who is or, after giving effect to such assignment, would be a Non-Debt Fund Affiliate (other than Affiliated Debt Funds, the Parent, Borrower and its Subsidiaries) (collectively, the “Sponsor Investors”) (without the consent of any Person); provided that (1) the assigning Lender and each Sponsor Investor purchasing such Lender’s Term Loans shall (x) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system reasonably acceptable to the Administrative Agent or by manual execution and (2) at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Term Loans held by the Sponsor Investors shall not exceed 25% of the aggregate principal amount of all Term Loans at any time outstanding under this Agreement;

(B) Notwithstanding anything to the contrary in this Agreement, the Sponsor Investors shall not have any right to (1) attend (including by telephone or electronic means) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited or (2) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders or have access to the Platform used to distribute information to the Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives.

(C) Notwithstanding anything in Section 11.04(b) or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders (or all Lenders or affected Lenders) have (1) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (2) otherwise acted on any matter related to any Loan Document, or (3) directed or required the Administrative Agent, the

Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the Loans of such Sponsor Investor shall not be included in the calculation of Required Lenders (or if such non-voting designation is unenforceable for any reason, or in connection with any matter requiring the votes of such Sponsor Investor in any Bankruptcy Proceedings such Sponsor Investor shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Investors); provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Sponsor Investor of its pro rata share of any payments to which such Sponsor Investor is entitled under the Loan Documents and the Sponsor Investor shall be entitled to vote on any amendment pursuant to Sections 11.02(b)(i) – (xi) or which disproportionately affects such Sponsor Investor; and in furtherance of the foregoing, (x) the Sponsor Investor agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 11.04(b)(vii)(C); provided that if the Sponsor Investor fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Sponsor Investor as the Sponsor Investor’s attorney in fact, with full authority in the place and stead of the Sponsor Investor and in the name of the Sponsor Investor, from time to time in the Administrative Agent’s reasonable discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 11.04(b)(vii)(C).

(D) Each Sponsor Investor agrees that it shall not have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Agents or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents, except with respect to any claims (x) that any such Agent or any other such Lender is treating, except as otherwise provided herein or in any other Loan Document, such Non-Debt Fund Affiliate, in its capacity as a Lender, in a disproportionate manner relative to the other Lenders and (y) of the bad faith, gross negligence or willful misconduct of any such Agent or any other such Lender.

(E) Each Sponsor Investor, solely in its capacity as a Term Loan Lender, hereby agrees, and each Assignment and Assumption shall provide a confirmation that, if any Loan Party or any of their assets shall be subject to any voluntary or involuntary proceeding commenced under the Bankruptcy Code or any other Debtor Relief Laws (“Bankruptcy Proceedings”), (1) such Sponsor Investor shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Sponsor Investor’s claim with respect to its Loans (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Sponsor Investor (in its capacity as a Term Loan Lender) is treated in connection with such exercise or action on the same or better terms as the other Term Loan Lenders, (2) with respect to any matter requiring the vote of Term Loan Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Loans held by such Sponsor Investor (and any Sponsor Investor’s claim with respect thereto) shall be deemed to be voted in accordance with clause (C) of this Section 11.04(b)(vii), so long as such Sponsor Investor (in its capacity as a Term Loan Lender) is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Term Loan Lenders. For the avoidance of doubt, the Lenders and each Sponsor Investor (in its capacity as Term Loan Lender) agree and acknowledge that the provisions set forth in this clause (E) of Section 11.04(b)(vii), and the related provisions set forth in each Assignment and Assumption, constitute, to the extent set forth in this clause (E), a “subordination agreement” as such term is contemplated by, and utilized in, Section 5.10(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under the Bankruptcy Code and (3) all parties to the relevant transaction shall execute customary “big-boy” disclaimer letters.

(viii) Notwithstanding anything to the contrary herein, each Sponsor Investor, in its capacity as a Term Lender, in its sole and absolute discretion, may make one or more capital contributions or assignments of Term Loans that it acquires in accordance with Section 11.04(b)(vii) directly or indirectly to the Parent or Borrower solely in exchange for Equity Interests of the Parent (other than Disqualified Capital Stock) upon no less than three Business Days’ written notice to the Administrative Agent. Immediately upon the Parent or Borrower’s acquisition of Term Loans from a Sponsor Investor, (x) such Term Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be automatically deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and neither the Parent nor the Borrower shall obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such capital contribution or assignment (without limiting the foregoing, in all events, such Term Loans may not be resold or otherwise assigned, or subject to any participation, or otherwise transferred by the Parent or the Borrower) and (y) Borrower shall deliver to the Administrative Agent a written acknowledgement and agreement executed by a Responsible Officer and in form and substance reasonably acceptable to the Administrative Agent acknowledging the irrevocable prepayment, termination, extinguishment and cancellation of such Loans and confirming that the Parent or Borrower has no rights as a Lender under this Agreement, the other Loan Documents or otherwise. In connection with any Term Loans repurchased and cancelled pursuant to this Section 11.04(b)(vii) the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(ix) Notwithstanding anything to the contrary contained in this Section 11.04(b) or any other provision of this Agreement, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans owing to it to the Parent, the Borrower or any of their Subsidiaries on a non-pro rata basis, subject to the following limitations:

(A) no Default or Event of Default has occurred and is then continuing, or would immediately result therefrom;

(B) the Parent, the Borrower or any of their Subsidiaries shall repurchase such Term Loans through either (y) conducting one or more modified Dutch auctions or other buy-back offer processes (each, an “Offer Process”) with a third party financial institution as auction agent to repurchase all or any portion of the Term Loans provided that, (A) notice of such Offer Process shall be made to all Term Loan Lenders and (B) such Offer Process is conducted pursuant to procedures mutually established by the Administrative Agent and Borrower which are consistent with this Section 11.04(b)(ix) or (z) open market purchases on a non-pro rata basis;

(C) with respect to all repurchases made by the Parent, the Borrower or any of their Subsidiaries pursuant to this Section 11.04(b)(ix), none of the Parent, the Borrower or any of their Subsidiaries shall be required to make any representations that the Parent, the

Borrower or such Subsidiary is not in possession of any information regarding the Parent, its Subsidiaries or its Affiliates, or their assets or their respective securities, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any offer or enter into any Assignment and Assumption or any of the transactions contemplated thereby that has not previously been disclosed to the Administrative Agent and Private Siders, (w) no Default or Event of Default has occurred and is continuing or would result from such repurchase, (x) the Parent, Borrower or such Subsidiary shall not use the proceeds of any Revolving Loans or Swing Line Loans to acquire such Term Loans, (y) the assigning Lender and the Parent, Borrower or such Subsidiary, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Assumption in form and substance reasonably satisfactory to the Administrative Agent and (z) all parties to the relevant repurchases shall execute customary “big-boy” disclaimer letters; and

(D) immediately following repurchase by the Parent, the Borrower or any of their Subsidiaries pursuant to this Section, the Term Loans so repurchased shall, without further action by any Person, be deemed automatically and irrevocably cancelled for all purposes and no longer outstanding (and may not be resold by the Parent, the Borrower or such Subsidiary), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Term Loans repurchased and cancelled pursuant to this Section 11.04(b)(ix) the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

Notwithstanding the foregoing, if any Event of Default or any payment Default has occurred and is continuing; (i) any consent of Borrower otherwise required under this paragraph shall not be required, and (ii) any consent of the Swing Line Lender or Issuing Bank required under this Section 11.04(b) may be withheld by such person in its sole discretion. Subject to acceptance and recording thereof pursuant to Section 11.04(f), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03).

(c) Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Acceptance or participation agreement, as applicable, that such assignee or purchaser is not an Excluded Lender. None of the Lenders, the Joint Lead Arrangers, the Bookrunner or the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Excluded Lenders.

(d) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Swing Line Lender, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Swing Line Lender, the Issuing Bank, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in Section 11.04(d). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(f).

(f) Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent, the Swing Line Lender, the Issuing Bank or any other person to sell participations to any person (other than any Company or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant. Subject to Section 11.04(g), each Participant shall be entitled to the benefits of Sections 2.12, 2.13 or 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b). To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations (including principal amounts and interest thereon); provided that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other person, except as required by applicable Legal Requirements (the “Participant Register”).

(g) A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.15 as though it were a Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.04(h) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Swing Line Lender, the Issuing Bank, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.04(i), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, as amended, the New York State Electronic Signatures and Records Act, as amended, or any other similar state laws based on the Uniform Electronic Transactions Act, as amended.

Section 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Swing Line Lender, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation (other than contingent indemnification obligations not then payable) or any Letter of Credit is outstanding (or Cash Collateralized) and so long as the Commitments have not expired or terminated. The provisions of Article X and Sections 2.12 to 2.15, 10.06, 11.03 and 11.08 to 11.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Joint Lead Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Swing Line Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Swing Line Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender, the Swing Line Lender or the Issuing Bank, irrespective of whether or not such Lender shall have made any demand under this

Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender, the Swing Line Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender, the Swing Line Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided, however, that in no event shall the failure to give such notice effect the validity or enforceability of any such setoffs.

Section 11.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent, the Swing Line Lender, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section 11.09(c). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or email) in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.10 Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document, the Transactions or the other transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.

Section 11.11 Headings; No Adverse Interpretation of Other Agreements. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. This Agreement may not be used to interpret any other loan or debt agreement or instrument of any Company or of any other person. Any such loan or debt agreement or instrument may not be used to interpret this Agreement or any other Loan Document.

Section 11.12 Confidentiality. Each of the Administrative Agent, the Swing Line Lender, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (iii) any actual or prospective investor in an SPC or (iv) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent, the Swing Line Lender, the Issuing Bank or any Lender on a non-confidential basis from a source other than Borrower or any Subsidiary. In addition, the Agents, the Swing Line Lender, the Issuing Bank and the Lenders may disclose the existence of the Loan Documents and information about the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents, the Swing Line Lender, the Issuing Bank and the Lenders. For the purposes of this Section 11.12, “Information” shall mean all information received from Borrower relating to Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent, the Swing Line Lender, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by Borrower. Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14 Assignment and Acceptance. Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.

Section 11.15 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligation or the Specified Hedging Agreement Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations or the Specified Hedging Agreement Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 11.16 Waiver of Defenses; Absence of Fiduciary Duties. (a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b) Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender, SPC and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, SPC or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 11.17 USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 11.18 LEGEND. THE TERM LOANS HAVE BEEN ISSUED WITH OID FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THESE LOANS MAY BE OBTAINED BY WRITING TO THE ADMINISTRATIVE AGENT AT THE ADDRESS SET FORTH IN SECTION 11.01.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

EPL INTERMEDIATE, INC., as Parent and as a Guarantor

By:	/s/ Laurance Roberts
Name:	Laurance Roberts
Title:	CFO

EL POLLO LOCO, INC., as Borrower

By:	/s/ Laurance Roberts
Name:	Laurance Roberts
Title:	CFO

Signature Page to

First Lien Credit Agreement

JEFFERIES FINANCE LLC,
as Administrative Agent and Collateral Agent

By:	/s/ E. J. Hess
Name:	E. J. Hess
Title:	Managing Director

Signature Page to

First Lien Credit Agreement

General Electric Capital Corporation,
as Issuing Bank, Swing Line Lender and a Lender

By:	/s/ David A. Foshages
Name:	David A. Foshages
Title:	Authorized Signatory

Signature Page to

First Lien Credit Agreement

GE Capital Bank, a Utah industrial loan corporation, as a Lender

By:	/s/ David A. Foshages
Name:	David A. Foshages
Title:	Authorized Signatory

Signature Page to

First Lien Credit Agreement

JEFFERIES FINANCE LLC,
as a Lender

By:	/s/ E. J. Hess
Name:	E. J. Hess
Title:	Managing Director

Signature Page to

First Lien Credit Agreement

Schedule 1.01(a)

Existing Litigation

Name	Venue	Case No.	Nature of Claim
Specialty Risk Services v El Pollo Loco, Inc.; Employers Reinsurance Corporation; and Westport Insurance Corporation	Los Angeles County Superior Court	BC465085	Complaint for Declaratory Relief filed July 8, 2011 regarding handling of workers compensation claim; EPL indemnified by Westport Insurance as part of settlement of coverage dispute on same claim.

Rigoberto Magana v El Pollo Loco	Orange County Superior Court	30-2012-00613901	Purported class action alleging unpaid overtime, missed meal periods and rest breaks and other wage and hour violations on behalf of all hourly restaurant employees in California.

People of the State of California vs.El Pollo Loco, et al.	Los Angeles County Superior Court – South Division	NC057808	Eminent domain takeover of restaurant in Norwalk California by state transportation authority; dispute over equitable reimbursement for goodwill, real estate and fixtures and equipment as well as apportionment with Landlord.

Dietgoal Innovations vs. El Pollo Loco	United States District Court, Central District of California	TBD	Patent infringement case re: interactive meal builder component of website; case transferred from USDC EDTX.

Radha K. Nair vs. El Pollo Loco	Circuit Court of Cook County Illinois	13L000487	Dispute over lease termination for catastrophic loss and related insurance proceeds

Socorro De La Cruz v El Pollo Loco, et al.	Los Angeles County Superior Court	BC494657	Claim for breach of contract, wrongful termination and failure to accommodate

Celvin Juarez v El Pollo Loco and WKS Land Corporation	Los Angeles County Superior Court	VC023427	ADA violations at franchise location

Sylvia Martinez	Nevada Equal Rights Commission	0220-13-0094L	Alleges age and national origin discrimination

Esam Mahmoud	Nevada Equal Rights Commission	0402-13-0143L	Alleges age discrimination

Samuel McKinney	Ca. Dept. of Fair Employment and Housing	62657-29711	Alleges race discrimination and wrongful termination

Carlos Guzman	Ca. Dept. Fair Employment and Housing	Inquiry No. 97919-43981	Complaint for discrimination, harassment and retaliation based on sexual orientation.

Schedule 1.01(b)

Mortgaged Property

Unit	Address	City/State	Owner
5442	2501 E. Slauson Ave.	Huntington Park, CA	El Pollo Loco, Inc.
5903	2525 Long Beach Blvd.	Long Beach, CA	El Pollo Loco, Inc.
5907	11331 Hawthorne Blvd.	Inglewood, CA	El Pollo Loco, Inc.
5912	8245 E. Santa Ana Canyon	Anaheim Hills, CA	El Pollo Loco, Inc.
5914	12800 Avalon Blvd.	Los Angeles, CA	El Pollo Loco, Inc.
5972	101 East Manchester	Los Angeles, CA	El Pollo Loco, Inc.

Schedule 1.01(c)

Subsidiary Guarantors

None

Schedule 1.01(d)

Pledgors

El Pollo Loco, Inc.

EPL Intermediate, Inc.

Schedule 1.01(e)

Closed Stores

#	Location	Status
5934	Encino, CA	Will not renew lease
5896	North Hollywood, CA	Will not renew lease
5304	El Monte, CA	Will not renew lease
5900	Los Angeles, CA	Will not renew lease

Schedule 1.01(f)

Existing Letters of Credit

Beneficiary	#	$

ACE Insurance	SM238678W	4,418,086

Southern California Edison	SE450928W	450,000

State of California-Self Insurance Fund	SM238839W	220,000

Tiger Natural Gas	SE451024W	0.00

Total Outstanding Letters of Credit		5,088,086

Schedule 3.05(b)

Real Property

Unit	Address	City/State	Owner
5327	2501 SOUTH BRISTOL STREET	Santa Ana, CA	El Pollo Loco, Inc.
5442	2501 E. SLAUSON AVE.	Huntington Park, CA	El Pollo Loco, Inc.
5903	2525 LONG BEACH BLVD.	Long Beach, CA	El Pollo Loco, Inc.
5907	11331 HAWTHORNE BLVD.	Inglewood, CA	El Pollo Loco, Inc.
5912	8245 E. SANTA ANA CANYON	Anaheim Hills, CA	El Pollo Loco, Inc.
5914	12800 AVALON BLVD.	Los Angeles, CA	El Pollo Loco, Inc.
5931	2403 BABCOCK ROAD	San Antonio, TX	El Pollo Loco, Inc.
5947	4865 E. KINGS CANYON	Fresno, CA	El Pollo Loco, Inc.
5949	1133 SW MILITARY DR.	San Antonio, TX	El Pollo Loco, Inc.
5950	3938 FREDRICKSBURG ROAD	San Antonio, TX	El Pollo Loco, Inc.
5951	6499 N. BLACKSTONE	Fresno, CA	El Pollo Loco, Inc.
5972	101 EAST MANCHESTER	Los Angeles, CA	El Pollo Loco, Inc.
5986	4501 SLAUSON BLVD.	Maywood, CA	El Pollo Loco, Inc.
5991	4645 WEST COMMERCE	San Antonio, TX	El Pollo Loco, Inc.
6009	32089 DATE PALM DR.	Cathedral City, CA	El Pollo Loco, Inc.
3733
(formerly
3346)	2830 W FLORIDA AVE	Hemet, CA	El Pollo Loco, Inc.
3424	613 W OLIVE AVE	Merced, CA	El Pollo Loco, Inc.
3429	7087 BROADWAY	Lemon Grove, CA	El Pollo Loco, Inc.
6075	6131 W. LAKE MEAD BLVD.	Las Vegas, N V	El Pollo Loco, Inc.

Leased Locations

UNIT	ADDRESS	City/State	Pertains To
5892	2225 PLAZA PARKWAY	Modesto, CA	El Pollo Loco, Inc.
5888	2293 SOUTH VIRGINIA STREET	Reno, N V	El Pollo Loco, Inc.
5891	4600 MACK ROAD	Sacramento, CA	El Pollo Loco, Inc.
5745	9431 SLAUSON AVENUE	Pico Rivera, CA	El Pollo Loco, Inc.
5543	14455 RAMONA BOULEVARD	Baldwin Park, CA	El Pollo Loco, Inc.
5893	678 NORTH WILSON WAY	Stockton, CA	El Pollo Loco, Inc.
5508	81901 HIGHWAY 111	Indio, CA	El Pollo Loco, Inc.
5884	1299 SOUTH WINCHESTER BLVD.	San Jose, CA	El Pollo Loco, Inc.
5352	5415 EL CAJON BOULEVARD	San Diego, CA	El Pollo Loco, Inc.
5398	666 H STREET	Chula Vista, CA	El Pollo Loco, Inc.
5788	1004 MISSION BOULEVARD	Oceanside, CA	El Pollo Loco, Inc.
5692	27375 JEFFERSON AVENUE	Temecula, CA	El Pollo Loco, Inc.
5432	6121 MISSION GORGE ROAD	San Diego, CA	El Pollo Loco, Inc.
5302	1909 NORTH MAIN STREET	Santa Ana, CA	El Pollo Loco, Inc.
5575	1535 PALM AVENUE	San Diego, CA	El Pollo Loco, Inc.
5473	1411 LINCOLN AVENUE	Los Angeles, CA	El Pollo Loco, Inc.
5364	6752 RESEDA BOULEVARD	Reseda, CA	El Pollo Loco, Inc.

5363	1710 HIGHLAND AVENUE	National City, CA	El Pollo Loco, Inc.
5566	120 NORTH EUCLID	Fullerton, CA	El Pollo Loco, Inc.
5486	17240 SATICOY	Van Nuys, CA	El Pollo Loco, Inc.
5703	117 WEST NUEVO ROAD	Perris, CA	El Pollo Loco, Inc.
5936	2780 TAPO CANYON	Simi Valley, CA	El Pollo Loco, Inc.
5924	7120 AVENIDA ENCINAS	Carlsbad, CA	El Pollo Loco, Inc.
5301	503 S. ALVARADO STREET	Los Angeles, CA	El Pollo Loco, Inc.
5304	10612 VALLEY MALL	El Monte, CA	El Pollo Loco, Inc.
5322	1224 SOUTH SOTO STREET	Los Angeles, CA	El Pollo Loco, Inc.
5323	14429 ROSCOE BOULEVARD	Panorama City, CA	El Pollo Loco, Inc.
5340	12909 HARBOR BOULEVARD	Garden Grove, CA	El Pollo Loco, Inc.
5349	408 EAST WASHINGTON BLVD.	Los Angeles, CA	El Pollo Loco, Inc.
5355	18571 EAST CHAPMAN AVENUE	Orange, CA	El Pollo Loco, Inc.
5365	14329 LAKEWOOD BLVD.	Downey, CA	El Pollo Loco, Inc.
5374	101 SOUTH HARBOR BOULEVARD	Santa Ana, CA	El Pollo Loco, Inc.
5377	14300 PRAIRIE AVENUE	Hawthorne, CA	El Pollo Loco, Inc.
5378	4058 TWEEDY BLVD.	South Gate, CA	El Pollo Loco, Inc.
5379	2360 FOOTHILL BOULEVARD	La Verne, CA	El Pollo Loco, Inc.
5386	1260 NORTH VINE STREET	Hollywood, CA	El Pollo Loco, Inc.
5389	610 NORTH MAIN STREET	Corona, CA	El Pollo Loco, Inc.
5391	729 WEST LAS TUNAS DRIVE	San Gabriel, CA	El Pollo Loco, Inc.
5397	123 EAST HOLT AVENUE	Pomona, CA	El Pollo Loco, Inc.
5399	16920 GOLDEN WEST	Hunt. Beach, CA	El Pollo Loco, Inc.
5400	110 WEST BALL ROAD	Anaheim, CA	El Pollo Loco, Inc.
5408	1201 SOUTH BEACH BLVD.	Anaheim, CA	El Pollo Loco, Inc.
5410	3959 WILSHIRE BLVD., STE. 1A	Los Angeles, CA	El Pollo Loco, Inc.
5415	2801 CRENSHAW BOULEVARD	Los Angeles, CA	El Pollo Loco, Inc.
5417	262 SOUTH ROSEMEAD BLVD.	Pasadena, CA	El Pollo Loco, Inc.
5420	5386 CHERRY AVENUE	Long Beach, CA	El Pollo Loco, Inc.
5425	88 CORPORATE PARK	Irvine, CA	El Pollo Loco, Inc.
5451	7519 S. ATLANTIC AVE.	Cudahy, CA	El Pollo Loco, Inc.
5462	8239 TOPANGA CANYON ROAD	Canoga Park, CA	El Pollo Loco, Inc.
5468	12121 BROOKHURST STREET	Garden Grove, CA	El Pollo Loco, Inc.
5477	3463 ARTESIA BOULEVARD	Long Beach, CA	El Pollo Loco, Inc.
5479	11870 SANTA MONICA BLVD.	W. Los Angeles, CA	El Pollo Loco, Inc.
5482	5740 IMPERIAL HIGHWAY	South Gate, CA	El Pollo Loco, Inc.
5487	17182 COLIMA ROAD	Hacienda Heights, CA	El Pollo Loco, Inc.
5491	12643 SHERMAN WAY	No. Hollywood, CA	El Pollo Loco, Inc.
5500	7211 WINNETKA AVENUE	Canoga Park, CA	El Pollo Loco, Inc.
5502	1934 W. OLYMPIC BLVD.	Los Angeles, CA	El Pollo Loco, Inc.
5509	2230 FOOTHILL BOULEVARD	La Canada, CA	El Pollo Loco, Inc.
5512	6568 VAN NUYS BOULEVARD	Van Nuys, CA	El Pollo Loco, Inc.
5531	11118 LONG BEACH BLVD.	Lynwood, CA	El Pollo Loco, Inc.
5532	5520 SANTA MONICA BLVD.	Los Angeles, CA	El Pollo Loco, Inc.
5534	3070 SAN FERNANDO ROAD	Los Angeles, CA	El Pollo Loco, Inc.
5541	235 SOUTH GLENDALE AVENUE	Glendale, CA	El Pollo Loco, Inc.
5544	1565 SEPULVEDA BLVD.	Torrance, CA	El Pollo Loco, Inc.
5550	1702 EAST 17TH STREET	Santa Ana, CA	El Pollo Loco, Inc.
5569	1341 HACIENDA BOULEVARD	La Puente, CA	El Pollo Loco, Inc.
5587	3487 MADISON	Riverside, CA	El Pollo Loco, Inc.
5592	9341 E. FIRESTONE BLVD.	Downey, CA	El Pollo Loco, Inc.

5615	12930 FOOTHILL BOULEVARD	San Fernando, CA	El Pollo Loco, Inc.
5620	18402 YORBA LINDA BLVD.	Yorba Linda, CA	El Pollo Loco, Inc.
5624	11941 S. EARLHAM STREET	Orange, CA	El Pollo Loco, Inc.
5630	426 NORTH LA BREA AVE.	Inglewood, CA	El Pollo Loco, Inc.
5634	9185 CENTRAL AVENUE	Montclair, CA	El Pollo Loco, Inc.
5636	9171 SIERRA AVENUE	Fontana, CA	El Pollo Loco, Inc.
5654	28901 WESTERN AVE., #201	Rancho Palos Verdes, CA	El Pollo Loco, Inc.
5661	5280 PHILADELPHIA STREET	Chino, CA	El Pollo Loco, Inc.
5677	1611 E. KATELLA AVENUE	Orange, CA	El Pollo Loco, Inc.
5737	8301 RESEDA BOULEVARD	Northridge, CA	El Pollo Loco, Inc.
5767	2500 E. IMPERIAL HWY, STE. 186	Brea, CA	El Pollo Loco, Inc.
5773	399 NORTH LAS POSAS	Camarillo, CA	El Pollo Loco, Inc.
5789	750 SOUTH GRAND AVENUE	Glendora, CA	El Pollo Loco, Inc.
5790	1210 WEST COLTON	Redlands, CA	El Pollo Loco, Inc.
5835	1150 WEST ALAMEDA AVE.	Burbank, CA	El Pollo Loco, Inc.
5842	1519 WEST CHAPMAN	Orange, CA	El Pollo Loco, Inc.
5861	13357 RIVERSIDE DRIVE	Sherman Oaks, CA	El Pollo Loco, Inc.
5896	10944-46 MAGNOLIA BLVD.	No. Hollywood, CA	El Pollo Loco, Inc.
5898	200 W. VINEYARD BOULEVARD	Oxnard, CA	El Pollo Loco, Inc.
5900	2904 SOUTH FIGUEROA	Los Angeles, CA	El Pollo Loco, Inc.
5901	111 EAST CARSON	Carson, CA	El Pollo Loco, Inc.
5902	5300 CENTINELA AVENUE	Los Angeles, CA	El Pollo Loco, Inc.
5904	15329 NORMANDIE AVENUE	Gardena, CA	El Pollo Loco, Inc.
5905	800 NORTH SEPULVEDA BLVD.	Manhattan Bch., CA	El Pollo Loco, Inc.
5906	986 SOUTH VERMONT	Los Angeles, CA	El Pollo Loco, Inc.
5907-B	11331 HAWTHORNE BLVD.[1]	Inglewood, CA	El Pollo Loco, Inc.
5908	1200 WEST MANCHESTER BLVD.	Inglewood, CA	El Pollo Loco, Inc.
5909	11624 EAST WASHINGTON	Whittier, CA	El Pollo Loco, Inc.
5910	3740 LA SIERRA AVENUE	Riverside, CA	El Pollo Loco, Inc.
5913	101 EAST COMPTON BOULEVARD	Compton, CA	El Pollo Loco, Inc.
5915	9522 SEPULVEDA BLVD.	North Hills, CA	El Pollo Loco, Inc.
5917	2528 W. COMMONWEALTH	Alhambra, CA	El Pollo Loco, Inc.
5918	2258 SO. ATLANTIC BLVD.	Monterey Park, CA	El Pollo Loco, Inc.
5919	5800 S. VERMONT	Los Angeles, CA	El Pollo Loco, Inc.
5922	521 N. FIRST STREET	Burbank, CA	El Pollo Loco, Inc.
5923	24805 PICO CANYON ROAD	Newhall, CA	El Pollo Loco, Inc.
5929	330 N. ALVARADO ST.	Los Angeles, CA	El Pollo Loco, Inc.
5934	17660 VENTURA BLVD.	Encino, CA	El Pollo Loco, Inc.
5935	22902 PACIFIC PARK DR.	Aliso Viejo, CA	El Pollo Loco, Inc.
5937	3290 W. SHAW	Fresno, CA	El Pollo Loco, Inc.
5938	17307 CRENSHAW BLVD.	Torrance, CA	El Pollo Loco, Inc.
5945	6411 N. SEPULVEDA BLVD, 2G	Van Nuys, CA	El Pollo Loco, Inc.
5948	1125 TRUMAN STREET, C2	San Fernando, CA	El Pollo Loco, Inc.
5955	1380 N. AVALON BLVD.	Wilmington, CA	El Pollo Loco, Inc.
5959	7327 SAN PEDRO AVENUE	San Antonio, TX	El Pollo Loco, Inc.
5969	631 LONG BEACH BLVD.	Long Beach, CA	El Pollo Loco, Inc.
5973	4005 S. DECATUR BLVD.	Las Vegas, NV	El Pollo Loco, Inc.

[1]	Parking Lot – store owned

5974	7205 S. EASTERN	Las Vegas, NV	El Pollo Loco, Inc.
5975	3350 W. VERNON AVE.	Los Angeles, CA	El Pollo Loco, Inc.
5976	24365 MAGIC MOUNTAIN PKWY.	Valencia, CA	El Pollo Loco, Inc.
5977	2221 EAST PALMDALE BLVD	Palmdale, CA	El Pollo Loco, Inc.
5978	26930 SIERRA HIGHWAY	Santa Clarita, CA	El Pollo Loco, Inc.
5979	3051 RANCHO VISTA BLVD.	Palmdale, CA	El Pollo Loco, Inc.
5982	1720 E. EDINGER AVE	Santa Ana, CA	El Pollo Loco, Inc.
5983	5319-51 SUNSET BLVD.	Los Angeles, CA	El Pollo Loco, Inc.
5984	1006 W. ARROW HIGHWAY[2]	San Dimas, CA	El Pollo Loco, Inc.
5985	2400 E. LAKE MEAD BLVD.	Las Vegas, NV	El Pollo Loco, Inc.
5988	4405 AVALON BLVD.	Los Angeles, CA	El Pollo Loco, Inc.
5990	2401 S. DECATUR BLVD.	Las Vegas, NV	El Pollo Loco, Inc.
5993	2990 BRISTOL ST	Costa Mesa, CA	El Pollo Loco, Inc.
5994	9800 N. LAUREL CANYON BLVD	Pacoima, CA	El Pollo Loco, Inc.
6000	5160 E. OLYMPIC BLVD.	Los Angeles, CA	El Pollo Loco, Inc.
6002	9350 W. FM 471	San Antonio, TX	El Pollo Loco, Inc.
6003	2923 W. CRAIG RD.	Las Vegas (North), NV	El Pollo Loco, Inc.
6004	712 W. BEVERLY BLVD.	Montebello, CA	El Pollo Loco, Inc.
6005	8351 SUNLAND BLVD.	Sun Valley, CA	El Pollo Loco, Inc.
6006	1663 S. RIVERSIDE AVE.	Rialto, CA	El Pollo Loco, Inc.
6007	10585 S. EASTERN AVENUE	Henderson, NV	El Pollo Loco, Inc.
6008	67-740 HIGHWAY 111	Cathedral City, CA	El Pollo Loco, Inc.
6011	556 SHAW AVENUE	Clovis, CA	El Pollo Loco, Inc.
6012	2720 CANYON SPRINGS PARKWAY	Riverside, CA	El Pollo Loco, Inc.
6013	142 SOUTH 12TH AVE.	Hanford, CA	El Pollo Loco, Inc.
6014	18292 COLLIER	Lake Elsinore, CA	El Pollo Loco, Inc.
6016	1220 W. FOOTHILL BLVD.	Rialto, CA	El Pollo Loco, Inc.
6018	13850 GOLDEN WEST STREET	Westminster, CA	El Pollo Loco, Inc.
6019	2375 E. SAHARA	Las Vegas, NV	El Pollo Loco, Inc.
6020	16785 SIERRA LAKES PKWY.	Fontana, CA	El Pollo Loco, Inc.
6022	795 W. HERNDON AVENUE	Clovis, CA	El Pollo Loco, Inc.
6023	12821 MORENO BEACH DRIVE	Moreno Valley, CA	El Pollo Loco, Inc.
6024	440 E SILVERADO RANCH BLVD.	Las Vegas, NV	El Pollo Loco, Inc.
6026	12401 FOOTHILL BLVD.	Rancho Cucamonga, CA	El Pollo Loco, Inc.
6027	31783 CASTAIC RD.	Castaic, CA	El Pollo Loco, Inc.
6028	21610 VALLEY BLVD	City Of Industry, CA	El Pollo Loco, Inc.
6029	4188 NORTH BLACKSTONE AVE.	Fresno, CA	El Pollo Loco, Inc.
6030	1180 EAST PHILADELPHIA	Ontario, CA	El Pollo Loco, Inc.
6031	34-620 MONTERREY AVENUE	Palm Desert, CA	El Pollo Loco, Inc.
6032	11928 GARVEY AVE.	El Monte, CA	El Pollo Loco, Inc.
6034	4954 WEST CENTURY BLVD.	Inglewood, CA	El Pollo Loco, Inc.
6036	1881 SOUTH SAN JACINTO AVENUE	San Jacinto, CA	El Pollo Loco, Inc.
6037	2312 S. AZUSA AVENUE	West Covina, CA	El Pollo Loco, Inc.
6041	1496 E. 2nd STREET MARKETPLACE	Beaumont, CA	El Pollo Loco, Inc.
6042	185 N. STEPHANIE AVENUE	Henderson, NV	El Pollo Loco, Inc.

[2]	EPL subleases from Yoshinoya

6043	7096 N DURANGO	Las Vegas, NV	El Pollo Loco, Inc.
6047	690 E. HORIZON DRIVE[3]	Henderson, NV	El Pollo Loco, Inc.
6048	3655 RIVERSIDE PLAZA	Riverside, CA	El Pollo Loco, Inc.
6051	745 W. TELEGRAPH	Washington, UT	El Pollo Loco, Inc.
6053	7380 WEST CHEYENNE AVENUE	Las Vegas, NV	El Pollo Loco, Inc.
6054	2505 EAST TROPICANA AVENUE	Las Vegas, NV	El Pollo Loco, Inc.
6055	4011 E CHARLESTON BLVD.	Las Vegas, NV	El Pollo Loco, Inc.
6061	38007 47th STREET	Palmdale, CA	El Pollo Loco, Inc.
6066	274 W. LAKE MEAD PKWY.	Henderson, NV	El Pollo Loco, Inc.
6070	775 BETHEL, STE. 101[4]	Sanger, CA	El Pollo Loco, Inc.
6073	13421 NEWPORT AVENUE	Tustin, CA	El Pollo Loco, Inc.
6076	15297 E. MISSISSIPPI AVENUE[5]	Aurora, CO	El Pollo Loco, Inc.
6080	6400 LANKERSHIM BLVD.	Hollywood, CA	El Pollo Loco, Inc.
6085	1865 E. 4TH ST.	Ontario, CA	El Pollo Loco, Inc.
6089	1098 N. STATE COLLEGE BLVD.	Anaheim, CA	El Pollo Loco, Inc.
6095	7310 SOUTH RAINBOW BLVD.	Las Vegas, NV	El Pollo Loco, Inc.
6096	501 N. PLACENTIA AVENUE	Fullerton, CA	El Pollo Loco, Inc.
6097	25371 ALICIA PKWY.	Laguna Hills, CA	El Pollo Loco, Inc.
6098	19300 HAWTHORNE BLVD.	Torrance, CA	El Pollo Loco, Inc.
6100	5260 S. FORT APACHE ROAD	Las Vegas, NV	El Pollo Loco, Inc.
9000	3535 HARBOR BLVD. SUITE 100	Costa Mesa, CA	El Pollo Loco, Inc.
9000W	3013-3015 SOUTH HARBOR BLVD.[6]	Santa Ana, CA	El Pollo Loco, Inc.

Sub-Leased Locations

Unit	Address	City/State	Pertains to
3287	2225 PLAZA PKWY	Modesto, CA	El Pollo Loco, Inc.
3290	2293 S VIRGINIA ST	Reno, NV	El Pollo Loco, Inc.
3300	4600 MACK RD	Sacramento, CA	El Pollo Loco, Inc.
3303	9431 SLAUSON AVE	Pico Rivera ,CA	El Pollo Loco, Inc.
3305	14455 RAMONA BLVD	Baldwin Park, CA	El Pollo Loco, Inc.
3307	678 NORTH WILSON WY	Stockton, CA	El Pollo Loco, Inc.
3314	81901 HIGHWAY 111	Indio, CA	El Pollo Loco, Inc.
3323	1299 S WINCHESTER	San Jose, CA	El Pollo Loco, Inc.
3328	5415 EL CAJON BLVD	San Diego, CA	El Pollo Loco, Inc.
3335	666 H ST	Chula Vista, CA	El Pollo Loco, Inc.
3336	1004 MISSION BLVD	Oceanside, CA	El Pollo Loco, Inc.
3337	27375 JEFFERSON AVE	Temecula, CA	El Pollo Loco, Inc.
3350	6121 MISSION GORGER D	San Diego, CA	El Pollo Loco, Inc.
3370	1909 NORTH MAIN ST	Santa Ana, CA	El Pollo Loco, Inc.
3377	1535 PALM AVE	San Diego, CA	El Pollo Loco, Inc.

[3]	Subleased to Starbucks
[4]	Closed
[5]	Subleased to Wendy’s
[6]	Storage Warehouse

3409	1411 LINCOLN AVE	Venice, CA	El Pollo Loco, Inc.
3425	6752 RESEDA BLVD	Reseda, CA	El Pollo Loco, Inc.
3430	1710 HIGHLAND AVE	National City, CA	El Pollo Loco, Inc.
3453	120 N EUCLID	Fullerton, CA	El Pollo Loco, Inc.
3457	17240 SATICOY	Van Nuys, CA	El Pollo Loco, Inc.
3495	117 W NUEVO RD	Perris, CA	El Pollo Loco, Inc.
3675	2780-A TAPO CANYON	Simi Valley, CA	El Pollo Loco, Inc.
3745
(formerly
3423)	7120 AVENIDA ENCINAS #104	Carlsbad, CA	El Pollo Loco, Inc.

Section 3.06(f)

Agreements and Orders Materially Affecting Use or Licensing of Intellectual Property

None

Schedule 3.07(a)

Subsidiaries

Subsidiary	Parent	# of Shares Owned	Total Shares Outstanding	Total Shares Authorized	Par Value/Common Shares
El Pollo Loco, Inc., a Delaware corporation	EPL Intermediate, Inc., a Delaware corporation	100	19,900	20,000	$0.01 per share

Schedule 3.07(c)

Corporate Organizational Chart

Schedule 3.19

Insurance

See Attached.

In addition, EPL Intermediate, Inc. is a named insured on the following policies indicated on the attached - Property, General Liability, Automobile, and Umbrella, and Franchisor’s E&O.

Coverage is also granted to EPL Intermediate, Inc. as a subsidiary of Chicken Acquisition Corp. on the following policies - Crime, D&O/EPL/FID.

EVIDENCE OF COMMERCIAL PROPERTY INSURANCE
DATE (MM/DD/YYYY) 09/20/2013
THIS EVIDENCE OF COMMERCIAL PROPERTY INSURANCE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS EVIDENCE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE ADDITIONAL INTEREST.
PRODUCER NAME
CONTACT PERSON AND ADDRESS
PHONE
(A/C. No. Ext): 212-338 -2000
COMPANY NAME AND ADDRESS
NAIC NO:
Hub International Northeast Limited -NY 1065 Avenue of the Americas New York, NY 10018
Lexington Insurance Company
FAX (A/C. No): 212-338-2100
E-MAIL ADDRESS: Paul.Bellaff@HubInternational.com
IF MULTIPLE COMPANIES, COMPLETE SEPARATE FORM FOR EACH
CODE: SUB CODE: POLICY TYPE
AGENCY CUSTOMER ID#: 102533
NAMED INSURED AND ADDRESS
El Pollo Loco, Inc.
3535 Harbor Blvd Suite 100
Costa Mesa, CA 92626-1437
LOAN NUMBER
POLICY NUMBER 025032089
EFFECTIVE DATE 01/31/2013
EXPIRATION DATE 01/31/2014
CONTINUED UNTIL TERMINATED IF CHECKED
ADDITIONAL NAMED INSURED(S)
THIS REPLACES PRIOR EVIDENCE DATED:
El Pollo Loco, Inc.
PROPERTY INFORMATION (Use REMARKS on page 2, if more space is required) ☐ BUILDING OR ☐ BUSINESS PERSONAL PROPERTY
LOCATION / DESCRIPTION
All locations on file with the company
THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS EVIDENCE OF PROPERTY INSURANCE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITION OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.
COVERAGE INFORMATION PERILS INSURED BASIC BROAD X SPECIAL
COMMERCIAL PROPERTY COVERAGE AMOUNT OF INSURANCE: $ 50,000,000
DED: 10,000
YES NO N/A
X BUSINESS INCOME ☐ RENTAL VALUE X If YES, LIMIT: $INCLUDED Actual Loss Sustained; # of months:
EQUIPMENT BREAKDOWN (If Applicable) X If YES, LIMIT: $Included DED: $10,000
ORDINANCE OR LAW - Coverage for loss to undamaged portion of bldg X If YES, LIMIT: DED:
- Demolition Costs X If YES, LIMIT: $15,000,000 DED: $10,000
- Incr. Cost of Construction X If YES, LIMIT: $15,000,000 DED: $10,000
EARTH MOVEMENT (If Applicable) Annual Aggregate X If YES, LIMIT: $10,000,000 DED: $100,000 MIN
FLOOD (If Applicable) Annual Aggregate X If YES, LIMIT: $5,000,000 DED: $100,000 MIN
WIND / HAIL (If Subject to Different Provisions) X If YES, LIMIT: $Included DED: $25,000
PERMISSION TO WAIVE SUBROGATION IN FAVOR OF MORTGAGE HOLDER PRIOR TO LOSS X
CANCELLATION
SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.
ADDITIONAL INTEREST
MORTGAGEE
CONTRACT OF SALE
LENDER SERVICING AGENT NAME AND ADDRESS
LENDERS LOSS PAYABLE
NAME AND ADDRESS
EVIDENCE PURPOSES ONLY
AUTHORIZED REPRESENTATIVE
BLANKET COVERAGE X If YES, indicate value(s) reported on properly identified above: $
TERRORISM COVERAGE X Attach Disclosure Notice / DEC
IS THERE A TERRORISM-SPECIFIC EXCLUSION? X
IS DOMESTIC TERRORISM EXCLUDED? X
LIMITED FUNGUS COVERAGE X If YES, LIMIT: DED:
FUNGUS EXCLUSION (If “YES”, specify organization’s form used) X
REPLACEMENT COST X
AGREED VALUE X
COINSURANCE X If YES, %
ACORD 28 (2011/11) Page 1 of 2 2003-2011 ACORD CORPORATION. All rights reserved.
DS#7164584 The ACORD name and logo are registered marks of ACORD

EVIDENCE OF COMMERCIAL PROPERTY INSURANCE REMARKS - Including Special Conditions (Use only if more space is required)
THIS CERTIFICATE HAS BEEN ISSUED FOR EVIDENCE PURPOSES ONLY.
ACORD 28 (2011/11) Page 2 of 2
DS#7164584

ACORD CERTIFICATE OF LIABILITY INSURANCE DATE (MM/DD/YYYY) 09/20/2013
THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER.
IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).
PRODUCER
Hub International Northeast Limited -NY 1065 Avenue of the Americas New York NY 10018
INSURED Cus#102533
El Pollo Loco, Inc.
3535 Harbor Blvd
Suite 100
Costa Mesa, CA 92626-1437
CONTACT NAME:
PHONE (A/C, No, Ext): 212-338-2000
FAX (A/C, No): 212-338-2100
E-MAIL ADDRESS: Paul.Bellaff@HubInternational.com
INSURER(S) AFFORDING COVERAGE
INSURER A : ACE American Insurance Company
INSURER B : Continental Casualty Company
INSURER C : Hartford Fire Insurance Company
INSURER D:
INSURER E :
INSURER F:
NAIC #
22667
20443
19682
COVERAGES CERTIFICATE NUMBER: REVISION NUMBER:
THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN. THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.
INSR LTR TYPE OF INSURANCE ADDL INSR SUBR WVD POLICY NUMBER POLICY EFF (MM/DD/YYYY) POLICY EXP (MM/DD/YYYY) LIMITS
A GENERAL LIABILITY
X COMMERCIAL GENERAL LIABILITY
CLAIMS-MADE X OCCUR
GEN’L AGGREGATE LIMIT APPLIES PER:
POLICY PROJECT X LOC
PMIG24911366-005
SIR: $35,000
SIR Agg: $700,000
01/31/2013 01/31/2014
EACH OCCURRENCE $1,000,000
DAMAGE TO RENTED PREMISES (Ea occurrence) $300,000
MED EXP (Any one person) $0
PERSONAL & ADV INJURY $1,000,000
GENERAL AGGREGATE $2,000,000
PRODUCTS - COMP/OP AGG $2,000,000
Policy Agg $10,000,000
C AUTOMOBILE LIABILITY
X ANY AUTO
ALL OWNED AUTOS
X HIRED AUTOS
SCHEDULED AUTOS
X NON-OWNED AUTOS
10UENKK5338
Comprehensive / Collision Deductible $2,000 / $2,000
01/31/2013 01/31/2014
COMBINED SINGLE LIMIT (Ea accident) $1,000, 000
BODILY INJURY (Per person) $
BODILY INJURY (Per accident) $
PROPERTY DAMAGE (Per accident) $ $
B X UMBRELLA LIAB
EXCESS LIAB
X OCCUR
CLAIMS-MADE
DED RETENTIONS
4012440475
01/31/2013 01/31/2014
EACH OCCURRENCE $25,000,000
AGGREGATE $25,000,000 $
A WORKERS COMPENSATION AND EMPLOYERS’ LIABILITY ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? (Mandatory in NH)
If yes, describe under DESCRIPTION OF OPERATIONS below Y / N
N / A WLRC47127671 Deductible: $250,000 11/01/2012 11/01/2013 X WC STATUTORY LIMITS OTHER
E.L. EACH ACCIDENT $1,000,000
E.L. DISEASE - EA EMPLOYEE $1,000,000
E.L. DISEASE - POLICY LIMIT $1,000,000
DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (Attach ACORD 101, Additional Remarks Schedule, if more space is required) THIS CERTIFICATE HAS BEEN ISSUED FOR EVIDENCE PURPOSES ONLY.
CERTIFICATE HOLDER CANCELLATION
EVIDENCE PURPOSES ONLY
SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.
AUTHORIZED REPRESENTATIVE
©1988-2010 ACORD CORPORATION. All rights reserved.
ACORD 25 (2010/05) The ACORD name and logo are registered marks of ACORD
Doc#7164591 Certholder #: 793

Hub International Northeast Limited

SCHEDULE OF YOUR CURRENT INSURANCE

El Pollo Loco, Inc. (Chicken Acquisition Corp.)
3535 Harbor Blvd - Suite 100
Costa Mesa, CA 92626

As of: September 19, 2013

COVERAGES	LIMITS	INCEPTION DATE	EXPIRATION DATE	INSURANCE COMPANY	POLICY NO.	BILLED PREMIUM

COMMERCIAL PROPERTY		1/31/2013	1/31/2014	Lexington Insurance Company	025032089	$725,000
				(Excludes All Taxes/Fees/Surcharges)

Occurrence Limit / Blanket Limit	$50,000,000	TIV:	$265,758,000	(Taxes/Fees/Surcharges: $23,200)
(See attached Schedule of Locations/Values)
Sub-Limits:
Building, Improvements & Betterments, Signs	Included In Blanket			All Figures are as of Inception.
Business Personal Property / Contents	Included In Blanket
Business Interruption / Extra Expense	Included In Blanket
Extra Expense	$10,000,000
Accounts Receivable / Valuable Papers	$3,000,000
Backup of Sewers & Drains	$5,000,000
Building Ordinance/Demolition/Increased Cost of Construction	$15,000,000	(Each Coverage B&C, A is Included with PD Limit)
CA Earthquake (Per Occurrence / Annual Aggregate)	$10,000,000
Civil Authority (the lesser of 30 Days or )	$5,000,000
Contingent Business Interruption (Per Occurrence)	$2,500,000
Debris Removal (the lesser of 25% or )	$2,500,000
Earthquake (Per Occurrence / Annual Aggregate)	$25,000,000	Excludes CA EQ
Electronic Data Processing Equipment / Media	$5,000,000
Expediting Expense	$5,000,000
Extended Period of Indemnity	360 Days
Fine Arts	$250,000
Flood (Per occurrence / Annual Aggregate)	$25,000,000
Flood (Per occurrence / Annual Aggregate) (ZONES A/V)	$5,000,000
Ingress/Egress (the lesser of 30 Days or )	$5,000,000
Miscellaneuous Unnamed Locations	$2,500,000
Mold/Fungus Resultant Damage	$250,000
Newly Acquired Locations (Subject to Notification within 90 days)	$5,000,000
Offsite Storage Locations	$500,000
Ordinary Payroll	180 Days
Property in the Course of Construction (Per Occurrence)	$5,000,000	($100,000 Soft Costs)
Property in Transit	$1,000,000
Service interruption (Property & Time Element Per Occurrence)	$5,000,000	(Limited to 1 miles from an insured premise)
Unintentional Errors and Omissions	$3,000,000
Equipment Breakdown Sublimits:
Equipment Breakdown	$50,000,000
Extra Expense	$10,000,000
Contingent Business Interruption (Per Occurrence)	$5,000,000
Building Ordinance/Demolition/Increased Cost of Construction	$25,000,000	(Each Coverage B&C, A is Included with PD Limit)
Service Interruption (Property & Time Element Per Occurrence)	$5,000,000
Electronic Data Processing Equipment / Media	$2,500,000
Spoilage	$1,000,000
Extended Period of Indemnity	365 Days

		(Note: This is not a complete list of sub-limits, please refer to the policy for further detail.)
(Continued on next page)

“NOTE: THIS SCHEDULE IS INTENDED TO BE A SUMMARY ONLY: FOR FULL COVERAGE, TERMS, CONDITIONS, AND EXCLUSIONS, REFERENCE SHOULD BE MADE TO THE ACTUAL POLICIES.”	Page 1 of 7

Hub International Northeast Limited

SCHEDULE OF YOUR CURRENT INSURANCE

El Pollo Loco, Inc. (Chicken Acquisition Corp.)
3535 Harbor Blvd - Suite 100
Costa Mesa, CA 92626

As of: September 19, 2013

COVERAGES	LIMITS	INCEPTION DATE	EXPIRATION DATE	INSURANCE COMPANY	POLICY NO.	BILLED PREMIUM

(Continued from previous page)

Deductibles:
Windstorm & Hail	$25,000	(Tier 1 Counties- 5% of TIV / Min: $250,000)
Earthquake & EQ Sprinkler Leakage:
CA Earthquake (Per Occurrence)	5% of the total values at the loss location, subject to minimum of $100,000
All Other States	$25,000
Flood:
Special Flood Hazard Areas/ Areas of 100-year Flooding (Per Occ.)	5% of the total values at the loss location, subject to minimum of $100,000
All Other Flood LOSS (Per occurrence)	$50,000
At Vacant Locations	$75,000
Equipment Breakdown: Spoilage	10% of the loss, subject to minimum of $10,000
All Other Perils	$10,000

Service Interruption (Waiting Period)	24 Hours

COMMERCIAL GENERAL LIABILITY		1/31/2013	1/31/2014	Ace American Insurance Co. (ACE)	PMI G24911366-005	$202,692
Policy Aggregate	$10,000,000
Products / Completed Operations Aggregate	$2,000,000
Each Occurrence	$1,000,000
Personal and Advertising Injury	$1,000,000				Rate: $.685/$1,000 Sales
Damages to Premises Rented (Per Occurrence)	$300,000				Exposure: $295,929,000
Medical Expenses	Excluded
					(Premium to be adjusted at audit)
					100% Minimum Earned Premium
Self Insured Retention:
Each Occurrence	$35,000
Personal and Advertising Injury	$35,000
Aggregate	$700,000	Adjustable at a rate of $2.604 / $1,000 Sales

Employee Benefits Liability:
Each Claim	$1,000,000
Aggregate	$2,000,000
Retroactive Date	1/31/2003
Deductible	$35,000

Note: TRIA is excluded

Note: Premiums do not include the Loss Deposit Fund, TPA Charges, Claims handling Charges, or Letter of Credit.

“NOTE: THIS SCHEDULE IS INTENDED TO BE A SUMMARY ONLY: FOR FULL COVERAGE, TERMS, CONDITIONS, AND EXCLUSIONS, REFERENCE SHOULD BE MADE TO THE ACTUAL POLICIES.”	Page 2 of 7

Hub International Northeast Limited

SCHEDULE OF YOUR CURRENT INSURANCE

El Pollo Loco, Inc. (Chicken Acquisition Corp.)
3535 Harbor Blvd - Suite 100
Costa Mesa, CA 92626

As of: September 19, 2013

COVERAGES	LIMITS	INCEPTION DATE	EXPIRATION DATE	INSURANCE COMPANY	POLICY NO.	BILLED PREMIUM

BUSINESS AUTOMOBILE		1/31/2013	1/31/2014	Hartford Insurance Company	10UENKK5338	$28,163

See Attached Schedule of Vehicles and Drivers

COVERAGES:
Liability (Symbol 1)	$1,000,000			Exposure: 12 Units at Inception
Personal Injury Protection [Symbol 5]	STATUTORY
Added Personal Injury Protection [Symbol 5]	Not Available in States EPL Is In
Medical Payment (Symbol 5)	$10,000
Uninsured Motorists (Symbol 2)	$1,000,000
Underinsured Motorist (Symbol 2)	$1,000,000
Hired Car Physical Damage	$100,000
Comprehensive Deductible	$2,000
Collision Deductible	$2,000
Rental Reimbursement	$50 Day for 30 Days
Drive Other Car Coverage	2 Named Drivers
Full Glass Coverage	Included

(Formerly B&M Section - Now Included with Property)

“NOTE: THIS SCHEDULE IS INTENDED TO BE A SUMMARY ONLY: FOR FULL COVERAGE, TERMS, CONDITIONS, AND EXCLUSIONS, REFERENCE SHOULD BE MADE TO THE ACTUAL POLICIES.”	Page 3 of 7

Hub International Northeast Limited

SCHEDULE OF YOUR CURRENT INSURANCE

El Pollo Loco, Inc. (Chicken Acquisition Corp.)
3535 Harbor Blvd - Suite 100
Costa Mesa, CA 92626

As of: September 19, 2013

COVERAGES	LIMITS	INCEPTION DATE	EXPIRATION DATE	INSURANCE COMPANY	POLICY NO.	BILLED PREMIUM

WORKERS’ COMPENSATION		11/1/2012	11/1/2013	Ace American Insurance Company (ACE)	WLR C47127671	$504,214
					(Includes All Taxes/Fees/Surcharges)
COVERAGES:
Part One - Workers Compensation (CA, NJ, NV, SC, TX, IL)	STATUTORY
Part Two - Employers Liability:
Bodily Injury by Accident (Each Accident)	$1,000,000				Deposit Payroll: $72,804,083
Bodily Injury by Disease (Policy Limit)	$1,000,000				G&A Rate: $0.5919/$100 Payroll
Bodily Injury by Disease (Each Employee)	$1,000,000				(Premium to be adjusted at audit)

DEDUCTIBLE:
Incident/Accident	$250,000
Aggregate	N/A

Note: Premiums do not include the Loss Deposit Fund, TPA Charges, Claims handling Charges, or Letter of Credit.

COMMERCIAL CRIME COVERAGE (PRIMARY)		11/1/2012	11/1/2013	Zurich American Insurance Company	MPL9804913-01	$28,045

COVERAGES:
Employee Theft Coverage	$5,000,000
Forgery/Alteration	$5,000,000
Transit Coverage	$5,000,000
On Premises	$5,000,000
Computer Fraud & Funds Transfer Fraud Coverage	$5,000,000
Investigative Expense	$100,000

DEDUCTIBLE (Per claim)	$50,000
(No Deductible for Employee Benefits Plan or Investigative Expense)

EXCESS COMMERCIAL CRIME COVERAGE		11/1/2012	11/1/2013	Great American Insurance Company	SAA-314-79-98-01	$10,544

LIMITS:
Excess Limit	$5,000,000
Excess of	$5,000,000	(Total: $10,000,000)

“NOTE: THIS SCHEDULE IS INTENDED TO BE A SUMMARY ONLY: FOR FULL COVERAGE, TERMS, CONDITIONS, AND EXCLUSIONS, REFERENCE SHOULD BE MADE TO THE ACTUAL POLICIES.”	Page 4 of 7

Hub International Northeast Limited

SCHEDULE OF YOUR CURRENT INSURANCE

El Pollo Loco, Inc. (Chicken Acquisition Corp.)
3535 Harbor Blvd - Suite 100
Costa Mesa, CA 92626

As of: September 19, 2013

COVERAGES	LIMITS	INCEPTION DATE	EXPIRATION DATE	INSURANCE COMPANY	POLICY NO.	BILLED PREMIUM

FRANCHISOR’S PROFESSIONAL LIABILITY		11/1/2012	11/1/2013	National Union Fire Insurance Company (Chartis)	01-871-56-09	$91,003
LIMITS:
Each Wrongful Act	$5,000,000
Aggregate	$5,000,000

RETENTION (each wrongful act)	$250,000

RETROACTIVE DATE	8/21/2008

(Formerly Employed Lawyers Coverage)

(Formerly Excess Employed Lawyers Coverage)

TRADE NAME RESTORATION (FOOD BORNE ILLNESS)		1/31/2013	1/31/2014	Certain Underwriters at Lloyd’s of London	330030125298	$128,042
				(Excludes All Taxes/Fees/Surcharges)
Aggregate Limit of Indemnity for all Covered Locations	$20,000,000
Aggregate Extortion Payment	$100,000			(Taxes/Fees/Surcharges: $4,247)
Aggregate Supplier Supplier Incident Sub-Limit	$5,000,000
Incident Response Events	25% of the limit of indemnity for such events
Inoculation Expense	$250,000			Rate: $694 / Covered Location + $50 / Franchise
Workplace Violence Events	$150,000			Exposure: 168 Covered Locations; 229 Franchises

Deductible	$5,000	Workplace Violence Events ONLY		ALL FIGURES ARE AS OF INCEPTION

“NOTE: THIS SCHEDULE IS INTENDED TO BE A SUMMARY ONLY: FOR FULL COVERAGE, TERMS, CONDITIONS, AND EXCLUSIONS, REFERENCE SHOULD BE MADE TO THE ACTUAL POLICIES.”	Page 5 of 7

Hub International Northeast Limited

SCHEDULE OF YOUR CURRENT INSURANCE

El Pollo Loco, Inc. (Chicken Acquisition Corp.)
3535 Harbor Blvd - Suite 100
Costa Mesa, CA 92626

As of: September 19, 2013

COVERAGES	LIMITS	INCEPTION DATE	EXPIRATION DATE	INSURANCE COMPANY	POLICY NO.	BILLED PREMIUM

COMMERCIAL UMBRELLA LIABILITY (PRIMARY)		1/31/2013	1/31/2014	Continental Casualty Company (CNA)	4012440475	$53,000
					(Excludes All Taxes/Fees/Surcharges)
LIMITS:
Each Occurrence	$25,000,000
General Aggregate	$25,000,000

SELF-INSURED RETENTION:
Each Occurrence	$10,000

EXCESS COMMERCIAL UMBRELLA LIABILITY		1/31/2013	1/31/2014	American Guarantee & Liability Ins Co (Zurich)	AEC-5347577-05	$25,250
LIMITS:
Each Occurrence	$25,000,000
Aggregate	$25,000,000
Part of (occurrence/aggregate)	$50,000,000

Excess of	$25,000,000

EXCESS COMMERCIAL UMBRELLA LIABILITY		1/31/2013	1/31/2014	National Surety Corp. (Fireman’s Fund)	SHX-000-5781-3578	$25,000
LIMITS:
Each Occurrence	$25,000,000
Aggregate	$25,000,000
Part of (occurrence/aggregate)	$50,000,000

Excess of	$25,000,000

DIRECTORS & OFFICERS LIABILITY (EPL CHARITIES)		11/1/2012	11/1/2013	Philadelphia Indemnity Insurance Company	PHSD788594	$1,154

LIMITS:
Aggregate	$1,000,000

RETENTION:
Judgements, Settlements and Defense Costs
All Claims	$2,500

“NOTE: THIS SCHEDULE IS INTENDED TO BE A SUMMARY ONLY: FOR FULL COVERAGE, TERMS, CONDITIONS, AND EXCLUSIONS, REFERENCE SHOULD BE MADE TO THE ACTUAL POLICIES.”	Page 6 of 7

Hub International Northeast Limited

SCHEDULE OF YOUR CURRENT INSURANCE

El Pollo Loco, Inc. (Chicken Acquisition Corp.)
3535 Harbor Blvd - Suite 100
Costa Mesa, CA 92626

As of: September 19, 2013

COVERAGES	LIMITS	INCEPTION DATE	EXPIRATION DATE	INSURANCE COMPANY	POLICY NO.	BILLED PREMIUM

EXECUTIVE PACKAGE (D&O/EPL/FIDUCIARY)		11/1/2012	11/1/2013	National Union Fire Insurance Company (Chartis)	01-416-60-14	$155,825
					(Excludes All Taxes/Fees/Surcharges)
LIMITS:
Aggregate for all Loss Combined (Including Defense Costs)	$18,000,000
Directors & Officers Liability (Primary)	$10,000,000	(Investigative Coverage Sublimit: $150,000. Crisis Management Fund: $25,000)
Side A Excess	$500,000
Employment Practices Liability	$5,000,000
Fiduciary/Pension Trust Liability	$3,000,000	(Voluntary Compliance Loss Sublimit & HIPPA Penalties Sublimit: $25,000)

RETENTION:
D&O - All Claims (Including private placements)	$150,000
EPL - All Claims (Company & Indemnifiable Losses)	$150,000
FID - All Claims	$10,000

CONTINUITY DATE	11/18/2005

EXCESS DIRECTORS & OFFICERS LIABILITY (SIDE-A MAX)		11/1/2012	11/1/2013	XL Specialty Insurance Company (XL)	ELU119451-12	$30,000
LIMITS:
Aggregate	$5,000,000
Total Underlying	$10,000,000	(Note the underlying can be exhausted by D&O claims that are not Side-A)

P & P DATE	11/18/2005
(Formerly D/C Section - Now Included with Property)

“NOTE: THIS SCHEDULE IS INTENDED TO BE A SUMMARY ONLY: FOR FULL COVERAGE, TERMS, CONDITIONS, AND EXCLUSIONS, REFERENCE SHOULD BE MADE TO THE ACTUAL POLICIES.”	Page 7 of 7

Schedule 3.20(c)

Offices for Filing Mortgages

Filing Office
Official Records of Orange County, CA
Official Records of Los Angeles County, CA

Schedule 3.23

Bank Accounts; Deposit Accounts; Investment Accounts

Securities Account

None.

Deposit Accounts

Account Holder	Institution	Location	Acct#	Type
EPL Intermediate, Inc.	Wells Fargo	Carlsbad, CA	4121926612	Master
El Pollo Loco, Inc.	Wells Fargo	Carlsbad, CA	4121926588	Master
El Pollo Loco, Inc.	Wells Fargo	Carlsbad, CA	4121926596	Depository
El Pollo Loco, Inc.	Wells Fargo	Carlsbad, CA	4121935811	EBT Depository
El Pollo Loco, Inc.	Wells Fargo	Carlsbad, CA	4121932883	Payroll
El Pollo Loco, Inc.	Wells Fargo	Carlsbad, CA	4121932891	AP
El Pollo Loco, Inc.	Wells Fargo Wells	Carlsbad, CA	4121931125	ACH Royalty Fee Funding

Debt Securities & Investments

El Pollo Loco, Inc.	Wells Fargo	Carlsbad, CA	28184315	Investment

Schedule 4.01(g)(ii)

Local Counsel (other than with respect to Mortgaged Properties)

None.

Schedule 5.13(a)

Title Insurance Amounts

Unit	Address	City/State	Fair Market Value
5442	2501 E. Slauson Ave.	Huntington Park, CA	$1,827,237
5903	2525 Long Beach Blvd.	Long Beach, CA	$1,980,385
5907	11331 Hawthorne Blvd.	Inglewood, CA	$1,651,294
5912	8245 E. Santa Ana Canyon	Anaheim Hills, CA	$1,564,620
5914	12800 Avalon Blvd.	Los Angeles, CA	$1,897,103
5972	101 East Manchester	Los Angeles, CA	$1,961,929

Schedule 6.01(b)

Existing Indebtedness

Capital Leases

Unit#	Location	Balance
5378	South Gate, CA	$60,027
5397	Pomona, CA	$78,977
5835	Burbank, CA	$227,014
5937	Fresno, CA	$310,617
5948	San Fernando, CA	$206,654
6008	Cathedral City, CA	$41,174
3287	Modesto, CA	$92,647
3425	Reseda, CA	$177,227

	Totals	$1,194,337

Schedule 6.02(c)

Existing Liens

Liens with respect to that certain account held by Bank of America, N.A. with account number 12334-63891 for the sole purpose of cash collateralizing outstanding obligations of the Loan Parties to the Bank of America, N.A. with respect to our corporate credit cards; provided that the amount of cash collateral will not at any time exceed $131,250.00.

Liens on leased equipment pursuant to lease agreements with Canon Financial Services, Inc.

Schedule 6.04(b)

Existing Investments

None.

Annex I

Initial Lenders and Commitments

Term Loan Commitments

Lender	Term Loan Commitment	Percentage
Jefferies Finance LLC	$190,000,000	100%

Total	$190,000,000	100%

Revolving Commitments

Lender	Revolving Commitments	Percentage
GE Capital Bank	$7,500,000	50%
General Electric Capital Corporation	$7,500,000	50%

Total	$15,000,000	100%

EXHIBIT A

[Form of]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the First Lien Credit Agreement (the “Credit Agreement”) dated as of October 11, 2013, among El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, Jefferies Finance LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and General Electric Capital Corporation, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.                      (the “Assignor”) hereby irrevocably sells and assigns, without recourse, to the                      (the “Assignee”), and the Assignee hereby irrevocably purchases and assumes, from the Assignor, without recourse to the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 11.04(d) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, Revolving Commitment, Term Loan Commitment, Revolving Loans, Term Loans and participations held by the Assignor in Letters of Credit which are outstanding immediately before the Effective Date. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned hereby free and clear of any lien, encumbrance or other adverse claim created by the Assignor and that its Commitments, and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in this Assignment and Acceptance and (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) except as set forth in (a) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and Acceptance; (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and become a Lender under the Credit Agreement and the other Loan Documents; and (iii) is an Eligible Assignee; (b) confirms that it has received a copy of the Credit Agreement, the other Loan Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and the other Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, in its sole discretion, be earlier than three Business Days after the date of such acceptance and recording by the Administrative Agent). This Assignment and Acceptance will be delivered to the Administrative Agent together with (a) if the Assignee is a Foreign Lender, the forms specified in Section 2.15(e) of the Credit Agreement, duly completed and executed by such Assignee; (b) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire, and (c) a processing and recordation fee of $[—], if required under Section 11.04(b)(iii) of the Credit Agreement.

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents (and any Specified Hedging Agreement, if applicable) and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Acceptance and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SCHEDULE 1

to

Assignment and Acceptance

Effective Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Percentage Assigned of Applicable Loan/Commitment:

Loan/Commitment	Principal Amount Assigned	Percentage Assigned of applicable Loan/Commitment (set forth, to at least 15 decimals, as a percentage of the Loans and the aggregate Commitments of all Lenders thereunder)
Term Loans	$		%
Revolving Loans	$		%
Letters of Credit	$		%

[Signature Page Follows]

The terms set forth above are hereby agreed to:

as Assignor

By:
Name:
Title:

as Assignor

By:
Name:
Title:

Accepted:*

JEFFERIES FINANCE LLC,
as Administrative Agent

By:
Name:
Title:

EL POLLO LOCO, INC.

By:
Name:
Title:

*	To be completed to the extent consent of Borrower and/or the Administrative Agent is required under Section 11.04(b) of the Credit Agreement.

EXHIBIT B

[Form of]

BORROWING REQUEST

Jefferies Finance LLC,

as Administrative Agent for

the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Account Manager – El Pollo Loco (First Lien)

Facsimile: (212) 284-3444

[General Electric Capital Corporation]1

Re: El Pollo Loco, Inc.	[Date]

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement (the “Credit Agreement”) dated as of October 11, 2013, among El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, Jefferies Finance LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and General Electric Capital Corporation, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and that in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

[1]	For Revolving Loans.

Form of Borrowing Request

(A)	Class of Borrowing:	[Revolving Borrowing] [Term Borrowing]

(B)	Principal amount of Borrowing:[1]

(C)	Date of Borrowing (which is a Business Day):

(D)	Type of Borrowing:	[ABR Borrowing] [Eurodollar Borrowing]

(E)	Interest Period and the last day thereof:[2]

(F)	Funds are requested to be disbursed to Borrower’s (or, if applicable, Loan Party’s) account with:

Account No.

Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b)-(d) of the Credit Agreement are satisfied as of the proposed date of Borrowing (specified above).

[Signature Page Follows]

[1]	See Section 2.02(a) or Section 2.18 of the Credit Agreement for minimum borrowing amounts.
[2]	To be inserted if a Eurodollar Borrowing and shall be subject to the definition of “Interest Period” in the Credit Agreement.

Form of Borrowing Request

EL POLLO LOCO, INC.

By:
Name:
Title:

Form of Borrowing Request

EXHIBIT C

[Form of]

COMPLIANCE CERTIFICATE

This compliance certificate (this “Certificate”) is delivered to you pursuant to Section 5.01(d) of the First Lien Credit Agreement (the “Credit Agreement”) dated as of October 11, 2013, among El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, Jefferies Finance LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and General Electric Capital Corporation, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [specify type of Financial Officer] of Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. Attached hereto as Attachment 1 are the financial statements for the fiscal [quarter][year] ended [                    ] (the “Financial Statements”). I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.10 of the Credit Agreement.

[5. Attached hereto as Attachment 3 are the computations showing Borrower’s calculation of “Excess Cash Flow.”]1

IN WITNESS WHEREOF, I execute this Certificate this              day of     , 20    .

By:
Name:
	Title:	[Financial Officer]

[1]	To be inserted only in connection with the delivery of annual financial statements pursuant to Section 5.01(a) of the Credit Agreement.

Form of Compliance Certificate

ATTACHMENT 1

TO

COMPLIANCE CERTIFICATE

Financial Statements

The information described herein is as of [                    ], and pertains to [the fiscal [quarter] [year] ended [                    ]].

Form of Compliance Certificate

ATTACHMENT 2

TO

COMPLIANCE CERTIFICATE

[Set forth calculation of financial covenants]

Form of Compliance Certificate

ATTACHMENT 3

TO

COMPLIANCE CERTIFICATE2

[Set forth calculation of Excess Cash Flow]

[2]	To be inserted only in connection with the delivery of annual financial statements pursuant to Section 5.01(a) of the Credit Agreement.

Form of Compliance Certificate

EXHIBIT D

[Form of]

INTERCOMPANY NOTE

INTERCOMPANY SUBORDINATED DEMAND PROMISSORY NOTE

Note Number:	Dated: , 20

FOR VALUE RECEIVED, Parent (as defined below), and each of its Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this intercompany subordinated demand promissory note (this “Promissory Note”) as a Payor (as defined below) promises to pay to the order of such other Group Member that makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Unless otherwise defined herein, terms defined in the Credit Agreement (hereinafter defined) and used herein shall have the meanings given to them in the First Lien Credit Agreement (the “Credit Agreement”) dated as of October 11, 2013, among El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, Jefferies Finance LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and General Electric Capital Corporation, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”).

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Each Payor and any endorser of this Promissory Note hereby waives (to the extent permitted by applicable law) presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is a Loan Party to the First Lien Collateral Agent, for the benefit of the Secured Parties under the First Lien Credit Agreement, as security for such Payee’s Obligations under the Credit Agreement and Specified Hedging Agreement Obligations, the Security Agreements, the other Loan Documents and any Specified Hedging Agreement to which such Payee is a party. Each Payor acknowledges and agrees that, upon the occurrence and during the continuation of an Event of Default under the Credit Agreement, the Collateral Agent may, from time to time, exercise all the rights and remedies of the Payees that are Loan Parties under this Promissory Note in accordance with the terms and conditions of the Intercreditor Agreement, the Credit Agreement, the Security Agreements and the other Loan Documents and such exercise of rights and remedies will not be subject to any abatement, reduction, recoupment, defense (other than indefeasible payment in full in cash), setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of the obligations of any Payor that is a Loan Party under this Promissory Note, or against

Form of Intercompany Note

any of their respective properties, shall be subordinate and subject in right of payment to the Obligations under the Credit Agreement and Specified Hedging Agreement Obligations until all of such Obligations (other than unasserted contingent indemnification obligations) and the Specified Hedging Agreement Obligations (other than unasserted contingent indemnification obligations) have been performed and indefeasibly paid in full in immediately available funds, no Letters of Credit are outstanding (unless Cash Collateralized), the Commitments under the Credit Agreement have been terminated and the Specified Hedging Agreements have been terminated; provided, that each Payor may make payments to the applicable Payee so long as no Event of Default under the Credit Agreement shall have occurred and be continuing; and provided further, that upon the waiver, remedy or cure of each such Event of Default, so long as no other Event of Default under the Credit Agreement shall have occurred and be then continuing, such payments shall be permitted, including any payment to bring any missed payments during the period of such Event of Default, current. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor that is a Loan Party (whether constituting part of the security or collateral given to the Collateral Agents or any Secured Party under the Credit Agreement to secure payment of all or any part of the Obligations under the Credit Agreement, the Specified Hedging Agreement Obligations or otherwise) shall be and hereby are subordinated to the rights of the Collateral Agents or any Secured Party under the Credit Agreement in such assets. Except as expressly permitted by the Credit Agreement, the other Loan Documents and any Specified Hedging Agreement, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Obligations under the Credit Agreement (other than unasserted contingent indemnification obligations) and the Specified Hedging Agreement Obligations (other than unasserted contingent indemnification obligations) shall have been performed and indefeasibly paid in full in immediately available funds, no Letters of Credit are outstanding (unless Cash Collateralized), the Commitments under the Credit Agreement have been terminated and the Specified Hedging Agreements have been terminated.

This Promissory Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Promissory Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any other Group Member, and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Payee to any other Group Member (except any amendments or amendments and restatements of this Promissory Note made in accordance with the terms of the Credit Agreement or any supplements to Schedule A hereto made hereby in accordance with the terms hereof).

THIS PROMISSORY NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The terms and provisions of this Promissory Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable Legal Requirements by a Governmental Authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Promissory Note in any jurisdiction.

Form of Intercompany Note

From time to time after the date hereof, additional Subsidiaries of Parent may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Promissory Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Promissory Note by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Promissory Note.

[Signature Page Follows]

Form of Intercompany Note

IN WITNESS WHEREOF, each Payor and Payee has caused this Intercompany Subordinated Demand Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[PAYEE/PAYOR]

By:
Name:
Title:

Form of Intercompany Note

SCHEDULE A

TRANSACTIONS

ON

INTERCOMPANY DEMAND PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

Form of Intercompany Note

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                          all of its right, title and interest in and to the Intercompany Subordinated Demand Promissory Note, dated October 11, 2013 (as amended, supplemented, replaced or otherwise modified from time to time, the “Promissory Note”), made by Parent and each Subsidiary thereof or any other person that becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) that are Loan Parties on the date of the Promissory Note. From time to time after the date thereof, additional Subsidiaries of the Group Members shall become parties to the Promissory Note (each, an “Additional Payee”) and, if such Subsidiaries are or will become Loan Parties, a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other person becomes or fails to become or ceases to be a Payee under the Promissory Note or hereunder.

Dated:

[PAYEE], as a Payee

By:
Name:
Title:

Form of Intercompany Note

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

[Date]

Jefferies Finance LLC,

as Administrative Agent for

the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Account Manager – El Pollo Loco (First Lien)

Telecopy: (212) 284-3444

Re: El Pollo Loco, Inc. Ladies and Gentlemen:

Pursuant to Section 2.08 of the First Lien Credit Agreement (the “Credit Agreement”) dated as of October 11, 2013, among El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, Jefferies Finance LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and General Electric Capital Corporation, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”), Borrower hereby gives the Administrative Agent notice that Borrower hereby requests:

[Option A - Conversion of Eurodollar Borrowings to ABR Borrowings: to convert $         in principal amount of presently outstanding Eurodollar          Borrowings1 with a final Interest Payment Date of             ,          to ABR Borrowings on            ,          (which is a Business Day).]

[Option B - Conversion of ABR Borrowings to Eurodollar Borrowings: to convert $         in principal amount of presently outstanding ABR          Borrowings2 to Eurodollar Borrowings on             ,          (which is a Business Day). The Interest Period for such Eurodollar Borrowings is          month[s].]

[Option C - Continuation of Eurodollar Borrowings as Eurodollar Borrowings: to continue as Eurodollar Borrowings $         in presently outstanding Eurodollar          Borrowings3 with a final Interest Payment Date of             ,          (which is a Business Day). The Interest Period for such Eurodollar Borrowings is         month[s].]

[1]	Identify as Eurodollar Term Borrowings or Eurodollar Revolving Borrowings.
[2]	Identify as ABR Term Borrowings or ABR Revolving Borrowings.
[3]	Identify as Eurodollar Term Borrowings or Eurodollar Revolving Borrowings.

E-1

Very truly yours,

EL POLLO LOCO, INC.

By:
Name:
Title

E-2

EXHIBIT F

[RESERVED]

F-1

EXHIBIT G

[Form of]

LC REQUEST

[Date]

Jefferies Finance LLC,

as Administrative Agent

for the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Account Manager – El Pollo Loco (First Lien)

General Electric Capital Corporation.,

as Issuing Bank

[Address]

Attention: Account Manager – El Pollo Loco (First Lien)

Re: El Pollo Loco, Inc. Ladies and Gentlemen:

The undersigned, El Pollo Loco, Inc., a Delaware corporation (“Borrower”), hereby makes reference to that certain First Lien Credit Agreement (the “Credit Agreement”) dated as of October 11, 2013, among El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, Jefferies Finance LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and General Electric Capital Corporation, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. Borrower hereby gives notice, pursuant to Section 2.17(b) of the Credit Agreement, that Borrower hereby requests the issuance of a Letter of Credit under the Credit Agreement, and in connection therewith sets forth below the information relating to such issuance (the “Proposed Issuance”):

(i)	The requested date of the Proposed Issuance: (which is a Business Day)

(ii)	The face amount of the proposed Letter of Credit: $

(iii)	The requested expiration date of such Letter of Credit:

(iv)	The Proposed Issuance is requested for the account of [Borrower] [Subsidiary (provided that Borrower shall remain jointly and severally liable as co-applicant)].
(v)	The name and address of the beneficiary of such requested Letter of Credit is:

(vi)

Any documents to be presented by such beneficiary in connection with any drawing under the requested Letter of Credit, including any certificate(s), application or form of such requested Letter of Credit, are attached hereto as Attachment 1 or described therein.

In connection with a request for an amendment, renewal or extension of any outstanding Letter of Credit, Borrower sets forth the information below relating to such proposed amendment, renewal or extension:

(i)	A copy of the outstanding Letter of Credit requested to be amended, renewed or extended is attached hereto as Attachment 2.

(ii)	The proposed date of amendment, renewal or extension thereof: (which shall be a Business Day)

(iii)	The nature of the proposed amendment, renewal or extension:

The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Proposed Issuance or, as applicable, on the date that any amendment, renewal or extension of an outstanding Letter of Credit becomes effective hereunder:

(A) the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of the date of the Proposed Issuance, before and immediately after giving effect to the Proposed Issuance requested hereby, as though made on and as of such date, other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date of the Proposed Issuance;

(B) As of the date of and immediately after giving effect to the Proposed Issuance and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing.; and

(C) the LC Exposure does not exceed the LC Commitment and the aggregate amount of Revolving Exposures does not exceed the total Revolving Commitments.

Very truly yours,

EL POLLO LOCO, INC.

By:
Name:
Title:

ATTACHMENT 1

TO

LC REQUEST

[Documents to be Presented in Connection with any Drawing under the Requested Letter of Credit]

ATTACHMENT 2

TO

LC REQUEST

[Outstanding Letter of Credit]

EXHIBIT H

[FORM OF]

FEE MORTGAGE

Attached

H-1

EXHIBIT I-1

[Form of]

TERM NOTE

$[ ]	New York, New York
[ ]

FOR VALUE RECEIVED, the undersigned, El Pollo Loco, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [                    ] or its registered assigns (the “Lender”) on the Term Loan Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of [        ] DOLLARS or, if less, the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement , the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the First Lien Credit Agreement (the “Credit Agreement”) dated as of October 11, 2013, among El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, Jefferies Finance LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and General Electric Capital Corporation, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”). This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive (to the extent permitted by applicable law) presentment, demand, protest and all other notices of any kind.

I-1-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EL POLLO LOCO, INC.,
as Borrower

By:
Name:
Title:

I-1-2

EXHIBIT I-2

[Form of]

REVOLVING NOTE

$[ ]	New York, New York
[ ]

FOR VALUE RECEIVED, the undersigned, El Pollo Loco, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [                    ] or its registered assigns (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) [        ] DOLLARS and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the First Lien Credit Agreement (the “Credit Agreement”) dated as of October 11, 2013, among El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, Jefferies Finance LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and General Electric Capital Corporation, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”). This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive (to the extent permitted by applicable law) presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

I-2-1

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EL POLLO LOCO, INC.,
as Borrower

By:
Name:
Title:

I-2-2

EXHIBIT I-3

[Form of]

SWING LINE NOTE

$[ ]	New York, New York
[ ]

FOR VALUE RECEIVED, the undersigned, El Pollo Loco, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [                    ] or its registered assigns (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) [        ] DOLLARS and (b) the aggregate unpaid principal amount of all Swing Line Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Swing Line Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the First Lien Credit Agreement (the “Credit Agreement”) dated as of October 11, 2013, among El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, Jefferies Finance LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and General Electric Capital Corporation, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”). This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive (to the extent permitted by applicable law) presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

I-3-1

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EL POLLO LOCO, INC.,
as Borrower

By:
Name:
Title:

I-3-2

EXHIBIT J-1

[Form of]

PERFECTION CERTIFICATE

In connection with a proposed transaction by and among El Pollo Loco, Inc., a Delaware corporation (“El Pollo”), EPL Intermediate, Inc., a Delaware corporation (“Intermediate”), and any other grantor identified below (together with El Pollo and Intermediate, the “Grantors”), certain financial institutions (the “Lenders”) and Jefferies Finance LLC, as administrative agent and collateral agent for the Lenders (in such capacities, the “Agent”), each Grantor hereby certifies as follows:

I.	CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if a particular Grantor is an individual, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not Federal Taxpayer Identification Number) of each Grantor are as follows:

Name of Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/Formation	Organizational Identification Number

B. Chief Executive Offices and Mailing Addresses. The chief executive office address (or the principal residence if a particular Grantor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of each Grantor are as follows:

Name of Grantor	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)

C. Special Grantors. Except as specifically identified below none of the Grantors is a: (i) transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

Name of Grantor	Type of Special Grantor

D. Trade Names/Assumed Names.

Current Trade Names. Set forth below is each trade name or assumed name currently used by any Grantor or by which any Grantor is known or is transacting any business:

Grantor	Trade/Assumed Name

J-1-1

E. Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, no Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) in the past five (5) years:

Grantor	Date of Change	Description of Change

F. Prior Addresses.

Except as set forth below, no Grantor has changed its chief executive office, or principal residence if a particular Grantor is a natural person in the past five (5) years:

Grantor	Prior Address/City/State/Zip Code

G. Acquisitions of Equity Interests or Assets.

Except as set forth below, no Grantor has acquired the equity interests of another entity or substantially all the assets of another entity in the past five (5) years:

Grantor	Date of Acquisition	Description of Acquisition

H. Corporate Ownership and Organizational Structure.

Attached as Exhibit A hereto is a true and correct chart showing the ownership relationship of each Grantor and all of its affiliates.

II.	INFORMATION REGARDING CERTAIN COLLATERAL

A. Investment Related Property

1. Equity Interests. Set forth below is a list of all equity interests owned by each Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Issuer	Grantor	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

2. Securities Accounts. Set forth below is a list of all securities accounts in which any Grantor customarily maintains securities or other assets having an aggregate value in excess of $10,000:

Account Holder	Institution	Account Number	Type

3. Deposit Accounts. Set forth below is a list of all bank accounts (checking, savings, money market or the like) for each Grantor:

Account Holder	Institution	Account Number	Type

J-1-2

4. Debt Securities & Instruments. Set forth below is a list of all debt securities and instruments owed to any Grantor in the principal amount of greater than $10,000:

Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

None.

B. Intellectual Property. Set forth below is a list of all copyrights, patents, and trademark, all applications and licenses thereof and other intellectual property owned or used, or hereafter adopted, held or used, by each Grantor:

1. Copyrights, Copyright Applications and Copyright Licenses

Grantor	Title	Filing Date/Issued Date	Status	Application/Registration No.

2. Patents, Patent Applications and Patent Licenses

Grantor	Title	Filing Date/Issued Date	Status	Application/Registration No.

3. Trademarks, Trademark Applications and Trademark Licenses

Grantor	Title	Filing Date/Issued Date	Status	Application/Registration No.

C. Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties. Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than any Grantor have possession of any material amount (fair market value of $10,000 or more) of tangible personal property of any Grantor:

D. Tangible Personal Property in Former Article 9 Jurisdictions and Canada. Set forth below are all the locations within the Commonwealth of Puerto Rico and any Province of Canada where any Grantor currently maintains or has maintained any material amount (fair market value of $10,000 or more) of its tangible personal property (including goods, inventory and equipment) of such Grantor (whether or not in the possession of such Grantor) in the past five (5) years:

Grantor	Address/City/Province or Commonwealth

E. Real Estate Related UCC Collateral

1. Fixtures. Set forth below is a summary chart of the counties in which any Grantor owns or leases any real property and a chart of all the locations where any Grantor owns or leases any real property:

Mortgages

F. Books and Records. Set forth below are all the locations where any Grantor maintains any books or records relating to any Collateral (as defined in that certain Credit Agreement, dated as of June 14, 2011 among El Pollo Loco, Inc., EPL Intermediate, Inc., certain other parties thereto and Jefferies Finance LLC, as administrative agent and as collateral agent) other than any Grantor’s Chief Executive Office:

Collateral	Location of Books or Records

J-1-3

G. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions set forth below, all of the Collateral has been originated by each Grantor in the ordinary course of business or consists of goods which have been acquired by such Grantor in the ordinary course of business from a person in the business of selling goods of that kind in the past five (5) years:

Description of transaction

H. Advances. Set forth below are (i) all advances made by any Grantor to any other Grantor as of the date hereof and (ii) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to any Grantor as of the date hereof:

Description of advance or unpaid intercompany transfer

I. Commercial Tort Claims. Set forth below are all “commercial tort claims” (as defined in Article 9 of the UCC) held by each Grantor, including a brief description thereof, which have a value reasonably believed by the Grantor to be, individually or in the aggregate, in excess of $100,000:

Description of claim

J. Letter-of-Credit Rights. Set forth below are all letters of credit issued in favor of each Grantor, as beneficiary thereunder, except to the extent that the face amount, individually or in the aggregate, of all letters of credit not identified below does not exceed $100,000.

K. Motor Vehicles. Set forth below are all motor vehicles (covered by certificates of title or ownership) valued, individually or in the aggregate, at over $100,000 and owned by each Grantor, and the owner and approximate value of such motor vehicles:

Motor vehicle	Owner	Approximate amount

J-1-4

IN WITNESS WHEREOF, each of the undersigned hereto has caused this Perfection Certificate to be executed as of this [—] day of [—] 20[—] by its officer thereunto duly authorized.

EL POLLO LOCO, INC.

By:
Name:
Title:

EPL INTERMEDIATE, INC.

By:
Name:
Title:

J-1-5

EXHIBIT A

ORGANIZATIONAL STRUCTURE

J-1-6

Schedule II.B.1

El Pollo Loco, Inc.

United States Copyright Registrations and Applications

J-1-7

Schedule II.B.3

El Pollo Loco, Inc.

United States Trademark Registrations and Applications

El Pollo Loco, Inc.

United States Trademark Licenses

J-1-8

Schedule III.C

Leased Property

Unit	City, State

Sub-Leased Property

J-1-9

EXHIBIT J-2

PERFECTION CERTIFICATE SUPPLEMENT

Reference is hereby made to (i) that certain First Lien Security Agreement, dated as of October 11, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), is made by El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), and the subsidiary guarantors from time to time party hereto by execution of this Agreement or otherwise by execution of a Joinder Agreement (together with Parent, the “Guarantors”), as pledgors, assignors and debtors (Borrower, together with the Guarantors, and together with any successors, the “Pledgors,” and each, a “Pledgor”), is in favor of Jefferies Finance LLC (“Jefferies”), in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”) and (ii) that certain First Lien Credit Agreement (the “Credit Agreement”) dated as of October 11, 2013, among El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, Jefferies Finance LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and General Electric Capital Corporation, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. This Perfection Certificate Supplement is delivered pursuant to Section 5.13(b) of the Credit Agreement.

The undersigned hereby certify to the Administrative Agent and each of the Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1. Current Information. (a) Except as listed on Schedule 1(a) hereto, Section I(A) of the Prior Perfection Certificate sets forth the full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if a particular Grantor is an individual, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not Federal Taxpayer Identification Number) of each Grantor.

(b) Except as listed on Schedule 1(b) hereto, Section I(B) of the Prior Perfection Certificate sets forth the chief executive office address (or the principle residence is a particular Grantor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of each Grantor.

(c) Except as listed on Schedule 1(c) hereto or as listed in Section I(C) of the Prior Perfection Certificate, none of the Grantors is a: (i) transmitting utility (as defined in UCC Section 9102(a)(80)), (ii) primarily engaged in farming operations (as defined in UCC Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the Federal Aviation Act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

(d) Except as listed on Schedule 1(d) hereto, Section I(D) of the Prior Perfection Certificate sets forth each trade name or assumed name currently used by any Grantor or by which any Grantor is known or is transacting any business.

J-2-1

(e) Except as listed on Schedule 1(e) hereto or as listed in Section I(E) of the Prior Perfection Certificate, no Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise).

(f) Except as listed on Schedule 1(f) hereto or as listed in Section I(F) of the Prior Perfection Certificate, no Grantor has changed its chief executive office, or principal residence if a particular Grantor is a natural person.

(g) Except as listed on Schedule 1(g) hereto or as listed in Section I(G) of the Prior Perfection Certificate, no Grantor has acquired the equity interests of another entity or substantially all the assets of another entity.

(h) [Attached as Exhibit A hereto] [Exhibit A of the Prior Perfection Certificate] is a true and correct chart showing the ownership relationship of each Grantor and all of its affiliates.

2. Information Regarding Certain Collateral.

(a)	(i)	Except as listed on Schedule 2(a)(i) hereto, Section II(A)(1) of the Prior Perfection Certificate sets forth a list of all equity interests owned by each Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust).

	(ii)	Except as listed on Schedule 2(a)(ii) hereto, Section II(A)(2) of the Prior Perfection Certificate sets forth a list of all securities accounts in which any Grantor customarily maintains securities or other assets having an aggregate value in excess of $100,000.

	(iii)	Except as listed on Schedule 2(a)(iii) hereto, Section II(A)(3) of the Prior Perfection Certificate sets forth a list of all bank accounts (checking, savings, money market or the like) of each Grantor.

	(iv)	Except as listed on Schedule 2(a)(iv) hereto, Section II(A)(4) of the Prior Perfection Certificate sets forth a list of all debt securities and instruments owed to any Grantor in the principal amount of greater than $100,000.

(b) Except as listed on Schedule 2(b) hereto, Section II(B) of the Prior Perfection Certificate sets forth a list of all copyrights, patents, and trademark, all applications and licenses thereof and other intellectual property owned or used, or hereafter adopted, held or used, by each Grantor.

(c) Except as listed on Schedule 2(c) hereto or as listed in Section II(C) of the Prior Perfection Certificate (including any applicable schedule thereto), no persons (including, without limitation, warehousemen and bailees) other than any Grantor have possession of any material amount (fair market value of $200,000 or more) of tangible personal property of any Grantor.

(d) Except as listed on Schedule 2(d) hereto, Section II(D) of the Prior Perfection Certificate sets forth all the locations within the Commonwealth of Puerto Rico and any Province of Canada where any Grantor currently maintains or has maintained any material amount (fair market value of $200,000 or more) of its tangible personal property (including goods, inventory and equipment) of such Grantor (whether or not in the possession of such Grantor).

J-2-2

(e) Except as listed on Schedule 2(e) hereto, Section II(E) of the Prior Perfection Certificate (including any applicable schedule thereto) sets forth a summary chart of the counties in which any Grantor owns or leases any real property and a chart of all the locations where any Grantor owns or leases any real property.

(f) Except as listed on Schedule 2(f) hereto, Section II(F) of the Prior Perfection Certificate sets forth all the locations where any Grantor maintains any books or records relating to any Collateral.

(g) Except for those purchases, acquisitions and other transactions set forth on Schedule 2(g) hereto or in Section II(G) of the Prior Perfection Certificate, all of the Collateral has been originated by each Grantor in the ordinary course of business or consists of goods which have been acquired by such Grantor in the ordinary course of business from a person in the business of selling goods of that kind.

(h) Except as listed on Schedule 2(h) hereto, Section II(H) of the Prior Perfection Certificate sets forth (i) all advances made by any Grantor to any other Grantor as of the date hereof and (ii) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to any Grantor as of the date hereof.

(i) Except as listed on Schedule 2(i) hereto, Section II(I) of the Prior Perfection Certificate sets forth all “commercial tort claims” (as defined in Article 9 of the UCC) held by each Grantor, including a brief description thereof, which have a value reasonably believed by the Grantor to be, individually or in the aggregate, in excess of $500,000.

(j) Except as listed on Schedule 2(j) hereto, Section II(J) of the Prior Perfection Certificate sets forth all letters of credit issued in favor of each Grantor, as beneficiary thereunder, except to the extent that the face amount, individually or in the aggregate, of all letters of credit not identified below does not exceed $200,000.

(k) Except as listed on Schedule 2(k) hereto, Section II(K) of the Prior Perfection Certificate sets forth all motor vehicles (covered by certificates of title or ownership) valued, individually or in the aggregate, at over $200,000 and owned by each Grantor, and the owner and approximate value of such motor vehicles.

3. No Change. The undersigned knows of no anticipated change in any of the circumstances or with respect to any of the matters contemplated in Sections 1 and 2 hereto except as set forth on Schedule 3 hereto.

The undersigned, on behalf of each Grantor, hereby authorize the Collateral Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted or to be granted to the Collateral Agent under the Security Agreement. Such financing statements may describe the collateral in the same manner as described in the Security Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Collateral Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

Dated: [                    ]

J-2-3

[The remainder of this page has been intentionally left blank]

J-2-4

IN WITNESS WHEREOF, each of the undersigned hereto has caused this Perfection Certificate Supplement to be executed as of this [    ] day of [        ], 20[    ] by its officer thereunto duly authorized.

EL POLLO LOCO, INC.

By:
Name:
Title:

EPL INTERMEDIATE, INC.

By:
Name:
Title:

[[INSERT ALL OTHER GUARANTORS]

By:
Name:
Title: ]

J-2-5

Schedule 1(a)

to Perfection Certificate Supplement

Legal Names, Etc.

Name of Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number[3]

[3]	If a Grantor does not have an organizational identification number, please indicate “none.” Additionally, organizational identification numbers are not required for entities organized under the laws of New York, Delaware, Connecticut, Georgia or Ohio for financing statements filed in such states. Such organizational identification numbers nevertheless may be required for financing statements filed in respect of entities organized under the foregoing states but filed in other states, e.g., in respect of fixtures.

J-2-6

Schedule 1(b)

to Perfection Certificate Supplement

Chief Executive Offices and Mailing Addresses

Name of Grantor	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)

J-2-7

Schedule 1(c)

to Perfection Certificate Supplement

Special Grantors

Name of Grantor	Type of Special Grantor

J-2-8

Schedule 1(d)

to Perfection Certificate Supplement

Trade Names/Assumed Names

Grantor	Trade/Assumed Name

J-2-9

Schedule 1(e)

to Perfection Certificate Supplement

Changes in Names, Jurisdiction of Organization or Corporate Structure

Grantor	Date of Change	Description of Change

J-2-10

Schedule 1(f)

to Perfection Certificate Supplement

Prior Addresses

Grantor	Prior Address/City/State/Zip Code

J-2-11

Schedule 1(g)

to Perfection Certificate Supplement

Acquisitions of Equity Interests or Assets

Grantor	Date of Acquisition	Description of Acquisition

J-2-12

Schedule 2(a)(i)

to Perfection Certificate Supplement

Equity Interests

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

J-2-13

Schedule 2(a)(ii)

to Perfection Certificate Supplement

Securities Accounts

Grantor	Type of Account	Name & Address of Financial Institutions

J-2-14

Schedule 2(a)(iii)

to Perfection Certificate Supplement

Deposit Accounts

Account Holder	Institution	Account Number	Type	Reference

J-2-15

Schedule 2(a)(iv)

to Perfection Certificate Supplement

Debt Securities & Instruments

Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

J-2-16

Schedule 2(b)

to Perfection Certificate Supplement

Intellectual Property

Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

J-2-17

Schedule 2(c)

to Perfection Certificate Supplement

Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties

Grantor	Property	Name & Address of Warehouseman, Bailee or Other Third Party

J-2-18

Schedule 2(d)

to Perfection Certificate Supplement

Tangible Personal Property in Former Article 9 Jurisdictions and Canada

Grantor	Address/City/Province or Commonwealth

J-2-19

Schedule 2(e)

to Perfection Certificate Supplement

Real Estate Related UCC Collateral

Mortgages

Unit	Address	City/State

Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Arrangements

Unit	Address	City, State	Lease	Landlord	Tenant	Lease Date	Expiration

J-2-20

Schedule 2(f)

to Perfection Certificate Supplement

Books and Records

Collateral	Location of Books or Records

J-2-21

Schedule 2(g)

to Perfection Certificate Supplement

Extraordinary Transactions

Description of transaction

J-2-22

Schedule 2(h)

to Perfection Certificate Supplement

Advances

Description of advance or unpaid intercompany transfer

J-2-23

Schedule 2(i)

to Perfection Certificate Supplement

Commercial Tort Claims

Description of claim

J-2-24

Schedule 2(j)

to Perfection Certificate Supplement

Letter-of-Credit Rights

Description of letter-of-credit right	Amount

J-2-25

Schedule 2(k)

to Perfection Certificate Supplement

Motor Vehicles

Motor vehicle	Owner	Approximate amount

J-2-26

Schedule 3

to Perfection Certificate Supplement

No Change

Description of change

J-2-27

Exhibit A

to Perfection Certificate Supplement

Corporate Ownership and Organizational Structure

[Chart to be attached]

J-2-28

EXHIBIT K

[Form of]

SECURITY AGREEMENT

[Separately provided]

K-1

EXHIBIT L

[Form of]

NON-BANK CERTIFICATE

Reference is made to the First Lien Credit Agreement (the “Credit Agreement”) dated as of October 11, 2013, among El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, Jefferies Finance LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and General Electric Capital Corporation, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”).

Pursuant to Section 2.15(e) of the Credit Agreement, the undersigned certifies that it is not a bank (as such term is used in Section 881(c)(3)(A), of the Internal Revenue Code of 1986, as amended).

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:             , 20

L-1

EXHIBIT M

[Form of]

SOLVENCY CERTIFICATE

Reference is made to First Lien Credit Agreement (the “Credit Agreement”) dated as of October 11, 2013, among El Pollo Loco, Inc., a Delaware corporation (“Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors, the Lenders, Jefferies Finance LLC as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and General Electric Capital Corporation, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement. The undersigned, [[            ], Chief Financial Officer of Borrower][ [            ], Chief Executive Officer of Borrower], solely in [his/her] capacity as [Chief Financial Officer][Chief Executive Officer] of Borrower does hereby certify as of the date hereof pursuant to Section 4.01(h) of the Credit Agreement, as follows:

Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension, in each case, on the Closing Date:

(a)	The fair value of the properties of the Loan Parties, taken as a whole on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair saleable value of the property of the Loan Parties, taken as a whole on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, taken as a whole, as such debts and other liabilities become absolute and matured;

(c)	The Loan Parties, taken as a whole on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

(d)	The Loan Parties, taken as a whole on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and are proposed, contemplated or about to be conducted following the Closing Date;

(e)	For purposes of this solvency certificate (this “Certificate”), the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability and takes into account contractual and common law rights of contribution among the Guarantors, including the rights of contribution set forth in Section 7.10 of the Credit Agreement;

(f)	No Loan Party intends, in consummating the transactions contemplated by the Credit Agreement, to hinder, delay, or defraud either present or future creditors;

(g)	In reaching the conclusions set forth in this Certificate, the undersigned has considered, among other things:

(i)	the Financial Statements;

(ii)	the values of each Loan Party’s real property, equipment, inventory, accounts receivable and all other property of each Loan Party, real and personal, tangible and intangible;

(iii)	all Indebtedness of each Loan Party known to the undersigned, including, among other things, any claims arising out of pending or, to the knowledge of any Loan Party, threatened litigation against each Loan Party;

(iv)	historical and anticipated changes in the sales volume of each Loan Party;

(v)	the customary terms of trade payables of each Loan Party;

(vi)	the amount of the credit extended by and to customers of each Loan Party; and

(vii)	the level of capital customarily maintained by each Loan Party; and

(h)	In reaching the conclusions set forth in this Certificate, the undersigned has made such other inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by each Loan Party after consummation of the Transactions. The undersigned has not in connection with this Certificate engaged the services of any independent expert on asset valuation or appraisal. This certificate is being executed and delivered by the undersigned in his capacity as an officer of the Company and no personal liability will attach to the undersigned in connection with the execution and delivery of this certificate.

The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Certificate in connection with each Credit Extension made to Borrower pursuant to the Credit Agreement.

[Signature Page Follows]

EL POLLO LOCO, INC.

By:
Name:
	Title:	Chief Financial Officer

EXHIBIT N

[Form of]

MANAGEMENT FEE SUBORDINATION AGREEMENT

[Separately provided]

N-1

EXHIBIT O

[Form of]

INTERCREDITOR AGREEMENT

[Separately provided]

O-1